American Apparel, Inc. 8-K

EXECUTION VERSION

Exhibit 10.1

AMENDMENT NO. 5

This Amendment No. 5 is entered as of February 6, 2013 (this “Amendment”), among:

(a)         AMERICAN APPAREL (USA) LLC, a California limited liability company (“AA USA”) as a Borrower and as the Borrower Representative for the other Borrowers;

(b)         AMERICAN APPAREL RETAIL, INC., a California corporation (“AA Retail”), AMERICAN APPAREL DYEING & FINISHING, INC., a California corporation (“AA Dyeing & Finishing”), KCL KNITTING, LLC, a California limited liability company (“KCL Knitting”), AMERICAN APPAREL (CARNABY) LIMITED, a company organized under the laws of England and Wales (“AA UK Carnaby”) and AMERICAN APPAREL (UK) LIMITED, a company organized under the laws of England and Wales (“AA UK Limited” and together with AA UK Carnaby, the “AA UK Subsidiaries”, and together with AA USA, AA Retail, AA Dyeing & Finishing and KCL Knitting, each individually, a “Borrower” and collectively, the “Borrowers”);

(c)          the other Credit Parties party hereto;

(d)         CRYSTAL FINANCIAL LLC and each other Lender party hereto;

(e)         CRYSTAL FINANCIAL LLC, as Administrative Agent;

(f)          CRYSTAL FINANCIAL LLC, as Swing Line Lender;

(g)         CRYSTAL FINANCIAL LLC, as L/C Issuer; and

(h)         SALUS CAPITAL PARTNERS, LLC, as Documentation Agent.

W I T N E S S E T H:

WHEREAS, reference is made to the Credit Agreement, dated as of March 13, 2012 (as amended, restated, amended and restated, supplemented or modified and otherwise in effect to the date hereof, the “Credit Agreement”; capitalized terms used herein without definition shall have the meaning assigned to such terms in the Credit Agreement after giving effect to Section 1 below), among the Borrowers, each other Credit Party party thereto, the Lenders, the Administrative Agent, the Swing Line Lender, the L/C Issuer and the Documentation Agent;

WHEREAS, the Borrowers, each other Credit Party, the Lenders, the Administrative Agent, the Swing Line Lender, the L/C Issuer and the Documentation Agent desire to amend certain provisions of the Credit Agreement as herein set forth; and

NOW THEREFORE, in consideration of the foregoing recitals, mutual agreements contained herein and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Borrowers, each other Credit Party, the Lenders, the Administrative Agent, the Swing Line Lender, the L/C Issuer and the Documentation Agent hereby agree as follows:

1.           Amendments to Credit Agreement. Subject to the satisfaction of each of the conditions set forth in Section 2, the Credit Agreement is hereby amended as set forth on Exhibit A attached hereto such that all of the newly inserted and underscored provisions and any formatting changes reflected herein shall be deemed inserted and all of the stricken provisions shall be deemed to be deleted therefrom.

2.           Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)       The Administrative Agent’s receipt of the following, each of which shall be originals or facsimile or other electronic image transmission (e.g., “PDF” or “TIF” via electronic mail), followed promptly by originals, unless otherwise specified, each properly executed by a member of the Senior Management or directors of the signing Credit Party, each dated the date hereof and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)        duly executed counterparts of this Amendment, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)       an officer’s certificate of each Credit Party, either (a) attaching true, correct and complete copies of (x) all Governing Documents of such Credit Party and (y) resolutions or votes of the board of directors (or equivalent governing body) of such Credit Party, authorizing such Credit Party’s entry into this Amendment and the transactions contemplated hereby or (b) certifying that (x) there has been no change to the Governing Documents mostly recently delivered to the Administrative Agent and (y) the resolutions of such Credit Party most recently delivered to the Administrative Agent are in full force and effect and authorize such Credit Party’s entry into this Amendment and the transactions contemplated hereby;

(iii)      an officer’s certificate signed by a member of the Senior Management of the Borrower Representative, certifying and attaching true, correct and complete copies of each of the Second Lien Documents dated on or about the Amendment No. 5 Effective Date, including that certain Eleventh Amendment to Credit Agreement dated the Amendment No. 5 Effective Date among the Credit Parties, the Second Lien Lenders and the Second Lien Agent, which Second Lien Documents shall be in form and substance acceptable to the Administrative Agent in all respects;

(iv)      The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and the Documentation Agent to the extent invoiced prior to the Amendment No. 5 Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings of this Amendment (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent);

(b)      the Borrowers shall have paid an amendment fee in immediately available funds in an amount equal to $150,000 to the Administrative Agent for the benefit of the Lenders in accordance with their Applicable Percentage of the Aggregate Commitments (and when received upon the effectiveness of this Amendment, the Administrative Agent agrees to remit a portion of such amendment fee to each Lender in accordance with such Lender’s Applicable Percentage of the Aggregate Commitments), which amendment fee shall be fully earned and not reimbursable or refundable and shall not be subject to reduction by way of setoff or counterclaim and which may be allocated by any such Lender to any of its affiliates or other Person;

(c)       the representations and warranties set forth in Section 3 hereof be true and correct.

3.           Representations and Warranties. Each Borrower and each Credit Party hereby represent and warrant to the Administrative Agent and each Lender that:

(a)       the execution, delivery and performance by each Borrower and each Credit Party of this Amendment, has been duly authorized by all necessary corporate or other organizational action, and do not and will not contravene the terms of any of such Person’s Governing Documents;

(b)       no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower or any Credit Party of this Amendment;

(c)       this Amendment has been duly executed and delivered by each Borrower and each Credit Party; this Amendment constitutes a legal, valid and binding obligation of each Borrower and each Credit Party, enforceable against each Borrower and each Credit Party in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity relating to enforceability (whether considered in a proceeding at law or in equity) but such principles do not make the remedies afforded by this Amendment inadequate for the practical realization of the principal benefits intended to be provided thereby;

(d)       no Default or Event of Default exists or shall exist immediately after giving effect to this Amendment; and

(e)       the representations and warranties of the Borrowers and each other Credit Party contained in Article V of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects (but without any duplication of any materiality qualifications) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (but without any duplication of any materiality qualifications) as of such earlier date, and except that for purposes of this Section 4(e), the representations and warranties contained in Section 5.02 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) respectively, of Section 6.04 of the Credit Agreement.

4.           Release. As a material inducement to the Administrative Agent, the Swing Line, each Lender, the Documentation Agent and the L/C Issuer entering into this Amendment which is to the direct advantage and benefit of Credit Parties, each Credit Party, for itself and its respective Affiliates, does hereby release, waive, relinquish, acquit, satisfy and forever discharge the Administrative Agent, the Swing Line, each Lender, the Documentation Agent, the L/C Issuer, and each other Secured Party and all of the respective past, present and future officers, directors, employees, agents, attorneys, representatives, participants, heirs, Affiliates, successors and assigns of each such Person (collectively the “Discharged Parties” and each a “Discharged Party”), from any and all manner of debts, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, costs, losses, deficiencies, diminution in value, disbursements, obligations, expenses, damages, judgments, executions, actions, suits, claims, counterclaims, demands, defenses, setoffs, objections, adverse consequences, amounts paid in settlement, and causes of action of any nature whatsoever, whether at law or in equity or otherwise, either now accrued or hereafter maturing and whether known or unknown, fixed or contingent, direct or indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, which such Credit Party or such Affiliate now has or hereafter can, shall or may have by reason of any matter, cause, thing or event occurring on or prior the date of this Amendment arising out of, in connection with or relating to (i) the Obligations, including, but not limited to, the administration or funding thereof, (ii) any of the Loan Documents or the indebtedness evidenced and secured thereby, and (iii) any other agreement or transaction between any Credit Party and any Discharged Party relating to or in connection with the Loan Documents or the transactions contemplated therein.

5.           Miscellaneous.

(a)       Loan Documents. Each Credit Party hereby affirms the payment and performance of the Obligations in accordance with the Loan Documents and affirms that such Obligations are and remain secured pursuant to the Security Documents. Except as expressly provided in this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect and are hereby ratified. Each Credit Party hereby confirms that the Obligations are and remain secured pursuant to the Security Documents. The Borrowers and each Credit Party hereby reconfirm its obligations pursuant to the Credit Agreement and the Loan Documents (as and to the extent set forth therein) to pay and reimburse the Administrative Agent, the Documentation Agent and the Lenders for all costs and expenses (including without limitation, the fees and expenses of its counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment. This Amendment constitutes a Loan Document.

(b)       The Lenders and the Administrative Agent hereby consent to the terms of the Eleventh Amendment to Credit Agreement dated as of the Amendment No. 5 Effective Date among the Credit Parties, the Second Lien Lenders and the Second Lien Agent in the form attached hereto as Exhibit B.

(c)       Limitation of this Amendment. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written. Except as expressly provided herein, this Amendment shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, or (ii) operate as a waiver or otherwise prejudice any right, power or remedy that the Administrative Agent or any Secured Party may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Credit Agreement and the Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby. This Amendment shall be construed in connection with and as part of the Credit Agreement.

(d)       Captions. Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment.

(e)       Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York, without regard to conflict of laws principles (other than Sections 5-1401 of the New York General Obligations Law). Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(f)       Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt by facsimile or electronic transmission of any executed signature page to this Amendment shall constitute effective delivery of such signature page.

(g)       Successors and Assigns. This Amendment shall be binding upon and shall inure to the sole benefit of the Borrowers, the other Credit Parties, the Administrative Agent, the Documentation Agent and Lenders and their respective permitted successors and assigns.

(h)      References. Any reference to the Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

The Borrowers:

AMERICAN APPAREL (USA) LLC

By:
Name:
Title:

AMERICAN APPAREL RETAIL, INC.

By:
Name:
Title:

AMERICAN APPAREL DYEING & FINISHING, INC.

By:
Name:
Title:

KCL KNITTING, LLC

By:
Name:
Title:

AMERICAN APPAREL (CARNABY) LIMITED

By:
Name:
Title:

AMERICAN APPAREL (UK) LIMITED

By:
Name:
Title:

The Guarantors:

AMERICAN APPAREL, INC.

By:
Name:
Title:

FRESH AIR FREIGHT, INC.

By:
Name:
Title:

The Administrative Agent:

CRYSTAL FINANCIAL LLC, as Administrative Agent

By:
Name: Rebecca Tarby
Title: Managing Director

The L/C Issuer:

CRYSTAL FINANCIAL LLC, as L/C Issuer

By:
Name: Rebecca Tarby
Title: Managing Director

The Lenders:

CRYSTAL FINANCIAL LLC, as a Lender (including as the Swing Line Lender)

By:
Name: Rebecca Tarby
Title: Managing Director

CRYSTAL FINANCIAL SPV LLC, as a Lender

By:
Name: Rebecca Tarby
Title: Managing Director

SALUS CAPITAL PARTNERS, LLC, as a Lender

By:
Name:
Title:

Exhibit A

EXECUTION VERSION
INCORPORATING AMENDMENTS 1-[~~4~~] 5

CREDIT AGREEMENT

Dated as of March 13, 2012

among

AMERICAN APPAREL (USA) LLC,
as a Borrower and as Borrower Representative,

AMERICAN APPAREL RETAIL, INC.,
AMERICAN APPAREL DYEING & FINISHING, INC.,
KCL KNITTING, LLC,
as the other Borrowers Party Hereto,

The Other Credit Parties Party Hereto,

CRYSTAL FINANCIAL LLC and the other Lenders Party Hereto,

CRYSTAL FINANCIAL LLC,
as Administrative Agent,

CRYSTAL FINANCIAL LLC,
as Swing Line Lender

and

CRYSTAL FINANCIAL LLC,
as L/C Issuer

with

SALUS CAPITAL PARTNERS, LLC,
as Documentation Agent

CRYSTAL FINANCIAL LLC,
as Sole Lead Arranger and Sole Bookrunner

i

(cont'd)

(cont'd)

(cont'd)

(cont'd)

v

(cont'd)

SCHEDULES

Page
Schedule 2.01	Commitments and Applicable Percentages
Schedule 4.01(c)	Closing Date Lien Waivers
Schedule 5.07	Litigation
Schedule 5.08	No Default
Schedule 5.17	Subsidiaries
Schedule 5.18	Environmental Compliance
Schedule 5.20	Labor Contracts
Schedule 6.20	Post Closing Obligations
Schedule 7.01	Existing Investments
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Liens
Schedule 7.06	Sale-Leasebacks
Schedule 7.08	Transactions with Affiliates
Schedule 10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Borrowing Request Notice
Exhibit B	Intentionally Omitted
Exhibit C-1	Form of Revolving Credit Note
Exhibit C-2	Form of Term Loan Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Borrowing Base Certificate
Exhibit G	Form of Prepayment Notice
Exhibit H	Form of U.S. Tax Compliance Certificates

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of March 13, 2012, among:

(a)
AMERICAN APPAREL (USA) LLC, a California limited liability company (“AA USA”) as a Borrower (as defined below) and as the Borrower Representative (as defined in Section 2.19) for the other Borrowers party hereto;

(b)
AMERICAN APPAREL RETAIL, INC., a California corporation (“AA Retail”), AMERICAN APPAREL DYEING & FINISHING, INC., a California corporation (“AA Dyeing & Finishing”), KCL KNITTING, LLC, a California limited liability company (“KCL Knitting”), AMERICAN APPAREL (CARNABY) LIMITED, a company organized under the laws of England and Wales (“AA UK Carnaby”) and AMERICAN APPAREL (UK) LIMITED, a company organized under the laws of England and Wales (“AA UK Limited” and together with AA UK Carnaby, the “AA UK Subsidiaries”, and together with AA USA, AA Retail, AA Dyeing & Finishing and KCL Knitting, each individually, a “Borrower” and collectively, the “Borrowers”);

(c)	the other Credit Parties party hereto;

(d)	CRYSTAL FINANCIAL LLC and each other Lender from time to time party hereto;

(e)	CRYSTAL FINANCIAL LLC, as Administrative Agent;

(f)	CRYSTAL FINANCIAL LLC, as Swing Line Lender;

(g)	CRYSTAL FINANCIAL LLC, as L/C Issuer; and

(h)	SALUS CAPITAL PARTNERS, LLC, as Documentation Agent.

The Borrowers have requested that the Lenders provide certain extensions of credit, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01      Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“AA Canada Retail” means American Apparel Canada Retail, Inc., a company organized under the federal laws of Canada.

“AA Canada Wholesale” means American Apparel Canada Wholesale, Inc., a company organized under the federal laws of Canada.

“AA Canadian Subsidiaries” means, collectively, AA Canada Retail and AA Canada Wholesale.

“AA Dyeing & Finishing” has the meaning specified in the introductory paragraph hereto.

“AA Germany” means American Apparel Deutschland GmbH, a company organized under the laws of Germany.

“AA Retail” has the meaning specified in the introductory paragraph hereto.

“AA UK Carnaby” has the meaning specified in the introductory paragraph hereto.

“AA UK Limited” has the meaning specified in the introductory paragraph hereto.

“AA UK Subsidiaries” has the meaning specified in the introductory paragraph hereto.

“AA USA” has the meaning specified in the introductory paragraph hereto.

“Act” has the meaning specified in Section 10.16.

“Adjustment Date” means , (a) prior to the Amendment No. 5 Effective Date , (i) as to the first Adjustment Date, the Closing Date and (ii) thereafter, the first day of each calendar month following the Closing Date and (b) on and following the Amendment No. 5 Effective Date, (i) with respect to the Unused Facility Fee Rate, the first day of each calendar month following the Amendment No. 5 Effective Date and (ii) with respect to the Applicable Rate, (x) August 7, 2013 in the case of the first change to the Applicable Rate following the Amendment No. 5 Effective Date pursuant to clause (c) of the definition of Applicable Rate and (y) thereafter, the first day of each calendar month.

“Administrative Agent” means Crystal Financial LLC, acting as administrative agent for the Secured Parties, or any successor administrative agent appointed in accordance with this Agreement.

“Administrative Agent’s Fee Letter” means the Administrative Agent’s Fee Letter, dated the Closing Date, by and among the Domestic Borrowers and the Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aged Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion when the aggregate Cost of Eligible Inventory (valued at standard cost) aged more than twelve (12) months exceeds 32% of the aggregate Cost of all Eligible Inventory (valued at standard cost).

“Agency Account Agreement” means any account control agreement, lockbox control agreement, blocked account agreement or other similar agreement entered into by a Credit Party, the Administrative Agent and the applicable financial institution, in form and substance reasonably satisfactory to the Administrative agent.

“Aggregate Commitments” means the sum of the Revolving Credit Facility and the Term Loan Facility.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Amendment No. 2” means Amendment No. 2 dated as of August 30, 2012 among the Borrowers, the other Credit Parties party thereto, each Lender, the Swing Line Lender, the Administrative Agent and the Documentation Agent.

“Amendment No. 2 Effective Date” means the date on which each of the conditions precedent specified in Section 3 of Amendment No. 2 shall have been satisfied.

“Amendment No. 5” means Amendment No. 5 dated as of February 6, 2013 among the Borrowers, the other Credit Parties party thereto, each Lender, the Swing Line Lender, the Administrative Agent and the Documentation Agent.

“Amendment No. 5 Effective Date” means the date on which each of the conditions precedent specified in Section 2 of Amendment No. 5 shall have been satisfied.

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time; and if the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving Credit Facility has expired, then the Applicable Percentage of each Revolving Credit Lender shall be determined based on the Applicable Percentage of such Revolving Credit Lender most recently in effect, giving effect to any assignments permitted hereby that are subsequent to such termination or expiration and (b) with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by such Term Loan Lender’s Term Loans at such time.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means :

(a)            from the Closing Date through and including the day immediately prior to the Amendment No. 5 Effective Date, with respect to ( [~~a~~] i) the Revolving Credit Loans, Swing Line Loans and Term Loans, 9.00% per annum and ([~~b~~] ii ) Letters of Credit Fees, 9.00% per annum.  Notwithstanding the foregoing in this clause (a) , on and following the Amendment No. 2 Effective Date and through and until the day immediately prior to the Amendment No. 5 Effective Date , if the Brand Value is greater than $0 at any time, then the Applicable Rate with respect to that portion of the outstanding principal amount of the Revolving Credit Loans in an amount [~~up]~~  equal to [ ~~and including~~]the Brand Value at such time shall be 19.75% and the Applicable Rate with respect to that portion of outstanding principal of the Revolving Credit Loans in excess of the Brand Value shall be 9.00%[~~.~~]; and

(b)          on and following the Amendment No. 5 Effective Date through and including August 6, 2013, with respect to (i) the Revolving Credit Loans, Swing Line Loans and Term Loans, 9.50% per annum and (ii) Letters of Credit Fees, 9.50% per annum.  Notwithstanding the foregoing in this clause (b), on and following the Amendment No. 5 Effective Date through and including August 6, 2013, the Applicable Rate with respect to that portion of the outstanding principal amount of the Revolving Credit Loans in an amount equal to the Brand Value at such time shall be 19.00% and the Applicable Rate with respect to that portion of outstanding principal of the Revolving Credit Loans in excess of the Brand Value shall be 9.50%; and

(c)           on and after August 7, 2013, for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date, the percentage per annum in the table set forth below applicable to the Revolving Credit Loans, Swing Line Loans, Term Loans and Letter of Credit Fees, corresponding to Average Overall Excess Availability (as determined on each Adjustment Date based on the immediately preceding Fiscal Month) set forth in the table below.

Level	Average Overall Excess Availability	Applicable Rate for Revolving Credit Loans, Swing Line Loans, Term Loans and Letter of Credit Fees
1	Less than $3,000,000	9.50%
2	Greater than or equal to $3,000,000 but less than $6,000,000	9.25%
3	Greater than or equal to $6,000,000	9.00%

Notwithstanding the foregoing in this clause (c), at all times on and after August 7, 2013, if the Brand Value is greater than $0 at any time, the Applicable Rate with respect to that portion of the outstanding principal amount of the Revolving Credit Loans in an amount equal to the Brand Value at such time shall be the Applicable Rate determined in accordance with the table set forth above plus 9.50% and the Applicable Rate with respect to that portion of outstanding principal of the Revolving Credit Loans in excess of the Brand Value shall be the Applicable Rate determined in accordance with the table set forth above.

In the event that (a) an Event of Default has occurred and is continuing or (b) the Administrative Agent is unable to determine the Applicable Rate for any reason (including, without limitation, the failure of the Credit Parties to deliver a Borrowing Base Certificate or other information necessary for the calculation of any amount included as a component of such Borrowing Base Certificate or for the calculation of Average Overall Excess Availability), then, at the Administrative Agent’s election, effective as of the applicable Adjustment Date and through the date immediately preceding the next Adjustment Date, the Applicable Rate shall conclusively be presumed to equal the highest Applicable Rate specified in the table set forth above until the Applicable Margin can be determined in accordance with the terms hereof and no Event of Default has occurred and is continuing.

In the event that any Borrowing Base Certificate or component information is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Rate for any period than the Applicable Rate actually applied for such period, then (i) the Borrower Representative shall deliver, within one (1) Business Day following delivery of such inaccurate Borrowing Base Certificate, to the Administrative Agent a corrected Borrowing Base Certificate for such period, (ii) the Applicable Rate shall be determined based on the corrected Borrowing Base Certificate for such period, and (iii) the Borrower Representative shall, concurrently with the delivery of such corrected Borrowing Base Certificate, pay to the Administrative Agent (for the account of the Revolving Credit Lenders that hold the Revolving Credit Commitments at the time such payment is received, regardless of whether those Revolving Credit Lenders held the Revolving Credit Commitments during the relevant period) the accrued additional interest owing as a result of such increased Applicable Rate for such period. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.08(b) and Article VIII hereof, and shall survive the termination of this Agreement.

“Appraiser” means an appraisal firm reasonably acceptable to the Administrative which may be an Affiliate of (i) the Administrative Agent, (ii) any Lender, (iii) any Participant or (iv) any SPC, assignee or other participant permitted under Section 10.06.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Crystal Financial LLC, in its capacity as sole lead arranger and sole book runner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (subject to Section 1.03(b)), and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (subject to Section 1.03(b)) if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Credit Parties, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Availability Block” means, at any time, the lesser of (i) $8,000,000 and (ii) 10.0% of the Borrowing Base at such time without giving effect to clauses (i) [~~and~~] through (~~[j]~~ k ) contained therein.

“Average Overall Excess Availability” means, as of the date of determination, the daily average amount of Overall Excess Availability for the specified period.

“Average Overall Excess Availability Percentage” means, as of the date of determination, the quotient (expressed as a percentage) of: (i) the [~~daily average amount of~~] Average Overall Excess Availability[ ~~for the specified period~~], divided by (ii) the lesser of (A) the Revolving Credit Facility plus the Term Loan Facility and (B) the daily average Borrowing Base during such specified period, multiplied by (iii) 100.

“Average Overall Used Percentage” means, as of the date of determination, the quotient (expressed as a percentage) of: (i) the daily average amount of Total Outstandings for the specified period, divided by (ii) the Aggregate Commitments multiplied by (iii) 100.

“Balance Sheet Date” means December 31, 2010.

“Bank Product Obligations” means every obligation of any Credit Party under and in respect of any (a) Swap Contract with the Administrative Agent, any Lender or any Affiliate thereof to which any Credit Party is a party or which any Credit Party has guaranteed and (b) one or more of the following types of services or facilities extended to such Credit Party (or which any Credit Party has guaranteed) by the Administrative Agent or any Affiliate thereof or any Person that was a Lender or an Affiliate thereof at the time such obligations were entered into: (i) credit and purchase cards, (ii) investment services, (iii) lease financing or related services, (iv) Cash Management Obligations, and (v) electronic business-to-business payment arrangements (and any corresponding float financing on accounts payable related thereto).

“Bank Product Reserves” means such reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion in respect of Bank Product Obligations.

“Bankruptcy Code” means Title 11 of the United States Code as now and hereinafter in effect and any successors to such statutes.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Any change in the Base Rate due to a change in any of the foregoing shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Representative” means AA USA in its capacity as borrower agent pursuant to Section 2.19.

“Borrower Materials” has the meaning specified in Section 6.04.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, as of any date of determination by the Administrative Agent from time to time, an amount in Dollars equal to the sum of:

(a)         up to 90% of the book value of Eligible Credit Card Receivables outstanding at such date; plus

(b)        up to 86% of the book value of Eligible Wholesale Receivables outstanding at such date; plus

(c)         the lesser of (i) $5,000,000 and (ii) up to 75% of the book value of the Dollar Equivalent of Eligible Wholesale Foreign Receivables;

(d)        up to 90% of the Net Orderly Liquidation Value of the Cost of Eligible Wholesale Finished Goods Inventory at such date; plus

(e)         up to 90% of the Net Orderly Liquidation Value of the Cost of Eligible Wholesale RSA Finished Goods Inventory at such date; plus

(f)         up to 100% of the Net Orderly Liquidation Value of the Cost of Eligible Retail Inventory at such date; plus

(g)        (i) up to 60% of the Net Orderly Liquidation Value of the Cost of Eligible Raw Materials Inventory at such date consisting of fabric plus (ii) up to 60% of the Net Orderly Liquidation Value of the Cost of Eligible Raw Materials Inventory at such date consisting of yarn plus (iii) up to 60% of the Net Orderly Liquidation Value of the Cost of Eligible Raw Materials Inventory at such date consisting of trim; provided that for the purposes of calculating this clause (g), the aggregate Cost of Eligible Raw Materials Inventory consisting of fabric, yarn and trim on a combined basis shall not exceed $27,500,000 at any date of determination; plus

(h)        the Brand Value at such date; minus

(i)         the Availability Block; minus

(j)         the Minimum EBITDA Covenant Block; minus

(k)        Reserves established by the Administrative Agent from time to time in its Permitted Discretion in accordance with this Agreement.

“Borrowing Base Certificate” means the certificate in substantially the form of Exhibit F hereto or in such other form reasonably acceptable to the Administrative Agent, signed by a Financial Officer of the Borrower Representative and delivered to the Administrative Agent and the Lenders pursuant to Sections 4.01(d) and 6.04(d) hereof.

“Borrowing Request Notice” means a notice of a Committed Borrowing or Swing Line Borrowing, which, if in writing, shall be substantially in the form of Exhibit A.

“Brand Value” means the amount in Dollars set forth below opposite the applicable date of determination of the Borrowing Base set forth below.

Brand Value	Date of Determination of the Borrowing Base
$12,500,000	Closing Date through April 13, 2012
$11,500,000	April 13, 2012 – May 13, 2012
$10,5000,000	May 13, 2012 – June 13, 2012
$9,500,000	June 13, 2012 – July 13, 2012
$7,500,000	July 13, 2012 – August 13, 2012
$5,000,000	August 13, 2012 – August 31, 2012
$5,000,000	September 1, 2012 – September 30, 2012
$5,000,000	October 1, 2012 – October 31, 2012
$4,000,000	November 1, 2012 – November 30, 2012
$3,000,000	December 1, 2012 – December 31, 2012
$0	January 1, 2013 – the date immediately prior to the Amendment No. 5 Effective Date
$7,500,000	the Amendment No. 5 Effective Date – March 31, 2013
$6,000,000	April 1, 2013 – June 30, 2013
$4,000,000	July 1, 2013 – September 30, 2013
$2,000,000	October 1, 2013 – December 31, 2013
$0	January 1, [~~2013~~] 2014 and all times thereafter

“Breakage Costs” has the meaning specified in Section 3.05.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to the calculation of the Eurodollar Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Canadian Documents” means, collectively, the (i) Credit Agreement dated as of December 30, 2009 among the AA Canadian Subsidiaries and the lenders and agents party thereto, (ii) each “Loan Document” as defined therein and (iii) each credit agreement entered into by the AA Canadian Subsidiaries which replaces or refinances the credit agreement referred to in clause (i) and any related loan document, guaranty or security or pledge agreement or similar agreement entered into in connection therewith so long as the replacement or refinancing lenders and agents (or the agent or trustee in respect of such lenders) enter into a reasonably satisfactory intercreditor agreement with the Administrative Agent (it being agreed that an intercreditor agreement in substantially the form of the Canadian Intercreditor Agreement referred to in clause (i) of the definition thereof shall be satisfactory).

“Canadian Intercreditor Agreement” means (i) the Intercreditor Agreement dated March 27, 2012 among the lender under the Canadian Documents and the Administrative Agent and (ii) each other intercreditor agreement reasonably satisfactory to the Administrative Agent in connection with a replacement or refinancing of the Canadian Documents (it being agreed that an intercreditor agreement in substantially the form of the Canadian Intercreditor Agreement referred to in clause (i) of the definition hereof shall be satisfactory).

“Capital Expenditures” means, with respect to the Credit Parties and their Subsidiaries, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by the Credit Parties and their Subsidiaries during any measuring period for any fixed or capital assets or improvements or for replacements, substitutions or additions thereto that are required to be capitalized and shown on the balance sheet of the Credit Parties and their Subsidiaries in accordance with GAAP; provided that Capital Expenditures for the Credit Parties and their Subsidiaries shall not include (i) expenditures that are accounted for as capital expenditures by any Credit Party or any Subsidiary and that actually are paid for, or reimbursed to any Credit Party or any Subsidiary, by a Person other than any Credit Party or any Subsidiary (including landlords) during such measuring period and (ii) the purchase price of equipment or other fixed assets that are purchased substantially contemporaneously (and in any event within the same Fiscal Month) with the trade-in or sale of existing equipment or other fixed assets or with insurance proceeds received for the equipment or fixed assets being replaced to the extent that the gross amount of such purchase price is reduced or funded by such insurance proceeds or the credit being granted by the seller of such equipment or fixed assets being acquired at such time, as applicable; provided that such purchase price shall not be deemed to be less than $0.

“Capital Stock” means any and all shares, limited liability company interests, partnership interests, other interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Leases” means leases under which any Credit Party is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP (subject to Section 1.03(b)) and the amount of Indebtedness represented by such obligations shall be the Attributable Indebtedness in respect thereof.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralized Letters of Credit” means Letters of Credit, or a portion thereof, to the extent the Borrowers have provided Cash Collateral that remains in the sole dominion and control of the Administrative Agent in an amount no less than the Minimum Collateral Amount pursuant to Section 2.15(a)(iv).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by a Credit Party or a Subsidiary thereof:

(a)         marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof;

(b)       commercial paper maturing no more than 270 days from the date of creation thereof and having the highest or next highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. determined at the time of investment;

(c)        certificates of deposit, banker’s acceptances and time deposits maturing no more than 180 days from the date of creation thereof issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, (i) any Lender or (ii) any commercial bank, that at the time of investment, (x) has combined capital, surplus and undivided profits of not less than $500,000,000, (y) a senior unsecured rating of “A” or better by a nationally recognized rating agency and (z) is organized under the laws of the United States of America, any state thereof or is the principal banking subsidiary of a bank holding company organized under the laws of the United States or any state thereof;

(d)        money market mutual funds that invest solely in one or more of the investments described in clauses (a) through (c) above;

“Cash Management Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender and provides Cash Management Services to the Credit Parties and that has notified the Administrative Agent substantially contemporaneously with the initial provision of such Cash Management Services that it is a “Cash Management Bank”.

“Cash Management Obligations” means all present and future liabilities, obligations and Indebtedness of the Credit Parties owing to any Cash Management Bank under or in connection with any Cash Management Services provided by such Cash Management Bank to or for the account of any Credit Party, all whether accruing before or after the commencement of any bankruptcy proceeding or similar proceeding under any Debtor Relief Law by or against any Credit Party and regardless of whether allowed as a claim in any such proceeding.

“Cash Management Services” means any services provided from time to time by any Cash Management Bank in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

“Casualty Event” means, with respect to any property (including any interest in property) of any Credit Party, any loss of, damage to, or condemnation or other taking of, such property for which any Credit Party receives insurance proceeds, proceeds of a condemnation award or other compensation.

“CERCLA” has the meaning specified in the definition of “Environmental Laws”.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           except with respect to Permitted Holders, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that (i) a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”), and (ii) Persons party to a stockholders agreement, investment agreement, voting agreement or similar agreement with a Permitted Holder pursuant to which such Persons have the right to designate directors and agree to vote for one another’s designees shall not be deemed to constitute a “group” and/or “person” under Section 13 of the Exchange Act or any of the rules and regulations promulgated thereunder solely because they are parties to, or as a result of their exercise of such designation and voting rights under, such agreement so long as such Person without inclusion of the equity securities held by Permitted Holders, directly or indirectly, owns less than 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body on a fully diluted basis),  directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any consecutive twelve-month period, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body then still in office or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body then still in office (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons (except as among Permitted Holders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of any Credit Party, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; provided that Persons parties to a stockholders agreement, investment agreement, voting agreement or similar agreement with a Permitted Holder pursuant to which such Persons have the right to designate directors and where such Permitted Holder has agreed to vote for such Person’s designees shall not be deemed to constitute Persons “acting in concert” so long as, after giving effect to such contract or arrangement, such Persons, without inclusion of the equity securities held by Permitted Holders, would not acquire the power to exercise, directly or indirectly, a controlling influence over the management or policies of any Credit Party, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such Person has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or

(d)           Other than pursuant to a transaction permitted by Section 7.05, Holdings shall cease to directly own and control legally and beneficially (i) 100% of the Capital Stock of AA USA (free and clear of all Liens other than Liens in favor of the Administrative Agent granted under the Security Documents and Liens in favor of the Second Lien Agent in accordance with the terms of the Intercreditor Agreement), (ii) 100% of the Capital Stock of each of the AA Canadian Subsidiaries (free and clear of all Liens other than Liens (x) granted to the lenders under the Canadian Documents in accordance with the terms of the Canadian Intercreditor Agreement, (y) in favor of the Administrative Agent granted under the Security Documents and (z) in favor of the Second Lien Agent in accordance with the terms of the Second Lien Intercreditor Agreement and the Canadian Intercreditor Agreement) and (iii) 100% of the Capital Stock of any of its Subsidiaries acquired or formed after the date hereof and directly held by Holdings (other than directors’ qualifying shares and other similar equity interest holdings of Foreign Subsidiaries required to be held by local Persons in accordance with applicable law), in the case of clause (d)(iii), free and clear of all Liens other than Liens in favor of the Administrative Agent granted under the Security Documents and Liens in favor of the Second Lien Agent in accordance with the terms of the Second Lien Intercreditor Agreement); or

(e)           Other than pursuant to a transaction permitted by Section 7.05, any Borrower or any Subsidiary of any Borrower shall cease to directly own and control legally and beneficially 100% of the Capital Stock of each of its Subsidiaries in existence on the date hereof or acquired or formed after the date hereof to the extent directly held by such Borrower or such Subsidiary (other than directors’ qualifying shares and other similar equity interest holdings of Foreign Subsidiaries required to be held by local Persons in accordance with applicable law), free and clear of all Liens other than Liens in favor of the Administrative Agent granted under the Security Documents and Liens in favor of the Second Lien Agent in accordance with the terms of the Second Lien Intercreditor Agreement).

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Closing Date” means March 13, 2012.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property, rights and interests of the Credit Parties that are or are intended to be subject to the Liens created by the Security Documents.

“Collection Account” has the meaning specified in Section 6.17(a).

“Commitment” means the Revolving Credit Commitments and/or the Term Loan Commitments, as the context may require.

“Committed Borrowing” means a Committed Revolving Credit Borrowing or a Committed Term Loan Borrowing, as the context may require.

“Committed Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans on the Closing Date made by each of the Term Loan Lenders pursuant to Section 2.01(b).

“Committed Loan” means a Revolving Credit Loan and/or a Term Loan, as the context may require.

“Committed Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning specified in Section 6.17(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated or consolidated” means, with reference to any term defined herein, shall mean that term as applied to the accounts of the Credit Parties, consolidated in accordance with GAAP.

“Consolidated EBITDA” means, with respect to Holdings and its Subsidiaries, on a consolidated basis, for any period, without duplication, an amount equal to:

(a)           Consolidated Net Income for such period; plus

(b)           the sum of, without duplication, (i) any provision for taxes based on income, (ii) Consolidated Interest Expense, (iii) the amount of non-cash charges (including depreciation and amortization  and non-cash write downs related to the bulk sales of Inventory that is aged over one (1) year ) and (iv) unusual or non-recurring charges, losses or expenses to the extent specifically approved by the Administrative Agent in writing, in each case to the extent included in the calculation of Consolidated Net Income of the Credit Parties for such period in accordance with GAAP; minus

(c)           the sum of, without duplication, (i) income tax credits and cash refunds actually received, (ii) interest income, (iii) any non-cash gains that have been added in determining Consolidated Net Income and (iv) unusual or non-recurring gains, in each case to the extent included in the calculation of Consolidated Net Income for such period in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Holdings and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets and net costs under Swap Contracts in respect of interest rates, in each case to the extent treated as interest in accordance with GAAP, net of any payments received under Swap Contracts in respect of interest rates, and (b) the portion of rent expense of Holdings and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP (subject to Section 1.03(b)).

“Consolidated Net Income” means, at any date of determination for any period of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Governing Documents or any agreement (other than the Canadian Documents with respect to dividends and distributions by the AA Canadian Subsidiaries to Holdings), instrument or Law applicable to such Subsidiary during such period and is not actually distributed during such period to Holdings, except that Holdings’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except Holdings’ equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in clause (b) of this proviso).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means with respect to:

(a)         any Eligible Wholesale Finished Goods Inventory, Eligible Wholesale RSA Finished Goods Inventory, and any Eligible Raw Materials Inventory, standard cost, as reported on the Domestic Borrowers’ stock ledger from time to time based upon the Domestic Borrowers’ accounting practices as in effect on the Closing Date, as such calculations of standard cost may be updated from time to time to better reflect actual costs and so long as such changes are reported to the Administrative Agent in accordance with Section 6.05(g); provided that no such change to any calculation of the standard cost of any such Inventory shall take effect for the purposes of calculating the Cost of such Inventory until the Administrative Agent shall have received a “desktop” appraisal report from an Appraiser with respect to such Inventory in accordance with Section 6.16(c); and

(b)         any Eligible Retail Inventory, the weighted average cost, as reported on the Domestic Borrowers’ stock ledger from time to time based upon the Domestic Borrowers’ accounting practices as in effect on the Closing Date, as such calculations of weighted average cost may be updated from time to time so long as such changes are reported to the Administrative Agent in accordance with Section 6.05(g); provided that no such change to any calculation of the weighted average cost of any such Inventory shall take effect for the purposes of calculating the Cost of such Inventory until the Administrative Agent shall have received a “desktop” appraisal report from an Appraiser with respect to such Inventory in accordance with Section 6.16(c).

“Covenant Applicability Period” means, with respect to any and each Liquidity Trigger Event, the period commencing, (a) on the last day of the Fiscal Month for which financial statements have been delivered pursuant to Section 6.04(b) immediately prior to such Liquidity Trigger Event (or if such Liquidity Trigger Event occurs on or following the Closing Date but on or before March 31, 2012, such period shall commence on the last day of the Fiscal Month ending on or about January 31, 2012) and ending (b) the day following the date that there is no Liquidity Trigger Event, Default or Event of Default for sixty (60) consecutive days.  The expiration of any Covenant Applicability Period shall not impair the commencement of a subsequent Covenant Applicability Period following the occurrence of another Liquidity Trigger Event and shall not be deemed a cure or waiver of any Default or Event of Default arising as a result of the non-compliance with any provision of this Agreement to which any Credit Party is obligated to comply during such Covenant Applicability Period.

“Covered Amount” means with respect to any Domestic Borrower’s Eligible Wholesale Receivables, including any Eligible Wholesale Foreign Receivables, the amount for which an applicable insurer under an applicable Trade Credit Insurance policy is legally obligated to pay such Domestic Borrower in the event of such Domestic Borrower’s claim for an insured peril specified therein with respect to such Receivable. For the avoidance of doubt and without limitation, the calculation of the Covered Amount shall be subject to (a) the policy limit, (b) the deductible, (c) the unpaid premium (until fully paid for the applicable period), (d) the insured percentage, (e) the non qualifying loss threshold, (f) the approved countries, (g) the country limit and (h) each other factor affecting or reducing the insurer’s payment obligation to such Domestic Borrower, in each case, specified therein.

“Credit Card Agreements” shall mean all agreements or notices, each in form and substance reasonably satisfactory to the Administrative Agent, now or hereafter entered into by Domestic Borrowers with any credit card issuer or any credit card processor, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; provided, that any such credit card agreement or notice shall provide, among other things, that each such credit card processor shall transfer all proceeds due with respect to credit card charges for sales (net of expenses and chargebacks of the credit card issuer or processor) by Domestic Borrowers received by it (or other amounts payable by such credit card processor) into a designated Concentration Account in accordance with Section 6.17 subject to an Agency Account Agreement on a daily basis.

“Credit Card Receivables” shall mean, collectively, all present and future Receivables owing to any Domestic Borrower from (a) any major credit card or debit card issuer or major credit card or debit card processor arising from sales of Inventory to a Domestic Borrower’s customers who have purchased such inventory using a credit, charge or debit card and (b) any major credit card or debit card issuer or major credit card or debit card processor in connection with the sale or transfer of Receivables arising pursuant to the sale of inventory or rendition of services to a Domestic Borrower’s customers who have purchased such Inventory or services using a credit, charge card or a debit card, including, but not limited to, all amounts at any time due or to become due from any major credit card or debit card issuer or major credit card or debit card processor under the Credit Card Agreements or otherwise.

“Credit Extension” means each of the following: (a) a Committed Borrowing and (b) an L/C Credit Extension.

“Credit Parties” means the Borrowers, Holdings, Fresh Air and the other Guarantors.

“Crystal” means Crystal Financial LLC and its successors and permitted assigns.

“Crystal Entity” shall mean Crystal or any of its Affiliates.

“Daily Cash Sweep Repayment Amount” means for any day, with respect to repayments of the Revolving Credit Loans and Swing Line Loans pursuant to Section 2.07(c), the aggregate principal amount of the Revolving Credit Loans and Swing Line Loans repaid on such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium (by way of voluntary arrangement, scheme or arrangement or otherwise), rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, England and Wales or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate or rate equal to the interest rate or rate otherwise applicable thereto plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disqualified Lender” has the meaning specified in the proviso to Section 10.01(g).

“Documentation Agent” refers collectively to the Person identified on the cover page hereof as the “Documentation Agent”.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Sterling, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate at such time for the purchase of Dollars with Sterling, as applicable.

“Domestic Borrower” means any Borrower that is organized under the laws of any political subdivision of the United States.

“Domestic Credit Party” means any Credit Party that is organized under the laws of any political subdivision of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Early Termination Fee” means an early termination fee that the Borrowers shall pay to the Revolving Credit Lenders and/or the Term Loan Lenders, as applicable, concurrently with the payment of Revolving Credit Loans and/or Term Loans, as applicable, whether as a result of acceleration, whether voluntary or mandatory or otherwise, in an amount equal to (a) 3.00% of the principal amount of the Loans paid to the extent such payment occurs on or before [~~one (1) year following the Closing Date,~~] December 31, 2013 , (b) 2.00% of the principal amount of the Loans paid to the extent such payment occurs [~~after one (1) year following the Closing Date~~] on or after January 1, 2014 but on or before [~~two (2) years following the Closing Date and~~] December 31, 2014 , (c) 0.00% of the principal amount of the Loans paid to the extent such payment occurs [~~after two (2) years following the Closing Date;~~ provided] on or after January 1, 2015; provided that solely in connection with the Borrowers’ refinancing in full of the Revolving Credit Facility with a revolving credit facility on terms and conditions and subject to documentation (including, without limitation, an intercreditor agreement), in each case, satisfactory to the Required Lenders in their sole discretion as evidenced in a writing signed by the Required Lenders, such early termination fee shall equal 1.00% fee on the payment of the first $15,000,000 of Revolving Credit Loans in the aggregate (with respect to all Lenders and not with respect to each Lender), which payment shall be made from the proceeds of such revolving credit facility unless such payment occurs on or after January 1, 2015, in which case, such early termination fee shall equal 0.00%, and the payment of any amount over the first $15,000,000 of Revolving Credit Loans in the aggregate shall equal the percentage pursuant to clauses (a), (b) or (c) above, as applicable; provided further that in the case of a payment of Revolving Credit Loans, such payment is accompanied by a commensurate permanent reduction or termination of the Revolving Credit Facility.   For the avoidance of doubt, the foregoing shall not be construed to be a consent to any such revolving credit facility or constitute an amendment or modification of Article VII or any other provision of the Loan Documents but for the foregoing definition and shall in no way be construed to limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document.

“Electronic Medium” means the electronic medium through which notices and other communications are sent (including e-mail) pursuant to procedures approved by the Administrative Agent and otherwise in accordance with Section 10.02(b).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Credit Card Receivables” means all of the Credit Card Receivables (net of fees) of the Domestic Borrowers that arise in the ordinary course of business, which have been earned by performance, which are reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent subject to adjustment from time to time as set forth in Section 2.20.  Without limiting the generality of the foregoing but subject to adjustment from time to time as set forth in Section 2.20, no Credit Card Receivable shall be an Eligible Credit Card Receivable if:

(a)         it has been outstanding for more than five (5) Business Days from the date of sale;

(b)        with respect to which a Domestic Borrower does not have good, valid and marketable title thereto;

(c)         it is not at all times subject to the Administrative Agent’s duly perfected, first priority security interest and no other Lien except a junior Lien in favor of the Second Lien Agent in accordance with the terms of the Second Lien Intercreditor Agreement and subject to any Reserves that may be established by the Administrative Agent in its Permitted Discretion in connection therewith, Permitted Specified Liens;

(d)         it is disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted by the related major credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(e)         with respect to which the major credit card issuer or processor has the right under certain circumstances to require the Domestic Borrowers to repurchase such Receivables from such credit card processor;

(f)          it is due from a major credit card issuer or processor as to which the Administrative Agent has not received an acceptable Credit Card Agreement;

(g)         it is due from a major credit card issuer or processor which the Administrative Agent determines, in its Permitted Discretion, to be unlikely to be collected;

(h)         it is otherwise determined to be unacceptable by Administrative Agent in its Permitted Discretion;

(i)          it arises from any private label credit cards programs of the Domestic Borrowers;

(j)          it is due from major credit card processors not located in the United States of America; or

(k)         it is not denominated in Dollars.

“Eligible Inventory” means, with respect to the Domestic Borrowers, Inventory held for sale in the ordinary course of business reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent owned by the Domestic Borrowers subject to adjustment from time to time as set forth in Section 2.20.  Without limiting the generality of the foregoing but subject to adjustment from time to time as set forth in Section 2.20, no Inventory shall be Eligible Inventory if:

(a)         it is not in good and saleable condition;

(b)        it is used, vintage, imperfects, damaged, defective, shopworn, “seconds”, returned, sub assembly categories, damage locations, not found, in production, or unmerchantable;

(c)         it consists of supplies, packing materials, shipping materials, spare parts, samples, labels, bags, hangers, custom items, tooling, replacement parts, display items, trim labels, cuttings, bill and hold goods or work-in-process;

(d)        it is located at any site if the aggregate book value of Inventory at such location is less than $100,000;

(e)         it does not meet all standards imposed by any governmental agency or authority, including, without limitation, the Fair Labor Standards Act;

(f)         it consists of Hazardous Materials or Inventory that can be transported or sold only with licenses that are not readily available;

(g)        it does not conform in all material respects to the representations and warranties set forth in the Loan Documents (including the representations and warranties with respect to insurance contained in Section 5.11) (but without any duplication of materiality qualifications);

(h)        it is not at all times subject to the Administrative Agent’s duly perfected, first priority security interest and no other Lien (including, without limitation, (i) the rights of a purchaser that has made progress payments, (ii) the rights of a surety that has issued a bond to assure a Domestic Borrower’s performance with respect to that Inventory and (iii) Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods) except a junior Lien in favor of the Second Lien Agent in accordance with the terms of the Second Lien Intercreditor Agreement and subject to any Reserves that may be established by the Administrative Agent in its Permitted Discretion in connection therewith, Permitted Specified Liens);

(i)          it is in transit (other than Inventory in transit from a Domestic Borrower’s distribution center, warehouse, shipping center, plant, factory, or other similar location to a Domestic Borrower’s retail location but subject to clauses (j) and (n) below);

(j)          it is not located in the United States of America;

(k)         it is held on consignment, subject to a bailment or lease, or not otherwise owned by a Domestic Borrower;

(l)          it has been shipped to a customer, regardless of whether such shipment is on a consignment basis;

(m)        it is to be returned to the vendor or marked for return to the vendor;

(n)        it is located at a Specified Collateral Location or in the possession or control of a warehouseman, processor (including, without limitation, third parties who knit and/or dye fabric, yarn or garments) repairman, mechanics, shipper, freight forwarder, customs broker or other third party, unless the mortgagee, trustee or beneficiary, lessor, third party or such other Person in possession of such Collateral has delivered a Lien Waiver, or an appropriate Rent and Charges Reserve has been established, or the full amounts owing in respect of such Inventory are backed by a letter of credit or such other arrangements acceptable to the Administrative Agent in its sole discretion; or

(o)        it is sold at a flea market or other temporary location unless (i) the lessor of such flea market or temporary location has delivered a Lien Waiver and (ii) an appraisal from an Appraiser with respect to Inventory located thereon has been completed to the reasonable satisfaction of the Administrative Agent provided that such appraisal shall not count against the limited number of appraisals for which the expense reimbursement may be sought pursuant to Section 6.16(c).

“Eligible Raw Materials Inventory” means Eligible Inventory constituting raw materials used or consumed by a Domestic Borrower in the ordinary course of business in the manufacture or production of other Inventory, excluding Eligible Retail Inventory, Eligible Wholesale Finished Goods Inventory and Eligible Wholesale RSA Finished Goods Inventory.

“Eligible Retail Inventory” means Eligible Inventory of any Domestic Borrower constituting finished goods located at a retail location of such Domestic Borrower (or in transit to a retail locations subject to any Reserves that may be established by the Administrative Agent in its Permitted Discretion) to be sold by such Domestic Borrower in the ordinary course of business to the public at retail to consumers, excluding Eligible Raw Materials Inventory, Eligible Wholesale Finished Goods Inventory and Eligible Wholesale RSA Finished Goods Inventory.

“Eligible Wholesale Finished Goods Inventory” means Eligible Inventory constituting finished goods to be sold by a Domestic Borrower in the ordinary course of business (a) to the public at wholesale to Persons who intend to resell such Inventory and (b) for the fulfillment of a Domestic Borrower’s internet sales, excluding Eligible Wholesale RSA Finished Goods Inventory, Eligible Raw Materials Inventory and Eligible Retail Inventory.

“Eligible Wholesale Foreign Receivables” means the aggregate of the unpaid portions of the Covered Amount of Receivables of the Domestic Borrowers that would constitute Eligible Wholesale Receivables but for compliance (a) with clause (l) of the definition thereof so long as any such Receivables are payable in Sterling by an account debtor organized and located in England or Wales and/or (b) with the requirement in the definition of Eligible Wholesale Receivables that such Receivables arise from the sale of the Domestic Borrowers’ Inventory at wholesale to account debtors who intend to resell such Inventory so long as such Receivables are payable in Sterling and arise out of [~~, or are~~] the sale of Inventory of any Borrower in connection with[~~,~~] a concession arrangement or other arrangement satisfactory to the Required Lenders between [~~a Domestic~~] such Borrower and an account debtor organized and located in England or Wales; provided that such Receivables shall be insured pursuant to Trade Credit Insurance which specifically identifies such applicable account debtor pursuant to an endorsement to the policy applicable thereto, which Trade Credit Insurance shall be satisfactory to the Administrative Agent, as acknowledged by the Administrative Agent in writing .  Furthermore, it is understood and agreed that the Administrative Agent shall have received reasonably satisfactory evidence that a Domestic Borrower has legal and beneficial title and ownership in all Eligible Wholesale Foreign Receivables, [~~which Eligible Wholesale Foreign Receivables shall arise out of the sale of Inventory to which Domestic Borrower has legal and beneficial title and ownership,~~ ]such evidence to include, without limitation, the delivery to the Administrative Agent of, valid, legal and binding assignment agreements, in form and substance satisfactory to the Administrative Agent, as acknowledged by the Administrative Agent in writing, with respect to any outstanding Eligible Wholesale Foreign Receivables previously owned by an AA UK Subsidiary.  For the avoidance of doubt, no Receivable of the Domestic Borrowers shall constitute an Eligible Wholesale  Foreign Receivable unless it is at all times subject to the Administrative Agent’s duly perfected, first priority security interest under the UCC and English law (to the extent applicable) and no other Lien except a junior Lien in favor of the Second Lien Agent in accordance with the terms of the Second Lien Intercreditor Agreement and subject to any Reserves that may be established by the Administrative Agent in its Permitted Discretion in connection therewith, Permitted Specified Liens.

“Eligible Wholesale Receivables” means the aggregate of the unpaid portions of Receivables of the Domestic Borrowers arising in the ordinary course of business from the sale of the Domestic Borrowers’ Inventory at wholesale to Persons who intend to resell such Inventory which are reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent subject to adjustment from time to time as set forth in Section 2.20.  Without limiting the generality of the foregoing but subject to adjustment from time to time as set forth in Section 2.20, no Receivable shall be an Eligible Wholesale Receivable if:

(a)         it is a Receivable arising from sales at retail to consumers or it is a Credit Card Receivable (regardless of whether it is an Eligible Credit Card Receivable);

(b)         it arises out of a sale made by any Domestic Borrower to any Affiliate of any Domestic Borrower or to a Person Controlled by an Affiliate of any Domestic Borrower;

(c)         it is unpaid for more than sixty (60) days after the original due date or ninety (90) days past the original invoice date;

(d)         to the extent such Receivables, together with all other Receivables owing by an account debtor and its Affiliates as of any date of determination, exceed (i) 30% in the case of TSC Apparel and its Affiliates and (ii) 12% in the case of all other account debtors, of all Eligible Wholesale Receivables, then such excess amount thereof shall be deemed ineligible unless such applicable excess (up to the Covered Amount) is insured by Trade Credit Insurance;

(e)         50% or more of all Receivables owing by the account debtor are not Eligible Wholesale Receivables;

(f)          to the extent any Domestic Borrower thereof is liable for goods sold or services rendered by the applicable account debtor to such Domestic Borrower thereof but only to the extent of the potential offset;

(g)         any Domestic Borrower has made any agreement with the account debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Receivable

(h)         the account debtor has disputed liability with respect to such Receivable, or the account debtor has made any claim or defense with respect to any other Receivable due from such account debtor to such Domestic Borrower or such Subsidiary, or the Receivable otherwise is or may become subject to any credit, contra, reversal, return or setoff by the account debtor; in each case, the Receivable to be ineligible to the extent of such credit, contra, reversal, return, dispute, claim, defense or setoff;

(i)          there is any adjustment or commissions payable to third parties that are adjustments to such Receivable but only to the extent of such amount;

(j)          any material covenant, representation or warranty contained in the agreement with respect to such Receivable has been breached by the applicable Domestic Borrower;

(k)         the account debtor has commenced a voluntary case under any Debtor Relief Law, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the account debtor in an involuntary case under any Debtor Relief Law, or any other petition or other application for relief under any Debtor Relief Law has been filed against the account debtor, or if the account debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(l)          (i) it arises from a sale to an account debtor outside the United States or is payable in any currency other than Dollars;

(m)        with respect to which an invoice in the form used by a Domestic Borrower in the ordinary course of business or such other form reasonably acceptable to the Administrative Agent has not been sent to the applicable account debtor;

(n)         it arises from a sale to the account debtor on a bill and hold, guaranteed sale, sale or return, sale on approval, consignment or any other repurchase or return basis;

(o)         (i) as to which a Domestic Borrower is not able to bring suit or otherwise enforce its remedies against the account debtor through judicial process, or (ii) if the Receivable represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the account debtor’s obligation to pay that invoice is subject to a Domestic Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(p)         it arises with respect to goods that are delivered on a cash-on-delivery basis, cash-in-advance basis or prepaid basis;

(q)         the account debtor is the United States of America, any state, county or municipality located therein, or, in each case, any department, agency or instrumentality thereof, unless the applicable Domestic Borrower assigns its right to payment of such Receivable to the Administrative Agent, in a manner satisfactory to the Administrative Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended);

(r)          it is not at all times subject to the Administrative Agent’s duly perfected, first priority security interest and no other Lien except a junior Lien in favor of the Second Lien Agent in accordance with the terms of the Second Lien Intercreditor Agreement and subject to any Reserves that may be established by the Administrative Agent in its Permitted Discretion in connection therewith, Permitted Specified Liens;

(s)         the goods giving rise to such Receivable have not been delivered to and accepted by the account debtor or the services giving rise to such Receivable have not been performed by the applicable Domestic Borrower and accepted by the account debtor or the Receivable otherwise does not represent a final sale (other than SAB-104 adjustments); or

(t)          the Receivable is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment.

“Eligible Wholesale RSA Finished Goods Inventory” means Eligible Inventory constituting finished goods to be sold by a Domestic Borrower in the ordinary course of business (a) manufactured for the purposes of fulfilling sales to the public at retail to consumers at a retail location and to source inventory to retail store locations but at the time of determination, located at a warehouse, distribution center, factory or plant or similar location of a Domestic Borrower, excluding Eligible Wholesale Finished Goods Inventory, Eligible Raw Materials Inventory and Eligible Retail Inventory.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems and including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”) and the Superfund Amendments and Reauthorization Act of 1986 (“SARA”).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to three (3) months.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate of interest per annum, as determined by the Administrative Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Administrative Agent in the London interbank market for a term equivalent to three (3) months for the applicable principal amount on such date of determination.  For the avoidance of doubt, any change in the Eurodollar Rate for Loans shall take effect on the first day of each Interest Period for such Loan and shall remain in effect until the last day of such Interest Period notwithstanding the fact that the Interest Period for Loans are for one (1) month periods while the calculation of the Eurodollar Rate thereof is for Dollar deposits with a term equivalent to three (3) months.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability Minimum Amount” means, as of any date of determination, an amount equal to the greater of (a) [~~10.0~~] 10 % of the Borrowing Base (each, as calculated on such date) and (b) $8,000,000.

“Excluded Accounts” means any (a) deposit account or securities account specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s salaried employees, which accounts are funded only in the ordinary course of business and not in excess of any amounts necessary to fulfill payroll obligations that are then currently owing, (b) pension fund accounts, 401(k) accounts and trust accounts, (c) Local Accounts not maintained at Bank of America, N.A. or U.S. Bank National Association (or any of their successors) so long as the Credit Parties are in compliance with Section 6.17(a) or (d) deposit accounts, securities accounts and commodities accounts  having a balance of less than $300,000 at any time in the aggregate for all such accounts.

“Excluded Debt Incurrence” means the incurrence or any issuance by any Credit Party or any of its Subsidiaries of any Indebtedness permitted by Section 7.02 (other than Section 7.02(g)).

“Excluded Equity Issuance” means a sale or issuance of any Capital Stock by (a) any Credit Party or any of its Subsidiaries to a Credit Party, (b) any AA Canadian Subsidiary to the extent such Capital Stock is subject to a Permitted Lien in favor of the secured parties under the Canadian Documents, (c) any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party and (d) any Credit Party or any of its Subsidiaries to its present or former directors, officers or employees pursuant to a stock option plan, stock purchase plan or other employee benefits plan in effect from time to time, in each case, approved in good faith by the board of directors (or equivalent governing body) of such Credit Party or such Subsidiary.

“Excluded Subsidiary” means any Subsidiary (a) that is a CFC, (b) the Capital Stock of which is directly or indirectly owned by any CFC, or (c) that is a Foreign Subsidiary (including disregarded entities) that owns directly or indirectly the Capital Stock of any CFC (including, without limitation, American Apparel Deutschland GmbH), in each case, other than the AA UK Subsidiaries and their respective Subsidiaries.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient  or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, excise Taxes or similar Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or any other Recipient of a payment hereunder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient on the date such Recipient becomes a party to this Agreement or of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the any Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Credit Party not in the ordinary course of business, including, tax refunds, pension plan reversions, proceeds of insurance, condemnation awards (and payments in lieu thereof), indemnity payments (including, without limitation, in connection with any acquisition) and any purchase price adjustments (including, without limitation, in connection with any acquisition); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards or payments arose as a result of a Casualty Event and are applied to prepay the Obligations in accordance with of Section 2.07(c).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to major financial institutions reasonably acceptable to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated the Closing Date, by and among the Domestic Borrowers, the Arranger and the Administrative Agent.

“Financial Officer” means, with respect to any Person, its chief financial officer, treasurer, controller or assistant controller or other officer acceptable to the Administrative Agent.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Borrowers.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each March, June, September or December of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrowers.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“Fixed Charge Coverage Ratio” means, as at any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA for the Reference Period most recently ended at such date of determination, minus (ii) the aggregate amount of all Capital Expenditures (other than Capital Expenditures made pursuant to a Capitalized Lease) during such period minus (iii) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all federal, state, local and foreign income taxes for such period to (b) the sum of (I) the aggregate amount of Consolidated Interest Expense (but excluding all prepayment fees paid under or in connection with the repayment of the Prior Credit Agreement) paid or payable in cash for such period, (II) the aggregate amount of all regularly scheduled payments of principal, voluntary prepayments, mandatory prepayments or redemption amounts or similar acquisitions for value in respect of Indebtedness for borrowed money during such period paid or required to be paid by the Credit Parties (including the principal component of any payments in respect of Attributable Indebtedness of the Credit Parties)

excluding (x) Indebtedness between or among Credit Parties and their Subsidiaries (y) any principal payments in respect of the Revolving Credit Loans hereunder or any other revolving credit facility unless such payment of the Revolving Credit Loans or under such revolving credit facility, as applicable, results in a permanent reduction thereunder and (z) any principal payments made in respect of (A) Second Lien Debt in connection with the closing of a Permitted Refinancing of Second Lien Debt, (B) Indebtedness under the Canadian Documents in connection with a refinancing thereof to the extent permitted by and in accordance with the definition of “Canadian Documents” and Section 7.02, (C) Indebtedness described in Section 7.02(a) and (e) in connection with the a refinancing thereof to the extent permitted by and in accordance with Section 7.02(a) and (e)  and (D) Indebtedness under the Prior Credit Agreement in connection with the closing of this Agreement and (III) the aggregate amount of dividends and distributions paid by the Credit Parties to Persons other than the Credit Parties hereunder and actually paid in cash during such period.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Borrower” means any Borrower that is not a Domestic Borrower.

“Foreign Credit Party” means any Credit Party that is not a Domestic Credit Party.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fresh Air” means Fresh Air Freight, Inc., a California corporation.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“German Pledge Agreement” means that certain Share Pledge Agreement dated April 18, 2012 by AA USA in favor of the Administrative Agent in respect of the pledge of the Capital Stock of AA Germany.

“Gift Card and Merchandise Credit Reserves” means, at any time of determination, an amount equal to fifty percent (50%) of the sum of (a) the aggregate value at such time of all outstanding gift certificates and gift cards issued by the Domestic Borrowers entitling the holder thereof to use all or a portion of the value of any such gift certificate or gift card to pay all or a portion of the purchase price for any Inventory of the Domestic Borrowers and (b) the aggregate amount of merchandise credit, store credit or similar liabilities of the Domestic Borrowers to its customers.

“Governing Documents” means, with respect to any Person, its certificate or articles of incorporation, certificate of change of name (if any), certificate of formation, or, as the case may be, certificate of limited partnership, its by-laws, memorandum and articles of association, operating agreement or, as the case may be, partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantees” means, collectively, (a) the Guaranty dated as of the Closing Date among the Guarantors (other than the Borrowers) in favor of the Administrative Agent and (b) any other guaranty in form and substance reasonably satisfactory to the Administrative Agent and executed by any Guarantor in favor of the Administrative Agent and the other Secured Parties in respect of the Obligations.

“Guarantors” means Holdings, the Borrowers, Fresh Air, each other Person party to any of the Guarantees as a guarantor thereunder and each other Person, if any, that executes a guaranty or other similar agreement in favor of the Administrative Agent in connection with the transactions contemplated by this Agreement and the other Loan Document; provided that no Foreign Subsidiary (other than the AA UK Subsidiaries which will become Guarantors pursuant to their execution of Amendment No. 2) shall be required to be a Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender and is a party to a Swap Contract permitted under Article VII (or was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Person entered into such Swap Contract).

“Holdings” means American Apparel, Inc., a Delaware corporation.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business consistently with past practices);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           Capitalized Leases and Synthetic Lease Obligations;

(g)          all obligations of such Person prior to the date that is 180 days after the Maturity Date to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, other than as permitted under Sections 7.01 or 7.04; and

(h)          all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or unless such Person expressly does not have liability for such obligations of a joint venture.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payments hereunder or any other Loan Documents and (b) to the extent not otherwise described in clause (a) herein, Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercompany Note” means a promissory note dated the Closing Date evidencing intercompany Indebtedness between and among the Credit Parties, subject to the terms of a Subordination Agreement.

“Interest Payment Date” means, as to any Loan, the first Business Day of each Interest Period and the Maturity Date.

“Interest Period” means, as to each Loan, the period commencing on the first day of each calendar month and ending on the last day of such calendar month.

“Inventory” means all goods held for sale in which any Credit Party now has or hereafter acquires title to.

“Inventory Reserve” means the Rent and Charges Reserve, the Aged Inventory Reserve and such other reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion against Eligible Inventory, including without limitation, on account of (a) the salability of such Eligible Inventory, (b) factors that negatively affect the market value of such Eligible Inventory, (c) shrinkage, (d) obsolete and/or excess Inventory, (e) taxes and other liabilities secured by Liens upon Eligible Inventory that are or may reasonably be expected to become senior to the Administrative Agent’s Lien and (f) other costs, expenses and amounts that the Administrative Agent and the Secured Parties may incur or be required to pay to realize upon Eligible Inventory.

“Investment” means, all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of Capital Stock, assets that constitute a business unit or Indebtedness of, or for loans, advances or capital contributions to, or in respect of any Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital thereon; and (c) there shall not be deducted from the aggregate amount of Investments any decrease in the value, write-downs or write-offs with respect thereof.

“IP Security Agreement” means collectively, (i) the Intellectual Property Security Agreement dated as of the Closing Date, made by each Credit Party party thereto in favor of the Administrative Agent, on behalf of itself and the other Secured Parties and (ii) each other intellectual property security agreement, patent security agreement, trademark security agreement and copyright security agreement required to be delivered pursuant to Section 6.12 in form and substance reasonably satisfactory to the Administrative Agent.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers or in favor the L/C Issuer and relating to any such Letter of Credit.

“KCL Knitting” has the meaning specified in the introductory paragraph hereto.

“Laws” means, collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Crystal in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means, collectively, the Revolving Credit Lenders (including, without limitation, the Swing Line Lender as the context requires) and the Term Loan Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date applicable to the Revolving Credit Facility then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $12,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and the filing of, or agreement to authorize, any financing statement under the UCC or comparable law of any jurisdiction (other than precautionary filing of UCC financing statements with respect to obligations that do not constitute Indebtedness).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent by which (a) for any Collateral located on an owned premises subject to a mortgage or deed of trust in favor of a Person other than the Administrative Agent, the mortgagee or beneficiary, as applicable, waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral as permitted hereunder or to use the premises to store or dispose of the Collateral, (b) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral as permitted hereunder or to use the premises to store or dispose of the Collateral and additionally, with respect to any leased premise that is a flea markets or other temporary location, the lessor thereof allows the Administrative Agent satisfactory access to such location for the purposes of conducting a “going out of business” sale at such location for a period of not less than 15 weeks following the termination of the lease or the expiration of the lease by its terms; (c) for any Collateral held by a warehouseman, processor, shipper or similar Person, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to Administrative Agent upon request; (d) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Administrative Agent upon request; and (e) for any Collateral subject to a licensor’s intellectual property rights, the licensor grants to the Administrative Agent the right, vis-à-vis such licensor, to enforce the Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the intellectual property, whether or not a default exists under any applicable license.

“Liquidity Trigger Event” means any time at which Overall Excess Availability is less than the Excess Availability Minimum Amount.  The cessation of any Liquidity Trigger Event shall not impair the commencement of any subsequent Liquidity Trigger Event.

“Loan” means an extension of credit by a Lender to any Domestic Borrower under Article II in the form of a Revolving Credit Loan, Term Loan, Swing Line Loan, Overadvance Loan or Protective Advance.

“Loan Account” has the meaning specified in Section 2.18(a).

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Security Document, the Second Lien Intercreditor Agreement, the Canadian Intercreditor Agreement, the Administrative Agent’s Fee Letter, the Fee Letter, each Subordination Agreement, each Borrowing Base Certificate, each Compliance Certificate and each other agreement, document or instrument delivered by any Credit Party in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Local Accounts” has the meaning specified in Section 6.17.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties and their Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Credit Parties, taken as a whole, to perform its obligations under the Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Documents to which it is a party.

“Material Agreements” means each of the (i) Second Lien Documents, (ii) Subordinated Debt Documents, (iii) the Canadian Documents and (iv) any lease entered into by any Credit Party for (a) its chief executive office or (b) any warehouse, any distribution center, any plant, any shipping center, or any other single location, in each case, containing Inventory with a book value representing 10% or more of the aggregate book value of all Inventory of the Credit Parties.

“Maturity Date” means, with respect to the Revolving Credit Facility, Term Loan Facility, all Loans and L/C Obligations, March 13, 2015.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, (iii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(iv), an amount equal to 100% of the Outstanding Amount of the applicable L/C Obligations, and (iv) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their reasonable discretion.

“Minimum EBITDA Covenant Block” means an availability block equal to (a) $2,000,000 upon the occurrence of the Credit Parties’ breach of Section 7.15, which shall remain outstanding until the latest of (i) the Administrative Agent and the Lender’s subsequent receipt of financial statements required to be delivered by the Credit Parties pursuant to Section 6.04(b) demonstrating compliance with Section 7.15, (ii) such time as no Default or Event of Default shall have occurred and be continuing and (iii) three (3) months from the imposition of such availability block and (b) $0 at all other times.

“Mortgages” means each mortgage or deed of trust with respect to each fee interest of each Credit Party in Real Estate executed and delivered to the Administrative Agent after the Closing Date pursuant to Section 6.12 hereof, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any event or transaction described in Sections 2.05(c) through (f), (a) the cash proceeds received in respect of such event or transaction, including (i) any cash received in respect of any non-cash proceeds (including, without limitation, the monetization of notes receivables), but only as and when received or (ii) in the case of a Casualty Event, insurance proceeds, proceeds of a condemnation award or other compensation payments, in each case net of (b) the sum of (x) all reasonable fees and out-of-pocket expenses (including appraisals, and brokerage, legal, advisory, banking, title and recording tax expenses and commissions) paid by any Credit Party or a Subsidiary to third parties (other than Affiliates) in connection with such event, (y) in the case of a sale or other disposition of an asset described in Section 2.05(c), income taxes paid or reasonably estimated by the Borrower Representative (determined in good faith by a Financial Officer) to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (b)(y) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds and (z) in the case of a sale or other disposition of an asset described Sections 2.05(c) and (d), the amount of all payments required to be made by any Credit Party (or to establish an escrow for the repayment of) on any Indebtedness by the terms thereof (other than the Obligations) secured by such asset to the extent the lien in favor of the holder of such Indebtedness is permitted by Section 7.03(a)(viii); provided that such payments made shall not exceed the amount of cash proceed received by such Credit Party or the aggregate amount of such Indebtedness.

“Net Orderly Liquidation Value” means, with respect to any Inventory, the net appraised orderly liquidation value (expressed as a percentage) of such Inventory (net of liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined from time to time by the Administrative Agent in its Permitted Discretion by reference to the most recent appraisal of the Inventory performed by an Appraiser.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders (or to the extent there are only two (2) Lenders, would have been approved by the Required Lenders if such Lender had approved of such consent, waiver or amendment).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means, collectively, the Revolving Credit Notes and Term Loan Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or any Bank Product Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document (but only to the extent that such connections are not described in clause (a)(i) of the definition of Excluded Taxes).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, excise, property or similar taxes, charges or similar levies that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment or sale of a participation.

“Outstanding Amount” means (i) with respect to Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swing Line Loans occurring on such date; (iii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Credit Party of Unreimbursed Amounts; and (iv) with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loans on such date.

“Overadvance” has the meaning specified in Section 2.17(a).

“Overadvance Loan” means a Revolving Credit Loan that bears interest at a rate based on the Default Rate made when an Overadvance exists or an Overadvance is caused by the funding thereof.

“Overall Excess Availability” means, as of any date of determination, an amount equal to the result of (a) the lesser of (i) the amount of the Aggregate Commitments and (ii) the Borrowing Base, less (b) Total Outstandings.

“Overall Unused Amount” means, as of any time of determination, an amount equal to the result of (a) the Aggregate Commitments at such time less (b) Total Outstandings at such time.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificates” means, collectively, (i) each Perfection Certificates delivered by the Credit Parties to the Administrative Agent on the Closing Date and (ii) each other Perfection Certificate from time to time delivered by the Credit Parties following the Closing Date to the Administrative Agent in accordance with this Agreement.

“Permitted Cash Collateral” means, at any time, (a) cash collateral in favor of Bank of America, N.A. in an aggregate amount not to exceed, at such time, 105% of the aggregate face amount (excluding any increases to any such face amount due to any automatic increase provisions thereof) of all outstanding letters of credit issued by Bank of America, N.A. under the Prior Credit Agreement and (b) cash collateral in favor of Bank of America, N.A. or such other Person in an aggregate amount not to exceed $100,000 solely to secure the exposure of Bank of America, N.A. or such other Person with respect to certain cash management services (to the extent permitted by this Agreement) provided by Bank of America, N.A. or such Person to the Credit Parties.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holders” means (i) Dov Charney, (ii) the spouse or a family member, estate or heir of Dov Charney, and (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest (or beneficial interest, in the case of a trust) of which consist of Dov Charney and/or such other Persons referred to in clause (ii) above or any combination thereof.

“Permitted Liens” means those Liens permitted by Section 7.03.

“Permitted Refinancing” means, subject to the terms of the Second Lien Intercreditor Agreement, refinancings of any Second Lien Debt so long as (i) the aggregate principal amount thereof does not exceed the outstanding principal amount of the then outstanding Second Lien Debt, plus all accrued and unpaid interest and premiums owing thereon, plus all fees and expenses incurred in connection with the closing of such refinancing, (ii) its weighted average life is no shorter than that of the Second Lien Debt being refinanced or extended (measured as of the date of the refinancing), (iii) the amortization thereof is not changed (other than to extend the same), (iv) the maturity date thereof is no earlier than the maturity date of the Second Lien Debt being refinanced, and (v) the overall interest rate is not increased and (vi) the refinancing lenders and agents (or the agent or trustee in respect of such lenders) enter into a reasonably satisfactory intercreditor agreement with the Administrative Agent (provided that an intercreditor agreement in substantially the form of the Second Lien Intercreditor Agreement in effect on the Closing Date shall be satisfactory).

“Permitted Senior Liens” means those Permitted Liens under Section 7.03(a)(i) (solely to the extent encumbering tangible assets in the possession of such Persons or tangible assets previously in the possession of such Persons to the extent such Persons could assert a valid and enforceable Lien on such Collateral), Section 7.03(a)(ii), Section 7.03(a)(iii), Section 7.03(a)(vi), Section 7.03(a)(vii), Section 7.03(a)(viii) (solely to the extent encumbering equipment and/or fixed assets being leased or being acquired through the incurrence of such purchase money Indebtedness), Section 7.03(a)(x), Section 7.03(a)(xi), Section 7.03(a)(xiii) (solely to the extent encumbering tangible assets in the possession of such Persons or tangible assets previously in the possession of such Persons to the extent such Persons could assert a valid and enforceable Lien on such Collateral), Section 7.03(a)(xiv) and Section 7.03(a)(xv), in each case, solely to the extent such Permitted Liens are valid, enforceable, and prior to the Liens of the Administrative Agent under applicable Law.

“Permitted Specified Liens” means Liens permitted by (a) Section 7.03(a)(i) as such relate to Inventory, (b) Section 7.03(a)(xii)  and (c) Section 7.03(a)(ix).

“Permitted Specified Sales” means (a) bulk sales of Inventory not in the ordinary course of Business so long as (i) the aggregate amount sold in any Fiscal Year does not exceed 2.5% of the combined aggregate Cost of the Domestic Borrowers’ Eligible Wholesale Finished Goods Inventory, Eligible Wholesale RSA Finished Goods Inventory, Eligible Retail Inventory and Eligible Raw Materials Inventory, as calculated on the first day of such Fiscal Year, (ii) the aggregate combined amount sold during the term of this Agreement does not exceed 10.0% of the aggregate Cost of the Domestic Borrowers’ Eligible Wholesale Finished Goods Inventory, Eligible Wholesale RSA Finished Goods Inventory, Eligible Retail Inventory and Eligible Raw Materials Inventory, as calculated on the Closing Date and

(iii) any sales in connection with the closing of ten (10) or more retail stores or other locations of the Borrowers shall be conducted pursuant to liquidation agreements and with liquidation professionals satisfactory to the Administrative Agent, (b) sales of Inventory of the Borrowers that is (i) aged for over one (1) year or (ii) Inventory that is not Eligible Inventory described in clauses (a) through (c) of the definition thereof and (c) with respect to Inventory described in clause (m) of the definition of Eligible Inventory, returns to the applicable vendor in the ordinary course of business and consistent with past practices.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreements” means, collectively, (i) the U.S. Pledge Agreement, (ii) the German Pledge Agreement, (iii) UK Pledge Agreement and (iv) any other pledge agreement or share charge granted by any Credit Party as required by Section 6.12 which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Prepayment Notice” means the certificate in substantially the form of Exhibit G hereto, or in such other form reasonably acceptable to the Administrative Agent, to be signed by a Financial Officer of the Borrower Representative and delivered to the Administrative Agent and the Lenders pursuant to Section 2.05 hereof.

“Prior Credit Agreement” means that certain Credit Agreement dated as of July 2, 2007, as amended or modified to the date hereof, among the Domestic Borrowers, the other Credit Parties party thereto, Bank of America, N.A., as administrative agent, and the lenders party thereto.

“Protective Advances” has the meaning specified in Section 2.17(b).

“Public Lender” has the meaning specified in Section 6.04.

“RCRA” has the meaning specified in the definition of “Environmental Laws”.

“Real Estate” means all real property at any time owned or leased (as lessee or sublessee) by any Credit Party.

“Receivables” means all rights to the payment of money for goods sold or services rendered owing to any Credit Party, consisting of “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party.

“Receivables Reserves” means such reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion against Eligible Wholesale Receivables and Eligible Credit Card Receivables, including without limitation, on account of (a) the collectability of such Eligible Wholesale Receivables and/or Eligible Credit Card Receivable as a result of the dilution thereof, including as a result of amounts to adjust for claims, chargebacks, accrued liabilities, contra, write-offs, return of goods or similar matters, aged credits, credit lag, offsets, defense or counterclaims or other disputes with credit card issuers or processors or account debtors, (b) taxes and other liabilities secured by Liens upon Eligible Wholesale Receivables and/or Eligible Credit Card Receivables that are or may reasonably be expected to become senior to the Administrative Agent’s Lien and (c) other costs, expenses and amounts that the Administrative Agent and/or the Secured Parties may incur or be required to pay to realize upon Eligible Wholesale Receivables and Eligible Credit Card Receivables.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder

“Reference Period” means, as of any date of determination, the period of twelve consecutive Fiscal Months ending on such date.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers and advisors of such Person and of such Person’s Affiliates.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Credit Party to any landlord, mortgagee or beneficiary under a mortgage or deed of trust, warehouseman, processor, repairman, mechanic, shipper, broker or other similar Persons who possess any Collateral or could assert a valid and enforceable Lien that is prior to or pari passu with the Lien in favor of the Administrative Agent on any Collateral; and (b) a reserve at least equal to (i) two (2) months’ rent and other charges that could be payable to any such Person in the case of amounts owing to a lessor of any Specified Collateral Location and (ii) other amounts reasonably determined by the Administrative Agent in the case of all such other Persons who possess any Collateral or could assert a valid and enforceable Lien that is prior to or pari passu with the Lien in favor of the Administrative Agent on any Collateral, unless, in the case of clause (b) such Person has executed a Lien Waiver.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Committed Borrowing or a Swing Line Borrowing, a Borrowing Request Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determinations, (a) if there are two (2) or fewer Lenders, all Lenders, (b) if there are three (3) or more Lenders, at least two (2) Lenders holding more than 50% of the sum of the (i) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and

(ii) aggregate unused Revolving Credit Commitments; provided that, the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.  Additionally, solely for this definition, a Lender and its Affiliates shall collectively constitute one (1) Lender.

“Reserves” means, subject to adjustment from time to time as set forth in Section 2.20, the sum (without duplication) of (a) Receivables Reserves, (b) Inventory Reserves; (c) the Gift Card and Merchandise Credit Reserves[~~,~~]  and (d) Bank Product Reserves , and (e) such additional reserves, in amounts and with respect to such matters (whether or not constituting a Default or Event of Default), as the Administrative Agent in its Permitted Discretion may elect to impose from time to time, in each of clauses (a) through (e), whether before or during the continuance of a Default or Event of Default.  Without limiting the generality of the foregoing, reserves established to ensure the payment of (a) accrued interest expense, (b) insurance claims, including self-funded insurance claims, (c) outstanding Taxes and other charges imposed by any Governmental Authority, including, without limitation, ad valorem taxes, real estate, personal property, sales and other taxes, and (d) other accrued and unpaid amounts contemplated to be paid by the Credit Parties under any Trade Credit Insurance shall be deemed to be an exercise of the Administrative Agent’s Permitted Discretion.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Credit Party or any Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of any Credit Party or any Subsidiary, (c) any payment (whether in cash, securities or other property) of management fees (or other fees of a similar nature) by such Credit Party or such Subsidiary to any equity holder or Affiliate of such Credit Party or such Subsidiary.

“Revolving Credit Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date applicable to the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Facility pursuant to Section 2.06(a), and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Revolving Credit Commitments” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Domestic Borrowers pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Note” means a promissory note made by the Domestic Borrowers in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lenders” means each Lender with a Revolving Credit Commitment, or following the termination of the Revolving Credit Commitments, which has Revolving Credit Loans outstanding or participations in outstanding Letters of Credit or Swing Line Loans and any other Person who becomes an assignee of the rights and obligations of a Revolving Credit Lender pursuant to terms of this Agreement.

“Revolving Credit Loans” has the meaning specified in Section 2.01(a).

“Same Day Request” has the meaning specified in Section 2.02(a).

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SARA” has the meaning specified in the definition of “Environmental Laws”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Agent” means Wilmington Trust National Association, as administrative agent and the collateral agent under the Second Lien Credit Agreement and its successors and assigns in such capacity to the extent permitted by the terms of the Second Lien Intercreditor Agreement and any other agent or trustee appointed under the Second Lien Credit Agreement following a Permitted Refinancing of the previously existing Second Lien Credit Agreement (and such agent’s or trustee’s successors and permitted assigns in such capacity).

“Second Lien Intercreditor Agreement” means the (i) Intercreditor Agreement dated as of March 13, 2012 by and among the Administrative Agent, the Second Lien Agent, the Credit Parties and the other parties thereto and (ii) each other intercreditor agreement referred to in clause (iv) of the definition of Permitted Refinancing.

“Second Lien Lenders” means the lenders from time to time party to the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means the (i) Credit Agreement dated as of March 13, 2009, among the Credit Parties, the Second Lien Agent and the Second Lien Lenders, as amended, amended and restated, restated, supplemented or modified to the extent permitted by the terms of this Agreement and the Second Lien Intercreditor Agreement and (ii) any other credit agreement, loan agreement, note, instrument, agreement or document evidencing any Permitted Refinancing of the Second Lien Debt.

“Second Lien Debt” means the “Loans” under and as defined in the Second Lien Credit Agreement as in effect on the Amendment No. 2 Effective Date, and any Permitted Refinancings thereof.

“Second Lien Documents” means, collectively, the Second Lien Credit Agreement and any notes, guarantees, security agreements, pledge agreements, security documents or other agreements that constitute loan documents executed in connection therewith, as each may be amended, amended and restated, restated, supplemented or modified to the extent permitted by the terms of this Agreement and the Second Lien Intercreditor Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Agreements” means, collectively, (i) Security Agreement dated as of the Closing Date, entered into by the Credit Parties and the Administrative Agent and (ii) any other security agreement granted by any Credit Party as required by Section 6.12 which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Security Documents” means the Guarantees, the Security Agreements, the IP Security Agreement, the Pledge Agreements, the Mortgages, the Agency Account Agreements, the UK Security Documents and all other guarantees, security agreements, intellectual property security agreements, pledge agreements, mortgages, deeds of trust, control agreements,  instruments and documents, including without limitation Uniform Commercial Code financing statements and other equivalent registrations and personal property security filings with respect to any other applicable jurisdiction, control agreements, required to be executed or delivered pursuant to, or in connection with, this Agreement or any other Loan Document, all in form and substance reasonably acceptable to the Administrative Agent.

“Senior Management” means with respect to the any of the Credit Parties or any of its Subsidiaries, its chairman, president, Financial Officer, chief executive officer or general counsel.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(g).

“Specified Collateral Location” means any (i) fee owned real property of any Credit Party subject to a mortgage or deed of trust for the benefit of a third party other than the Administrative Agent, (ii) retail store locations leased by a Credit Party located in Delaware, the District of Columbia, Iowa, Pennsylvania, Washington West Virginia, or Virginia or (iii) chief executive office, distribution center, warehouse, shipping center, plant, factory, or other similar location leased by a Credit Party, in each case, where Collateral is located.

“Spot Rate” means, with respect to a currency, the rate reasonably determined by the Administrative Agent to be the rate quoted by any reputable financial institution designated by the Administrative Agent from time to time as the spot rate for the purchase by such financial institution of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

           “Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Debt” means unsecured Indebtedness of any Credit Party or any Subsidiary that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a Subordination Agreement.

“Subordinated Debt Documents” means all documents, agreements and instruments evidencing any Subordinated Debt and/or executed and/or delivered in connection with the incurrence of any Subordinated Debt, including, without limitation, each Subordination Agreement.

“Subordination Agreement” means a subordination and intercreditor agreement or such other written instrument containing subordination provisions, each in form and substance acceptable to the Required Lenders in their sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Crystal in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Sublimit” means, for any day that a Swing Line Loan is made, an amount equal to the greater of (i) $15,000,000 and (ii) the Daily Cash Sweep Repayment Amount for such day.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitments” means, as to each Term Loan Lender, its obligation to make Term Loans to the Domestic Borrowers on the Closing Date pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.01.

“Term Loan Facility” means, at any time, (a) on the Closing Date, the aggregate amount of the Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of all Term Loans of all Term Loan Lenders outstanding at such time.

“Term Loan Lenders” means each Lender with a Term Loan Commitment, or following the termination of the Term Loan Commitments on the Closing Date, which has Term Loans outstanding and any other Person who becomes an assignee of the rights and obligations of a Term Loan Lender pursuant to terms of this Agreement.

“Term Loan Note” means a promissory note made by the Domestic Borrowers in favor of a Term Loan Lender evidencing the Term Loans made by such Term Loan Lender, substantially in the form of Exhibit C-2.

“Total Outstandings” means, as of the date of determination, an amount equal to the sum of the Total Revolving Credit Outstandings at such date and the Total Term Loan Outstandings at such date.

“Total Revolving Credit Outstandings” means, as of the date of determination, the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations (other than L/C Obligations in respect of Cash Collateralized Letters of Credit).

“Total Term Loan Outstandings” means, as of the date of determination, the aggregate Outstanding Amount of the Term Loans.

“Trade Credit Insurance” means, with respect to Eligible Wholesale Receivables or Eligible Wholesale Foreign Receivables, trade credit insurance on terms and with insurers acceptable to the Administrative Agent in its sole discretion. Without limiting the generality of the foregoing, unless agreed to in writing by the Required Lenders in their sole discretion, such trade credit insurance shall only be acceptable to the Administrative Agent if [~~(a)~~ ]the Administrative Agent shall have received (i) a true, correct and complete [~~original~~] copy of the policy of insurance (including all endorsements, amendments and modifications thereto including those following the Amendment No. 2 Effective Date) in respect thereof and (ii[~~) an assignment thereof pursuant to a collateral assignment agreement in form and substance satisfactory to the Administrative Agent and (iii~~]) a loss payable endorsement thereto, in each case, in form and substance satisfactory to the Administrative Agent[ ~~and (b) the Administrative Agent shall have a duly attached and perfected first priority Lien under New York law and under the law of each other jurisdiction governing the attachment, perfection or effect of perfection or non-perfection or the priority of the Administrative Agent’s Lien on such policy of insurance~~].

“Trade Date” has the meaning specified in Section 10.06(b)(i).

“Two Day Request” has the meaning specified in Section 2.02(a).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” means the Ownership Interest and Intercompany Note Pledge and Security Agreement dated as of the Closing Date, entered into by AA USA, AA Retail, Holdings and the Administrative Agent and each other Credit Party that is a signatory thereto from time to time.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Security Documents” means, collectively, (a) the Debenture dated the Amendment No. 2 Effective Date by each of the AA UK Subsidiaries in favor of the Administrative Agent , (b) the Debenture dated the Amendment No. 2 Effective Date by AA USA in favor of the Administrative Agent and (c) other debentures, guarantees, security agreements, intellectual property security agreements, pledge agreements, mortgages, deeds of trust, control agreements, instruments and documents executed or delivered by any of the AA UK Subsidiaries in favor of the Administrative Agent.

“UK Pledge Agreement” means, the Charge dated April 18, 2012 by AA USA in favor of the Administrative Agent in respect of the pledge of the Capital Stock of each of the AA UK Subsidiaries.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unused Facility Fee” has the meaning specified in Section 2.09(a).

“Unused Facility Fee Rate” means for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date, the following percentages per annum applicable to the Unused Facility Fee, corresponding to the Average Overall Used Percentage (as determined on each Adjustment Date (commencing with the first Adjustment Date following the Closing Date) based on the immediately preceding Fiscal Month or the portion thereof, in the case of the first Adjustment Date following the Closing Date):

Level	Average Overall Unused Percentage	Unused Facility Fee Rate
I	Less than or equal to 45.00%	1.00%
II	Greater than 45.00% but less than or equal to 75.00%	0.75%
III	Greater than 75.00%	0.375%

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Warrant PIK Fee” means non-cash payments made in kind or capitalized on the Second Lien Debt, in accordance with the terms of the Second Lien Credit Agreement, as a result of Holding’s failure to authorize a sufficient number of shares of common stock for the benefit of Lion Capital, LLP and its Affiliates in connection with such Person’s right to exercise warrants (pursuant to Section 5.14(b) of the Second Lien Credit Agreement) for such capital stock.

1.02      Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Governing Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03      Accounting Terms. (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Credit Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)         Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio, negative covenant or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio, negative covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with GAAP as in effect on December 31, 2010 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto and regardless of whether such leases are in effect as of the date hereof or entered into as of the date hereof, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04      Rounding.  Any financial ratios required to be maintained by any of the Credit Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05      Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06      Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07      Exchange Rates; Currency Equivalents.The Administrative Agent shall determine the Spot Rates as of each applicable date of determination for components of the Borrowing Base to be used for calculating the Dollar Equivalent of each component of the Borrowing Base not originally stated in Dollars.  Such Spot Rates shall become effective as of such date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next applicable date of determination.  Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01      Loans.

(a)         Revolving Credit Loans.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving credit loans (each such loan, a “Revolving Credit Loan”) to the Domestic Borrowers from time to time, on any Business Day during the Revolving Credit Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment so long as after giving effect to any Committed Revolving Credit Borrowing, (i) Overall Excess Availability shall be greater than $0, (ii) Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (iii) no Revolving Credit Lender’s Revolving Credit Exposure shall exceed its Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions of this Agreement, the Domestic Borrowers may borrow prepay and reborrow Revolving Credit Loans.

(b)         Term Loans.  Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a term loan (each such loan, a “Term Loan”) to the Domestic Borrowers on the Closing Date in an aggregate amount equal to such Term Loan Lender’s Term Loan Commitment.  Amounts borrowed under this Section 2.01(b) once paid or prepaid, may not be reborrowed.

(c)         Foreign Credit Parties.  Notwithstanding anything to the contrary contained in any Loan Document, no Foreign Credit Parties shall be entitled to request any Borrowing, directly receive proceeds of any Loan, apply for any Letter of Credit or otherwise receive any extension of credit under any Loan Document.

2.02      Borrowings of Committed Loans.

(a)         Each Committed Borrowing shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent via a Borrowing Request Notice appropriately completed and signed by a member of Senior Management of the Borrower Representative, which may be given by any Electronic Medium.  Each such notice must be received by the Administrative Agent not later than 1:00 p.m. Eastern time (10:00 am Pacific time) two (2) Business Days prior to the requested date of any Committed Borrowing (each a “Two Day Request”); provided, however, if the aggregate principal amount of a requested Committed Borrowing for any day is less than or equal to the Daily Cash Sweep Repayment Amount for such day, such notice must only be received not later than 1:00 p.m. Eastern time (10:00 am Pacific time) on the requested date of such Committed Borrowing (each a “Same Day Request”).  Any Committed Borrowing request on any day in excess of the Daily Cash Sweep Repayment Amount for such day, shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Borrowing Request Notice shall specify (i) the Domestic Borrower requesting such Committed Borrowing, (ii) the requested date of the Committed Borrowing (which shall be a Business Day) and (iii) whether the Committed Loan is a Revolving Credit Loan or a Term Loan and the principal amount of Committed Loans to be borrowed.  The Borrower Representative may not request more than one (1) Two Day Requests on any Business Day and more than (1) Same Day Request on any Business Day.

(b)         Following receipt of a Borrowing Request Notice, the Administrative Agent shall promptly notify (i) the Swing Line Lender in the case of any request for a Committed Revolving Credit Borrowing, (ii) each Revolving Credit Lender of the amount of its Applicable Percentage of the applicable Revolving Credit Loans to the extent the Swing Line Lender elects not to advance a requested Revolving Credit Loan by making a Swing Line Loan in accordance with Section 2.04 and (iii) on the Closing Date, each Term Loan Lender of the amount of its Applicable Percentage of the applicable Term Loans.  Subject to the Swing Line Lender’s election to advance a requested Credit Borrowing by making a Swing Line Loan in accordance with Section 2.04, in the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. Eastern time (12:00 p.m. Pacific time) (or such later time as may be agreed upon by a Lender and the Administrative Agent) on the Business Day specified in the applicable Borrowing Request Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Committed Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Domestic Borrower in like funds as received by the Administrative Agent by transfer of such funds (such transfer to be initiated no later than 6:00 p.m. Eastern time (3:00 p.m. Pacific time)) in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative; provided, however, that if, on the date the Borrowing Request Notice with respect to such Committed Borrowing is given by the Borrower Representative, there are L/C Borrowings outstanding, then the proceeds of such Committed Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Domestic Borrower as provided above.

(c)         The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Loan upon determination of such interest rate.

2.03      Letters of Credit.

(a)         The Letter of Credit Commitment.

(i)         Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue or cause to be issued Letters of Credit for the account of any Domestic Borrower or Domestic Credit Party, and to amend or extend Letters of Credit previously issued or caused to be issued by it, in accordance with subsection (b) below, and (2) to honor or cause to be honored drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of any Domestic Borrower or Domestic Credit Party and any drawings thereunder so long as that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) Overall Excess Availability would be greater than $0, (x) Total Revolving Credit Outstandings would not exceed the Revolving Credit Facility, (y) no Revolving Credit Lender’s Revolving Credit Exposure shall exceed its Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower Representative for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Domestic Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Domestic Borrowers and Domestic Credit Parties’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Domestic Borrowers and Domestic Credit Parties may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)        The L/C Issuer shall not issue nor cause to be issued any Letter of Credit, if:

(A)        subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)         the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)       The L/C Issuer shall not be under any obligation to issue or cause to be issued any Letter of Credit if:

(A)        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)         the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)         except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000 (or such lesser amount as approved by the L/C Issuer);

(D)         such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)         any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Domestic Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(v)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure or the Defaulting Lender’s Fronting Exposure has been reallocated to the other Revolving Lenders at such time in accordance with Section 2.16(a)(iv); or

(F)         the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)       The L/C Issuer shall not amend or cause to be amended any Letter of Credit if the L/C Issuer would not be permitted at such time to issue or cause to be issued such Letter of Credit in its amended form under the terms hereof.

(v)        The L/C Issuer shall be under no obligation to amend or cause to be amended any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue or cause to be issued such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)       The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it or which it causes to be issued and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it, which it caused to be issued or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)         Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)         Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Representative delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a member of the Senior Management of the Borrower Representative.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. Eastern time (10:00 am Pacific time) at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Domestic Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)         Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (in writing or in any Electronic Medium) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Representative and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Domestic Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue or cause to be issued a Letter of Credit for the account of the applicable Domestic Borrower or Domestic Credit Party or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)         If the Borrower Representative so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue or cause to be issued a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  With respect to any Auto-Extension Letter of Credit that has been issued, unless requested by the L/C Issuer, the Borrower Representative shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if it has received notice (which shall be in writing or in any Electronic Medium) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower Representative that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver or caused to be delivered to the Borrower Representative and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)         Drawings and Reimbursements; Funding of Participations.

(i)         Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower Representative and the Administrative Agent thereof.  Not later than 1:00 p.m. Eastern time (10:00 am Pacific time) on the date of any payment made by, or caused to be made by, the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Domestic Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, which reimbursement, in the case of Cash Collateralized Letters of Credit, shall be made pursuant to Section 2.15(c).  If the Domestic Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof.  In such event, the Domestic Borrowers shall be deemed to have requested a Committed Revolving Credit Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 but subject to the conditions set forth in Section 4.02 for the making of Revolving Credit Loans (other than the delivery of a Borrowing Request Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing or any Electronic Medium; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)        Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. Eastern time (10:00 am Pacific time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan to the Domestic Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)       With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Revolving Credit Borrowing because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Domestic Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)       Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)        Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the L/C Issuer, the Domestic Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower Representative of a Borrowing Request Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Domestic Borrowers to reimburse the L/C Issuer for the amount of any payment made by or caused to be made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)       If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)         Repayment of Participations.

(i)         At any time after the L/C Issuer has made or caused to be made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from any Domestic Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)        If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)         Obligations Absolute.  The obligation of the Domestic Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)         any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)        the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any other Credit Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)       any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by, or caused to be made by, the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other Credit Party.

The Domestic Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Domestic Borrowers’ instructions or other irregularity, the Domestic Borrowers will immediately notify the L/C Issuer.  The Domestic Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)         Role of L/C Issuer.  Each Revolving Credit Lender and the Domestic Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Domestic Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Domestic Borrowers pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.

None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Domestic Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Domestic Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Domestic Borrowers which the Domestic Borrowers prove were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence or the L/C Issuer’s willful failure to pay or cause to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)         Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Domestic Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Domestic Borrower for, and the L/C Issuer’s rights and remedies against any Domestic Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)         Letter of Credit Fees.  The Domestic Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentages, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit (other than Cash Collateralized Letters of Credit) equal to the Eurodollar Rate plus the Applicable Rate times the average daily stated amount of such Letter of Credit during any quarter.  For purposes of computing the average daily stated amount for any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a monthly basis in arrears and (ii) due and payable on the first day of each calendar month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any month, the average daily stated amount for each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such month that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate and shall be due and payable on demand by the Administrative Agent.

(i)         Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Domestic Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amount specified in the Issuer Documents or as otherwise agreed between the issuer of any Letter of Credit and the Domestic Borrowers.  Such fronting fee shall be due and payable on the first day of each calendar month in respect of the most recently-ended monthly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the average daily stated amount for any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Domestic Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)         Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04      Swing Line Loans.

(a)         The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, may, it its sole and absolute discretion, elect to advance a requested Revolving Credit Loan under Section 2.01(a) by  making loans (each such loan, a “Swing Line Loan”) to any Domestic Borrower from time to time on any Business Day during the Revolving Availability Period; provided that, after giving effect to any Swing Line Loan made on any particular date, the aggregate amount of all Swing Line Loans outstanding on such date shall not exceed the amount of the Swing Line Sublimit on such date, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Revolving Credit Lender acting as Swing Line Lender, may exceed the amount of such Revolving Credit Lender’s Revolving Credit Commitment so long as (x) after giving effect to any Swing Line Loan, (A) Overall Excess Availability would be greater than $0, (B) Total Revolving Credit Outstandings would not exceed the Revolving Credit Facility, and (C) except as noted above with respect to the Swing Line Lender, no Revolving Credit Lender’s Revolving Credit Exposure shall exceed its Revolving Credit Commitment and (y) no Domestic Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Domestic Borrowers may borrow, prepay and reborrow under this Section 2.04.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)         Borrowing Procedures.  Each Swing Line Loan shall be made upon the Swing Line Lender’s sole and absolute discretion following its receipt of a Borrowing Request Notice from the Administrative Agent pursuant to Section 2.02(b).  Unless the Swing Line Lender has received notice (by telephone or in writing or in an Electronic Medium) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 1:00 p.m. Eastern time (10:00 am Pacific time) on the date of the proposed Swing Line Borrowing (x) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first two provisos to the first sentence of Section 2.04(a), or (y) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may (but is not obligated to), in its sole and absolute discretion, on the borrowing date specified in such Borrowing Request Notice, make the amount of its Swing Line Loan available to the applicable Domestic Borrower.

(c)         Refinancing of Swing Line Loans.

(i)         The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Domestic Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding (or such lesser amount requested by the Swing Line Lender); with such settlement of Swing Line Loans to take place on Thursday of each calendar week or more frequently as the Swing Line Lender may require.  Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount of the Swing Line Loans to be settled available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. Eastern time (10:00 am Pacific time) on the day of settlement stipulated by the Swing Line Lender, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan to the applicable Domestic Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)        If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Revolving Credit Loan submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)       If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)      Each Revolving Credit Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Domestic Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Domestic Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)         Repayment of Participations.

(i)         At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)         If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)         Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Domestic Borrowers for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)         Payments Directly to Swing Line Lender.  The Domestic Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Administrative Agent for the account of the Swing Line Lender.

2.05     Prepayments; Repayments; Amortization.

(a)         Voluntary Prepayments of Term Loans.  The Borrower Representative may, upon notice to the Administrative Agent pursuant to a Prepayment Notice, at any time or from time to time voluntarily prepay Term Loans in whole or in part; provided that (i) the Revolving Credit Facility shall have been terminated in full, (ii) the Borrowers shall pay each Term Loan Lender its Applicable Percentage of the Early Termination Fee on the amount prepaid concurrently with such prepayment, (iii) such notice must be received by the Administrative Agent not later than 2:00 p.m. Eastern time (11:00 am Pacific time) three (3) Business Days prior to any such date of prepayment and (iv) any prepayment of Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment of the Term Loans to be prepaid.  The Administrative Agent will promptly notify each Term Loan Lender of its receipt of each such notice, and of the amount of such Term Loan Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower Representative, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such notice indicates that a prepayment in full of the Term Loans is to be funded with the proceeds of a refinancing of all Obligations, such notice may be revoked if such refinancing is not consummated or shall otherwise be delayed and such prepayment amount shall not be due and payable.  Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)         Advances in Excess of Overall Excess Availability.  Subject to Section 2.17, if for any reason at any time, Overall Excess Availability is less than $0, the Borrowers shall immediately prepay the Obligations in an aggregate amount equal to such deficiency (such prepayment shall be directed to the Collection Account and applied in accordance with the application of payments specified in Section 2.07(c)(i) through (vi) until such time as there are no Outstanding Amounts with respect to Revolving Credit Loans and if a deficiency still exists following such application of payments, the remaining amount required to eliminate such deficiency shall be applied pursuant to Section 2.07(d).

(c)         Asset Dispositions.  (i)  Immediately upon receipt by any Credit Party of Net Cash Proceeds from any asset disposition of Collateral (excluding dispositions of Inventory in the ordinary course of business), the Borrowers shall prepay the Obligations in an amount equal to 100% of such Net Cash Proceeds so received (such prepayments shall be directed to the Collection Account  and applied in accordance with the application of payments specified in Section 2.07(c) regardless of whether an Event of Default has occurred and is continuing).

(d)         Casualty Events and Extraordinary Receipts.  The Borrowers shall prepay the Obligations in an amount equal to 100% of (i) such Net Cash Proceeds received by any Credit Party from Casualty Events with respect to Collateral and (ii) all Extraordinary Receipts (in each case, such prepayments shall be directed to the Collection Account and applied in accordance with the application of payments specified in Section 2.07(c)).

(e)         Equity Issuances.  Immediately upon (a) the sale or issuance by any Credit Party or any of its Subsidiaries of any Capital Stock (other than Excluded Equity Issuances) or (b) the receipt of any capital contribution by any Credit Party or any of its Subsidiaries on account of any Capital Stock (other than capital contributions received on account of Excluded Equity Issuances) issued by or in such Credit Party or such Subsidiary, the Borrowers shall prepay the Obligations in an amount equal to 100% of such Net Cash Proceeds so received (such prepayments shall be directed to the Collection Account and applied in accordance with the application of payments specified in Section 2.07(c)).

(f)         Incurrence of Indebtedness.  Immediately upon the incurrence or issuance by any Credit Party or any of its Subsidiaries of any Indebtedness (other than Excluded Debt Incurrences), the Borrowers shall prepay the Obligations in an amount equal to 100% of such Net Cash Proceeds so received (such prepayments shall be directed to the Collection Account and applied in accordance with the application of payments specified in Section 2.07(c)).

(g)         Daily Application of Funds in Collection Account.  On and after the Closing Date, the Borrowers hereby irrevocably direct the Administrative Agent to apply all funds held in the Collection Account to the prepayment of the Obligations on a daily basis in accordance with Sections 2.07(c).

2.06     Termination or Reduction of Commitments.

(a)         Revolving Credit Facility.  The Borrower Representative may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility in full or permanently reduce the Revolving Credit Facility in part; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. Eastern time (11:00 am Pacific time) five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower Representative shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, Overall Excess Availability would be less than $0, (iv) if, after giving effect to any reduction of the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such Letter of Credit Sublimit and Swing Line Sublimit shall be automatically reduced by the amount of such excess, (v) the Borrowers shall pay each Revolving Credit Lender its Applicable Percentage of the Early Termination Fee on the amount terminated or reduced concurrently with such termination or reduction and (vi) any such notice may be revoked if it indicates that a termination of the Revolving Credit Facility is in connection with a refinancing of all Obligations and such refinancing is not consummated or is delayed.  The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Facility.  Any reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

(b)         Term Loan Facility.  The aggregate Term Loan Commitments of the Term Loan Lenders on the Closing Date shall be automatically and permanently reduced to zero upon the making of the Term Loans on the Closing Date.

2.07     Repayment of Loans.

(a)         Maturity.  In addition to the repayment of the Loans pursuant to Section 2.05(g), the Borrowers shall repay to the (i) Revolving Credit Lenders, on the Maturity Date applicable to the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date, together with all other Obligations, including any Early Termination Fee applicable thereto, in respect thereof and (ii) Term Loan Lenders on the Maturity Date applicable to the Term Loan Facility the aggregate principal amount of Term Loans outstanding on such date, together with all other Obligations in respect thereof, including any Early Termination Fee applicable thereto.

(b)         Swing Line Loans.  The Borrower shall repay each Swing Line Loan in accordance with Section 2.05(g) (it being understood that such repayment may be effected through a settlement pursuant to Section 2.04(c)) and (ii) the Maturity Date applicable to the Revolving Credit Facility.

(c)         Application of Payments.  Subject to clause (d) below, all funds transferred and credited to the Collection Account (or otherwise on account of the payment of the Obligations) shall be applied to the Obligations as follows:

(i)         First, to pay outstanding Protective Advances funded by the Administrative Agent;

(ii)        Second, to pay Obligations (excluding Bank Product Obligations) owing to the Administrative Agent constituting (a) indemnities and expenses then due and payable under this Agreement and the other Loan Documents and (b) the fees then due and payable under the Administrative Agent’s Fee Letter;

(iii)       Third, to pay Obligations (excluding Bank Product Obligations) owing to the the L/C Issuer, Swing Line Lender, the Revolving Credit Lenders and the Term Loan Lenders constituting indemnities and expenses then due and payable under this Agreement and the other Loan Documents;

(iv)      Fourth, to pay Obligations (excluding Bank Product Obligations) constituting interest and fees (including Letter of Credit Fees and Unused Facility Fees) then due and payable to the L/C Issuer, Swing Line Lender, the Revolving Credit Lenders and the Term Loan Lenders by the Borrowers under this Agreement and the other Loan Documents ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;

(v)       Fifth, to repay principal on the Swing Line Loans and Unreimbursed Amounts for drawn Letters of Credit, ratably among the holders thereof in proportion to the respective amounts described in this clause Fifth payable to them;

(vi)      Sixth, to repay principal on the Revolving Credit Loans ratably among the holders thereof in proportion to the respective amounts described in this clause Sixth payable to them (without any reduction in the Revolving Credit Commitments); and

(vii)     Seventh, to the Domestic Borrowers’ operating account.

All payments applied to the Loans pursuant to this Section 2.07(c) shall be applied to the Loans owing to the Lenders in accordance with their respective Applicable Percentages.

(d)         Following the occurrence and during the continuance of an Event of Default of which the account officers of the Administrative Agent active on the Borrowers’ account have knowledge, the Administrative Agent may (and at the direction of the Required Lenders, shall) apply all funds transferred and credited to the Collection Account (or otherwise on account of the payment of the Obligations) to the Obligations in accordance with Section 8.03.

2.08      Interest.

(a)         Subject to the provisions of subsection (b) below, (i) each Revolving Credit Loan and Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Eurodollar Rate for such Interest Period plus the Applicable Rate.

(b)         Following the occurrence and during the continuance of an Event of Default, the Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)         Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest accruing at the Default Rate shall be due and payable on demand by the Administrative Agent.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09      Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)         Unused Facility Fee.

(i)         The Borrowers shall pay to the Administrative Agent for the account of the Revolving Credit Lenders in accordance with their Applicable Percentages, an unused facility fee (the “Unused Facility Fee”) equal to the Unused Facility Fee Rate times the daily average amount of Overall Unused Amount for the applicable calendar month for which such Unused Facility Fee is due.  The Unused Facility Fee shall accrue at all times during the term of this Agreement that Revolving Credit Commitments are outstanding, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first day of each calendar month, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The Unused Facility Fee shall be calculated monthly in arrears.

(b)         Other Fees.  The Borrowers shall pay to the Arranger and the Administrative Agent the fees in the amounts and at the times specified in the Administrative Agent’s Fee Letter and the Fee Letter.  All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10     Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a year of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11     Evidence of Debt.

(a)         The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Domestic Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)         In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12      Payments Generally; Administrative Agent’s Clawback.

(a)         General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. Eastern time (9:00 am Pacific time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 p.m. Eastern time (9:00 am Pacific time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (unless otherwise provided herein), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)          Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Domestic Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Domestic Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to such Loans made.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)         Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)         Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds promptly (in like funds as received from such Lender) to such Lender, without interest.

(d)         Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans applicable to it, to fund participations in Letters of Credit and Swing Line Loans (in the case of Revolving Credit Lenders) and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)         Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13      Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)         if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary of the Borrowers (as to which the provisions of this Section shall apply).

The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

2.14      Collateral and Guarantees; Joint and Several Liabilities.

(a)         Collateral.  The Loans and the other Obligations shall be secured by valid, first priority (subject in priority only to any Permitted Senior Liens), perfected and enforceable Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, in all of the Collateral subject to the terms of the Security Documents.

(b)         Guarantees.  Payment of the Loans and the other Obligations shall be unconditionally guaranteed by each Guarantor subject to the terms of the Guarantees.

(c)         Further Assurances.  Each Credit Party covenants and agrees that it shall, and shall cause each of its Subsidiaries party to the Security Documents to, comply with all terms and conditions of each of the Security Documents and that each Credit Party shall, and shall cause each of its Subsidiaries party to the Security Documents to, at any time and from time to time at the request of the Administrative Agent or the Required Lenders execute and deliver such instruments and documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or protect or perfect the Lien of the Administrative Agent in the Collateral subject to the terms of the Security Documents.

(d)         Joint and Several Liabilities.  Each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, covenants and Obligations whether now or hereafter existing or due or to become due.  The Obligations may be enforced by the Administrative Agent and the Lenders against any Borrower or all Borrowers in any manner or order selected by the Administrative Agent or the Required Lenders in their sole discretion.  Each Borrower hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied. Without limiting the foregoing provisions of this Section 2.14(d), each Borrower acknowledges and agrees that:

(i)         its obligations under this Agreement shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any other Credit Party due to the existence of any proceeding under any Debtor Relief Law involving any other Credit Party;

(ii)        its obligations under this Agreement are independent of the obligations of any other Credit Party, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Credit Partyor any other Credit Party is joined in any such action or actions;

(iii)       it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(A)         any lack of validity or enforceability of this Agreement or any other Loan Document or any agreement or instrument relating thereto in respect of any other Credit Party;

(B)         any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Credit Party under or in respect of this Agreement or any other Loan Document, or any other amendment or waiver of or any consent to departure from this Agreement, in respect of any other Credit Party;

(C)         any change, restructuring or termination of the structure or existence of any other Credit Party;

(D)         the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any obligations of the Credit Parties under this Agreement; or

(E)         any other circumstance (including any statute of limitations but other than the Obligations having been fully satisfied) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Borrower;

(iv)       its obligations under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the institution of any proceeding under any Debtor Relief Law of any other Credit Party, all as though such payment had not been made; and

(v)        it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all Obligations, whether existing now or in the future.

2.15      Cash Collateral.

(a)         Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.02(c), (iv) the Administrative Agent or the L/C Issuer so requests with respect to a Letter of Credit to be issued pursuant to Section 2.03 or with respect to any outstanding Letter of Credit, or (v) there shall exist a Defaulting Lender, the Borrowers shall (x) immediately (in the case of clause (iii) above),

(y) prior to the issuance of any Letter of Credit if the Administrative Agent or the L/C Issuer’s request is made prior to such issuance or if the Administrative Agent’s or the L/C Issuer’s request is made with respect to an already outstanding Letter of Credit, within one Business Day thereafter or (z) within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (v) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  It is understood that the Borrowers may provide Cash Collateral by requesting Committed Revolving Credit Borrowings in accordance with Sections 2.01, 4.01 and 4.02.

(b)         Grant of Security Interest.  The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person (other than the Administrative Agent or the L/C Issuer as herein provided) other than Permitted Liens in favor of the Second Lien Agent in accordance with the Second Lien Intercreditor Agreement, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more deposit accounts maintained by the Administrative Agent. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)         Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations (including for the purposes of Section 2.03(c)), obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)         Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations (but for the avoidance of doubt, excluding Cash Collateral provided pursuant to Section 2.15(a)(iv)) shall be released promptly following (i) the elimination or reduction of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or

(ii) the reasonable determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations. Cash Collateral provided with respect to a Cash Collateralized Letter of Credit solely in accordance with the provisions of Section 2.15(a)(iv) shall be promptly released to the Collection Account to be applied in accordance with Section 2.07(c) following the expiration or termination of such Cash Collateralized Letters of Credit.

2.16      Defaulting Lenders.

(a)         Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)         Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)        Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the extent such Defaulting Lender is a Revolving Credit Lender, the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to the extent such Defaulting Lender is a Revolving Credit Lender, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) to the extent such Defaulting Lender is a Revolving Credit Lender, to Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees.

(A)         No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)         With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender to the extent not Cash Collateralized in accordance with Section 2.15, and (z) not be required to pay the remaining amount of any such fee.

(iv)       Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrower Representative shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Loans, Swing Line Loans and L/C Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)        Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)         Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17      Overadvances and Protective Advances.

(a)         If Overall Excess Availability is less than $0 (an “Overadvance”) at any time, the excess amount shall be payable (or Cash Collateralized in the case of outstanding Letters of Credit) by the Borrowers and applied in accordance with Sections 2.07(c) and (d).  Unless its authority has been revoked in writing by the Required Lenders, the Administrative Agent may require the Revolving Credit Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, [~~(a)~~ ]when no other Default or Event of Default is known to the Administrative Agent, so long as (i) the Overadvance does not continue for more than thirty (30) consecutive days and (ii) the aggregate amount of the Overadvances does not exceed $5,000,000.  Notwithstanding the foregoing, (i) the Borrowers shall be required to cure Overadvances and (ii) no Revolving Credit Lender shall be required to honor a request for Overadvance Loans if Total Revolving Credit Outstandings exceed or would exceed the Revolving Credit Facility after giving effect thereto.  Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby.  In no event shall the Borrowers or any other Credit Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.  All Overadvance Loans shall be Revolving Credit Loans that bear interest at the Default Rate.  All Overadvance Loans shall be Obligations secured by the Collateral and shall be payable by the Borrowers on demand by the Administrative Agent.

(b)         The Administrative Agent shall be authorized, in its discretion, at any time, whether or not a Default or Event of Default exists or any conditions in Section 4.02 are not satisfied, without regard to the amount of Overall Excess Availability to make loans (“Protective Advances”) if the Administrative Agent, in its Permitted Discretion, deems such Loans necessary or desirable to preserve or protect any Collateral or the Borrowers’ business operations, or to enhance the collectability or repayment of the Obligations; provided that (i) Protective Advances do not continue for more than thirty (30) consecutive days, (ii)  the aggregate amount of Overadvances and Protective Advances at the time of the making thereof by the Administrative Agent shall not exceed $15,000,000 after giving effect thereto and (iii) Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility after the making of any such Overadvances and Protective Advances.  All Protective Advances shall bear interest at the Default Rate.  All Protective Advances shall be Obligations secured by the Collateral and shall be payable by the Borrowers on demand by the Administrative Agent.  Each Revolving Credit Lender shall participate in each Protective Advance in accordance with is Applicable Percentage and shall reimburse the Administrative Agent on demand.  Any funding of Protective Advances shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby.  In no event shall the Borrowers or any other Credit Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.18      Loan Account.

(a)         The Administrative Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Indebtedness of the Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time.  Any failure of the Administrative Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing hereunder.

(b)         Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein.  If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Administrative Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

(c)         The Administrative Agent is authorized to, and at its sole election may, charge to the Loan balance on behalf of the Borrowers and cause to be paid all fees, expenses, charges, costs and interest and principal, other than principal of the Committed Loans, owing by the Borrowers under this Agreement or any of the other Loan Documents, even if the amount of such charges would cause Overall Excess Availability to be less than $0.  At the Administrative Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Loans hereunder.  The Administrative Agent shall provide reasonable notice to the Borrower Representative of any such charges.

2.19       Borrower Representative.  Each Credit Party hereby designates AA USA as its representative and agent on its behalf for the purposes of issuing Borrowing Request Notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, delivering financial statements and other financial information, delivering Borrowing Base Certificates and Compliance Certificates, giving and receiving all other notices, communications and consents hereunder or under any of the other Loan Documents, executing Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Credit Party under the Loan Documents.  The Borrower Representative hereby accepts such appointment.  The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Credit Parties, and may give any notice or communication required or permitted to be given to any Credit Party hereunder to the Borrower Representative on behalf of such Credit Party or Credit Parties.  Each Credit Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.

2.20      Reserves and Eligibility Criteria.  The Administrative Agent may, from time to time in the exercise of its Permitted Discretion, (x) establish, modify or eliminate Reserves and (y) adjust the eligibility criteria or establish new eligibility criteria with respect to Eligible Credit Card Receivables, Eligible Inventory, Eligible Raw Materials Inventory, Eligible Retail Inventory, Eligible Wholesale Finished Goods Inventory, Eligible Wholesale Foreign Receivables, Eligible Wholesale RSA Finished Goods Inventory and/or Eligible Wholesale Receivables.  It is understood and agreed that Reserves or eligibility criteria contained in the definitions of Eligible Credit Card Receivables, Eligible Inventory, Eligible Raw Materials Inventory, Eligible Retail Inventory, Eligible Wholesale Finished Goods Inventory, Eligible Wholesale Foreign Receivables, Eligible Wholesale RSA Finished Goods Inventory and/or Eligible Wholesale Receivables shall not duplicate any other Reserve or such eligibility criteria that are otherwise addressed or excluded through existing Reserves or such eligibility criteria.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01      Taxes.

(a)         Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)         Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)        If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent or Borrower to be required taking into account the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)       If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required taking into account the information and documentation it has received pursuant to subsection (e) below,

(B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)         Payment of Other Taxes by the Credit Parties.  Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law (without duplication of the provisions of subsection (a) above), or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c)         Tax Indemnifications.

(i)         Without duplicating the provisions of subsection (a) above, each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)        Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (y) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)         Evidence of Payments.  Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e)         Status of Lenders; Tax Documentation.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment, as a result of a Change in Law, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax (or any substantively comparable subsequent versions thereof or successors thereto);

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(I)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or any substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)       executed originals of IRS Form W-8ECI (or any substantively comparable subsequent versions thereof or successors thereto);

(III)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit H-1, H-2, H-3 or H-4 (each, a “U.S. Tax Compliance Certificate”), as applicable and duly executed originals of IRS Form W-8BEN (or any substantively comparable subsequent versions thereof or successors thereto); or

(IV)      to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any substantively comparable subsequent versions thereof or successors thereto), accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or any substantively comparable subsequent versions thereof or successors thereto), a U.S. Tax Compliance Certificate in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         the Administrative Agent shall deliver to the Borrowers on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the request of the Borrowers) two copies of IRS Form W-9 (or any substantively comparable subsequent versions thereof or successors thereto) certifying that the Administrative Agent is exempt from United States federal backup withholding tax and such other documentation as will enable the Borrowers to determine whether or not the Administrative Agent is subject to United States federal backup withholding tax or information reporting requirements; and

(E)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)       Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f)         Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient in connection with such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)         Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02      Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans, or to determine or charge interest rates, in each case, based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make Loans by reference to the Eurodollar Rate shall be suspended until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist.  Until such circumstances giving rise to the determination no longer exist, as set forth in a written notice provided by such Lender to the Administrative Agent and the Borrower Representative, all outstanding Loans of such Lender and Loans thereafter made by such Lender shall bear interest at the Base Rate plus the Applicable Rate (or at the Default Rate if an Event of Default has occurred that is continuing) in the amount specified therein.

3.03      Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and/or for three month interest periods, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate or (c) the Eurodollar Rate with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Loans at an interest rate based on the Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice and during such time, all such outstanding Loans shall bear interest at the Base Rate plus the Applicable Rate per annum (or at the Default Rate if an Event of Default has occurred that is continuing).  Upon receipt of such notice, the Domestic Borrowers may revoke any pending request for a Committed Borrowing of Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Loans bearing interest at the Base Rate plus the Applicable Rate (or at the Default Rate if an Event of Default has occurred that is continuing) in the amount specified therein.

3.04      Increased Costs.

(a)         Increased Costs Generally.  If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(ii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the L/C Issuer or the London interbank market any other condition (other than any condition related to Taxes), cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount that such Lender deems to be material, of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer, by an amount that such Lender or L/C Issuer, as the case may be, deems to be material, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), by an amount that such Lender deems to be material, then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)         Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05      Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower Representative, excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (all of such losses, costs or expenses, together with any administrative fees referred to in the following sentence, are referred to herein collectively as the “Breakage Costs”).  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06      Mitigation Obligations; Replacement of Lenders.

(a)         Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower Representative such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be (it being understood that the Borrowers shall be given a reasonable opportunity to reimburse such costs or expenses).  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)         Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.

3.07      Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01      Conditions to the Closing Date.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent (unless otherwise identified in Section 6.20) to the Administrative Agent and the Arranger’s satisfaction:

(a)         The Administrative Agent and the Arranger’s receipt of the following, each of which shall be originals or facsimile or other electronic image transmission (e.g., “PDF” or “TIF” via electronic mail) (followed promptly by originals) unless otherwise specified, each properly executed by a member of the Senior Management of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and the Arranger:

(i)         (A) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers and (B) executed counterparts of the each Security Document, the Administrative Agent’s Fee Letter, the Fee Letter, the Second Lien Intercreditor Agreement, the Canadian Intercreditor Agreement and each Subordination Agreement sufficient in number for distribution to the Administrative Agent, the Arranger and the Borrowers;

(ii)        a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)       an officer’s certificate of each Credit Party executing a Loan Document, (A) certifying and attaching true, correct and complete copies of: (1) the certificate or articles of incorporation or memorandum and articles of association (or such equivalent thereof) of such Credit Party, certified as of a recent date from the Secretary of State (or applicable Governmental Authority) of the state or foreign jurisdiction in which such Credit Party is incorporated or formed, (2) the by-laws, limited liability company agreement, partnership agreement or other applicable Governing Document of such Credit Party, and (3) the resolutions or votes of the board of directors or board of managers (or equivalent thereof) of such Credit Party, authorizing such Credit Party’s entry into the Loan Documents to which it is a party; and (B) certifying the incumbency of members of the Senior Management of such Credit Party authorized to act in connection with this Agreement and the other Loan Documents to which such Credit Party is a party and providing a specimen signature of such members of the Senior Management of such Credit Party who will be signing Loan Documents on the Closing Date and thereafter;

(iv)       such documents and certifications as the Administrative Agent and the Arranger may require to evidence that each Credit Party executing a Loan Document is validly existing, in good standing and qualified to engage in business (A) in its jurisdiction of incorporation or formation, as applicable, and (B) in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification (other than any jurisdiction to the extent the Credit Parties ownership, lease or operation of properties or the conduct of business consists solely of the operation of retail stores numbering four (4) or fewer) in such jurisdiction;

(v)        favorable legal opinions of counsel to the Credit Parties addressed to the Administrative Agent and each Lender, as to matters concerning the Credit Parties and the Loan Documents as the Administrative Agent or the Arranger may reasonably request.

(vi)       a certificate of a member of the Senior Management of the Borrower Representative certifying that (A) the conditions specified in Sections 4.02(a), (b), (c) and (d) have been satisfied, (B) there has been no event or circumstance since the Balance Sheet Date that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) all consents, licenses and approvals required in connection with the execution, delivery and performance by each Credit Party and the validity against each Credit Party of the Loan Documents to which such Credit Party is a party have been obtained, and that such consents, licenses and approvals shall be in full force and effect (including, without limitation, consents, approvals and/or amendments necessary under any document or instrument evidencing any Indebtedness of any Credit Party).

(b)         The Administrative Agent and the Arranger shall have received duly executed Agency Account Agreements, signed by each of the applicable parties thereto, for each deposit account or securities account required to be subject to an Agency Account Agreement pursuant to the terms of Section 6.17 hereof.

(c)         The Administrative Agent and the Arranger shall have received a Lien Waiver for each location identified on Schedule 4.01(c).

(d)         The Administrative Agent and the Arranger shall have received a duly completed Borrowing Base Certificate dated as of the Closing Date, showing Overall Excess Availability (after giving effect to the initial Credit Extensions on the Closing Date and the transactions on the Closing Date) of at least $8,000,000 (based on trade payables being paid currently (other than to the extent satisfactory arrangements have been made with the applicable creditors and the Credit Parties are in compliance with such arrangements) and taxes, expenses and liabilities being paid in the ordinary course of business and without acceleration of sales except those trade payables, taxes, expenses and liabilities being contested in good faith and by appropriate proceedings and for which the Credit Parties have set aside on their books reasonably adequate provisions therefrom in accordance therefor).

(e)         The Administrative Agent and the Arranger shall have received certificates of insurance from an independent insurance broker naming the Administrative Agent as additional insured or lender’s loss payee thereunder, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of this Agreement and the other Loan Documents, which shall be in amounts, types and terms and conditions reasonably satisfactory to the Administrative Agent and the Arranger.

(f)         The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority (except in priority only to Permitted Senior Liens) security interest in and Lien upon the Collateral.

(g)         The Administrative Agent and the Arranger shall have received from each Credit Party executing a Loan Document, a completed and executed Perfection Certificate and the results of UCC and intellectual property searches with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Arranger.

(h)         The Administrative Agent and the Arranger shall have received (i) an officer’s certificate, dated as of the Closing Date and signed by a member of the Senior Management of the Borrower Representative, certifying and attaching true, correct and complete copies of the each of the Second Lien Documents (including an amendment and consent from the Second Lien Agent with respect to the transactions contemplated by the Loan Documents) and (ii) an officer’s certificate, dated as of the Closing Date and signed by a member of the Senior Management of Holdings, certifying and attaching true, correct and complete copies of each of the Canadian Documents referred to in clauses (i) and (ii) of the definition thereof.

(i)         The Administrative Agent and the Arranger shall have received all Intercompany Note(s), together with allonges (executed in blank) with respect to each such Intercompany Note, each duly executed and a signed original and in form and substance reasonably satisfactory to the Administrative Agent and the Arranger.

(j)         (i) The Administrative Agent shall have received all certificates (to the extent such Capital Stock is certificated) evidencing (y) all of the Capital Stock of each of the Credit Parties (other than Holdings) and  (z) all of the Capital Stock of each Domestic Subsidiary (other than to the extent held by an Excluded Subsidiary), in each case, together with transfer powers (executed in blank) with respect to such certificates, each duly executed and a signed original and in form and substance reasonably satisfactory to the Administrative Agent and the Arranger; and (ii) the Administrative Agent shall have received all other possessory collateral to be delivered pursuant to the Security Documents, together with all appropriate instruments of transfer (executed in blank).

(k)         The Administrative Agent and the Arranger shall have received a satisfactory payoff letter evidencing that the Prior Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Prior Credit Agreement are being released, together with all intellectual property lien releases, UCC-3 financing statements, account control agreement terminations and all other termination statements and lien releases required by the Administrative Agent and the Arranger.

(l)         The Administrative Agent and the Arranger shall have received an officer’s certificate of the Borrower Representative dated as of the Closing Date and signed by a member of its Senior Management as to the Solvency of the Credit Parties and their Subsidiaries, on a consolidated basis, immediately after giving effect to the Loans hereunder and the other transactions contemplated hereby occurring on the Closing Date.

(m)         The Administrative Agent and the Arranger shall have received an initial Borrowing Request Notice and disbursement instructions from the Borrowers, indicating how the proceeds of the Loans are to be disbursed.

(n)         The Administrative Agent and the Arranger shall have received a funds flow memorandum in form, scope and substance reasonably satisfactory to the Administrative Agent and the Arranger.

(o)         Any fees required to be paid under the Loan Documents on or before the Closing Date shall have been paid.

(p)         The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent, the Documentation Agent and the Arranger to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent and the Arranger).

(q)         Since the Balance Sheet Date, no Material Adverse Effect shall have occurred.

(r)         There shall be no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Credit Parties, any of its Subsidiaries or any member of the Senior Management of any Credit Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to result in material liabilities against the Credit Parties and their Subsidiaries, taken as a whole, either individually or in the aggregate except as specifically disclosed in Schedule 5.07, and there has been no material adverse change in the status, or financial effect on the Credit Parties and their Subsidiaries, taken as a whole, of the matters described on Schedule 5.07.

(s)         Except as set forth on Schedule 5.08, neither any Credit Party nor any Subsidiary thereof is in default under or with respect to any (a) Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) Material Agreement.  No Default shall have occurred or be continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or reasonably acceptable or satisfactory to such Person unless the Administrative Agent shall have received notice from such Person prior to the proposed Closing Date specifying its objection thereto.

4.02      Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)         The representations and warranties of the Borrowers and each other Credit Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (but without any duplication of any materiality qualifications) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (but without any duplication of any materiality qualifications) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.02 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) respectively, of Section 6.04.

(b)         No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)         The Borrower Representative shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer, a Request for Credit Extension in accordance with the requirements hereof and a Borrowing Base Certificate in form and substance reasonably acceptable to the Administrative Agent (such Borrowing Base Certificate to be the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.04(d) modified to reflect Total Outstandings on such date).

(d)         Subject to Section 2.17, (i) after giving effect to such Credit Extension, Overall Excess Availability shall be greater than $0, (ii) if a Committed Revolving Credit Borrowing is requested, after giving effect thereto, Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (iii) if Term Loans are requested, Total Term Loan Outstandings shall not exceed the Term Loan Facility.

Each Request for Credit Extension submitted by the Borrower Representative shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (c), and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Credit Party signatory hereto represents and warrants to the Lenders and the Administrative Agent for itself and on behalf of its Subsidiaries as follows:

5.01      Corporate Authority, Etc.

(a)         Existence, Qualification and Power.  Each Credit Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) of this Section 5.01, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)         Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Governing Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) or (c) of this Section 5.01(b) to the extent that such conflict, breach, contravention, creation, payment or violation could not reasonably be expected to have a Material Adverse Effect

(c)         Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document or (b) the grant by any Credit Party of the Liens created under the Security Documents and the perfection thereof (including the first priority nature thereof subject in priority only to Permitted Senior Liens), except for approvals, consents, exemptions, authorizations, actions, notice and filing which have been duly obtained, taken, given or made and are in full force and effect and the filing of UCC financing statements.

(d)         Binding Effect.  This Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity relating to enforceability (whether considered in a proceeding at law or in equity) but such principles do not make the remedies afforded by the Loan Documents inadequate for the practical realization of the principal benefits intended to be provided thereby.

5.02      Financial Statements; Projections.

(a)         There has been furnished to the Administrative Agent (for distribution to each of the Lenders) a consolidated and consolidating balance sheet of the Holdings and its Subsidiaries as of the Balance Sheet Date, and a consolidated and consolidating statements of income or operations, cash flows and shareholders’ equity of Holdings and its Subsidiaries for the Fiscal Year then ended, and in the case of the consolidated financial statements, certified by Marcum LLP.  Such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Holdings and its Subsidiaries as at the close of business on the date thereof and the results of operations for the Fiscal Year then ended.  There are no contingent liabilities of Holdings or any Subsidiary as of such date involving material amounts, known to the officers of Holdings or any Subsidiary, required to be disclosed in such balance sheet and the notes related thereto in accordance with GAAP, which were not disclosed in such balance sheet and the notes related thereto.

(b)         There has been furnished to the Administrative Agent (for distribution to each of the Lenders) an unaudited consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the close of the Fiscal Month ending December 31, 2011 and unaudited consolidated and consolidating statements of income or operations and cash flow of Holdings and its Subsidiaries as of the close of such Fiscal Month, in each case, certified by a Financial Officer of Holdings.  Such balance sheet and statement of income or operations and cash flows have been prepared in accordance with GAAP and fairly present the financial condition of Holdings and its Subsidiaries as at the close of business on the date thereof and the results of operations subject to year-end and quarterly adjustments and the absence of footnotes.  There are no contingent liabilities of Holdings or any Subsidiary as of such date involving material amounts, known to the officers of Holdings or any Subsidiary required to be disclosed in such balance sheet and the notes related thereto in accordance with GAAP which were not disclosed in such balance sheet and the notes related thereto.

(c)         There has also been furnished to the Administrative Agent (for distribution to each of the Lenders) projections of Holdings and its Subsidiaries for the 2012 Fiscal Year.  To the knowledge of the Credit Parties, as of the Closing Date, no facts exist that (individually or in the aggregate) would reasonably be expected to result in any material change in any of such projections (taken as a whole).  Such projections have been prepared on a pro forma basis after giving effect to the transactions contemplated hereby.  As of the Closing Date, such projections referenced in clause (c) are based upon reasonable estimates and assumptions and reflect the reasonable estimates of the Credit Parties of the results of operations and other information projected therein (it being understood that such projections are not a guarantee of future performance and that future performance is subject to material contingencies, many of which are beyond the control of the Credit Parties).

5.03      Solvency.  After giving effect to the Loans hereunder and the other transactions contemplated hereby, the Credit Parties and their Subsidiaries, on a consolidated basis, are Solvent.

5.04      No Material Adverse Change.  Since the Balance Sheet Date, there has occurred no Material Adverse Effect.

5.05      Ownership of Property; Liens.  Each of the Credit Parties and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Credit Parties and their Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.03.

5.06      Franchises, Patents, Copyrights, etc.  Each Credit Party possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business without known material conflict with any rights of others.  The Perfection Certificate delivered on the Closing Date (or the Amendment No. 2 Effective Date in the case of the AA UK Subsidiaries) sets forth a true, correct and complete list of all patents, patent applications, federally registered copyrights and copyright applications, trademarks and trademark applications owned by any Credit Party as of the Closing Date (or the Amendment No. 2 Effective Date in the case of the AA UK Subsidiaries).

5.07      Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Credit Parties, any of its Subsidiaries or any member of the Senior Management of any Credit Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to result in material liabilities against the Credit Parties and their Subsidiaries, taken as a whole, either individually or in the aggregate except as specifically disclosed in Schedule 5.07, and there has been no material adverse change in the status, or financial effect on the Credit Parties and their Subsidiaries, taken as a whole, of the matters described on Schedule 5.07.

5.08      No Default.  Except as set forth on Schedule 5.08, neither any Credit Party nor any Subsidiary thereof is in default under or with respect to any (a) Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) Material Agreement.  No Default or Event of default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.09      Compliance with Laws.  Each Credit Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10      Tax Status.  The Credit Parties (i) have filed or caused to be filed all federal, material provincial and all material state, and material foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject and (ii) have paid all material Taxes (including withholdings) required to have been paid including in their capacity as tax withholding agents, except those being contested in good faith and by appropriate proceedings and for which the Credit Parties have set aside on their books reasonably adequate provisions therefor in accordance with GAAP (unless foreclosure or other similar enforcement action has been commenced in respect thereof or any Lien has been filed or otherwise perfected therefor, in which case such exception does not apply).  Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in material compliance with all material applicable, federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.

5.11      Insurance.  The properties of the Credit Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Credit Parties operate.

5.12      Holding Company and Investment Company Acts.  None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, (a) is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or (b) is or is required to be registered as an “investment company” under the Investment Company Act of 1940

5.13      ERISA Compliance.

(a)         Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of each Credit Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)         There are no pending or, to the best knowledge of each Credit Party, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that  would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)         (i) No ERISA Event has occurred, and neither any Credit Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Credit Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Credit Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Credit Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)         Neither any Credit Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

5.14      Regulations U and X.  The proceeds of the Loans and Letters of Credit shall be used solely for the purposes specified in Section 6.11.  No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

5.15      True Copies of Governing Documents.  As of the Amendment No. 2 Effective Date, the Credit Parties have furnished or caused to be furnished to each of the Lenders true and complete copies of the Governing Documents (together with any amendments thereto) of each Credit Party.

5.16      Fiscal Year.  The Credit Parties have a fiscal year ending December 31 of each year.

5.17      Subsidiaries, etc.  As of the Amendment No. 2 Effective Date, Holdings does not have any Subsidiaries except as set forth on Schedule 5.17 hereto and, as of the Closing Date, all of the outstanding Capital Stock in such Subsidiaries has been validly issued, fully paid and nonassessable and are owned by Holdings (or a Subsidiary of Holdings) in the amounts specified on Schedule 5.17 free and clear of all Liens (other than Liens (a) in favor the Administrative Agent granted under the Security Documents, (b) in favor of the Second Lien Agent in accordance with the terms of the Second Lien Intercreditor Agreement and (c) in favor of the secured parties under the Canadian  Documents with respect to the Capital Stock of the AA Canadian Subsidiaries pursuant to the terms of the Canadian Documents and in accordance with the terms of the Canadian Intercreditor Agreement.

5.18      Environmental Compliance.  The Credit Parties and their Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Credit Party has reasonably concluded that, except as specifically disclosed in Schedule 5.18, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.19      Bank Accounts.  The Perfection Certificate delivered on the Closing Date (or the Amendment No. 2 Effective Date in the case of the AA UK Subsidiaries) sets forth the true, correct and complete account numbers and location of all bank accounts of the Credit Parties as of the Closing Date (or the Amendment No. 2 Effective Date in the case of the AA UK Subsidiaries).

5.20      Labor Contracts.  Except as set forth on Schedule 5.20, as of the Amendment No. 2 Effective Date, none of the Credit Parties is party to any collective bargaining agreement.  There are no material grievances, disputes or controversies with any union or other organization of any Credit Party’s employees, or threats of strikes or work stoppages that would reasonably be expected to result in a Material Adverse Effect.

5.21      Disclosure.  Each Credit Party has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect (which disclosure includes matters disclosed pursuant to SEC Filings made by Holdings so long as the Credit Parties have alerted the Administrative Agent to the existence thereof).  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

5.22      Intentionally Omitted.

5.23      OFAC.  No Credit Party, nor, any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger, the Administrative Agent or the L/C Issuer) of Sanctions.

5.24      Second Lien Documents; Canadian Documents; Subordinated Debt Documents, Etc.  No Credit Party is in violation of any provision of any Second Lien Document, and the Loans and the Loan Documents and the transactions contemplated hereby and thereby do not violate and/or conflict with any provision of the Second Lien Documents.  No AA Canadian Subsidiary is in violation of any provision of any Canadian Documents, and the Loans and the Loan Documents and the transactions contemplated hereby and thereby do not violate and/or conflict with any provision of the Canadian Documents.  No Credit Party is in violation of any provision of any Subordinated Debt Documents, and the Loans and the Loan Documents and the transactions contemplated hereby and thereby do not violate and/or conflict with any provision of the Subordinated Debt Documents.

ARTICLE VI
AFFIRMATIVE COVENANTS

Each Credit Party signatory hereto covenants and agrees for itself and on behalf of its Subsidiaries that, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation remains outstanding or the Administrative Agent has any obligation to cause the L/C Issuer to issue, extend or renew any Letter of Credit:

6.01      Intentionally Omitted.

6.02      Maintenance of Office; Certain Changes.  Each Credit Party will maintain its chief executive office, distribution center, warehouse, shipping center, plant, factory, or other similar location at the locations identified in the Perfection Certificate delivered by such Credit Party to the Administrative Agent, or at such other place as the Borrower Representative shall designate upon no less than 30 days prior written notice to the Administrative Agent (or such shorter period as may be acceptable to the Administrative Agent).  Each Credit Party shall notify the Administrative Agent, in writing, not less than thirty (30) days’ prior (i) to any change in its name or the type of its organization, jurisdiction or organization, organizational identification number, or tax identification number (or such shorter period as may be acceptable to the Administrative Agent).

6.03      Records and Accounts.  Each Credit Party will (i) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with, and all financial statements provided for herein shall be prepared in accordance with GAAP consistently applied; (ii) maintain adequate accounts and reserves for all taxes (including incomes taxes); and (iii) at all times, maintain independent certified public accountants as the Credit Parties’ accountants which shall be reasonably satisfactory to the Administrative Agent (it being understood that Marcum LLP, PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, KPMG and BDO Seidman shall be satisfactory to the Administrative Agent).

6.04      Financial Statements, Certificates and Information.  The Credit Parties will deliver to the Administrative Agent and the Lenders:

(a)         as soon as practicable, but in any event no later than the earlier of ninety (90) days after the end of each Fiscal Year and fifteen (15) days after the date required to be filed with the SEC, (i) the consolidated and consolidating balance sheet of Holdings and its Subsidiaries, as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, cash flows and shareholders’ equity for such Fiscal Year, each setting forth in comparative form the figures for the previous Fiscal Year and all such consolidated and consolidating financial statements to be in reasonable detail, prepared in accordance with GAAP consistently applied and such consolidated financial statements to be audited and accompanied by a report and opinion prepared in accordance with generally accepted auditing standards by Marcum LLP or by other independent certified public accountants reasonably satisfactory to the Administrative Agent and certified without qualification and without expression of uncertainty as to the ability of Holdings and its Subsidiaries to continue as going concerns, together with (x) a written statement from such accountants (to the extent available on commercially reasonable terms) to the effect that, in making the examination necessary to said certification, nothing has come to their attention to cause them to believe that any Default or Event of Default has occurred or specifying those Defaults or Events of Defaults that they have become aware of and (y) a copy of their accountants’ management letter (if any) for such Fiscal Year) and (ii) a Compliance Certificate duly executed by a Financial Officer of Holdings, which, among other things, (A) attaches and certifies to the foregoing consolidated and consolidating financial statements, accountants statements, management letters and a management discussion and analysis prepared in connection with such financial statements (which may be the management discussion and analysis provided for in Holdings’ Form 10-K report), (B) certifies that the information contained in such consolidating financial statements fairly presents in all material respects the financial condition of the Holdings and its Subsidiaries on the dates indicated therein, (C) appends computations evidencing the Fixed Charge Coverage Ratio for the Reference Period ended as of the last day of such Fiscal Year regardless of whether compliance with such covenant is then required, and to the extent applicable, specifying whether the Credit Parties have complied with Section 7.13, (D) appends calculations of the Capital Expenditures made by the Credit Parties during such Fiscal Year and specifying whether the Credit Parties have complied with Section 7.14 and (E) states that such Financial Officer has reviewed this Agreement and the other Loan Documents and has no knowledge of any Default or Event of Default during such Fiscal Year, or if such Financial Officer has such knowledge, specifying each Default or Event of Default and the nature thereof;

(b)         as soon as practicable, but in any event no later than thirty (30) days after the end of each Fiscal Month (including the last Fiscal Month of each Fiscal Year), (i) the unaudited monthly consolidated and consolidating financial statements of Holdings and its Subsidiaries for such Fiscal Month, including the consolidated and consolidating balance sheet of Holdings and its Subsidiaries, as at the end of such Fiscal Month, the related consolidated and consolidating statements of income or operations, cash flows and shareholders’ equity for such Fiscal Month and for the portion of the Fiscal Year then ended, each setting forth in comparative form the figures for the corresponding Fiscal Month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, each, prepared in accordance with GAAP consistently applied and (ii) a Compliance Certificate duly executed by a Financial Officer of Holdings, which, among other things, (A) attaches and certifies to the foregoing financial statements, (B) certifies that the information contained in such financial statements fairly presents in all material respects the financial condition of Holdings and its Subsidiaries on the dates indicated therein (subject to quarterly and year-end adjustments and the absence of footnote), (C) sets forth in comparative form the results for and through such Fiscal Month with the most recent projections delivered to the Administrative Agent pursuant to Section 6.04(e), (D) appends computations evidencing the Fixed Charge Coverage Ratio for the Reference Period ended as of the last day of such Fiscal Month regardless of whether compliance with such covenant is then required, and to the extent applicable, specifying whether the Credit Parties have complied with Section 7.13, (E) appends calculations of the Capital Expenditures made by the Credit Parties during such Fiscal Month and for the portion of the Fiscal Year then ended and specifying whether the Credit Parties have complied with Section 7.14, (F) sets forth (if applicable) reconciliations to reflect changes in GAAP since the date of the last audited financial statements of Holdings and its Subsidiaries and (G) states that such Financial Officer has reviewed this Agreement and the other Loan Documents and has no knowledge of any Default or Event of Default during such Fiscal Month, or if such Financial Officer has such knowledge, specifying each Default or Event of Default and the nature thereof to the Administrative Agent’s reasonable satisfaction;

(c)         as soon as practicable, but in any event no later than forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis prepared in connection with the financial statements of Holdings and its Subsidiaries for such Fiscal Quarter (which may be any management and discussion analysis provided for in Holding’s Form 10-Q report for such Fiscal Quarter; provided that any management discussion and analysis prepared in connection with the financial statements of Holdings and its Subsidiaries for the fourth Fiscal Quarter of each Fiscal Year shall not be required to be as comprehensive in scope and detail as is customary for one provided in a Form 10-Q report);

(d)         (i) as soon as available and in any event no later than 2:00 p.m. Eastern time (11:00 am Pacific time) on the Tuesday (or, if Tuesday is not a Business Day, on the next succeeding Business Day) of each week, (i) a Borrowing Base Certificate with respect to the Collateral of the Domestic Borrowers as of the close of business on the immediately preceding Business Day, accompanied by such supporting detail, documentation and information related thereto as the Administrative Agent shall reasonably request and (ii) a sales audit report, an inventory stock ledger report, accounts receivable aging report and an inventory aging report, in each case, as of the close of business on the last Business Day of the preceding week, in each case, accompanied by such supporting detail, documentation and information as the Administrative Agent shall reasonably request;

(e)         not later than December 31 of each Fiscal Year, an annual business plan and projections for Holdings and its Subsidiaries for the following Fiscal Year on a monthly basis (such projections to include consolidated and consolidating balance sheets, statements of cash flows, statements of income or operations of Holdings and its Subsidiaries and Overall Excess Availability, in each case prepared on a month-by-month basis);

(f)          promptly upon receipt thereof, copies of any detailed audit reports, financial control reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Credit Parties by independent accountants or internal auditors in connection with any audit of any of them;

(g)         promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Credit Party, and copies of all annual, regular, periodic and special reports and registration statements which the any Credit Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(h)         immediately, and in any event within one (1) Business Day after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC or any other Governmental Authority concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary;

(i)          promptly after delivery or receipt thereof, copies of all notices, reports and other communications delivered or received by any Credit Party in connection with the Second Lien Documents or the Subordinated Debt Documents and not later than five (5) Business Days following the effectiveness thereof, copies of any new Second Lien Documents or any amendment, supplement, waiver, or other modification, replacement or renewal with respect to any Second Lien Document;

(j)          (i) promptly following the reasonable request of the Administrative Agent, a report summarizing the insurance coverage in effect for each Credit Party, (ii) promptly following the modification, renewal, replacement of any insurance policy of any Credit Party, updated insurance certificates and endorsements evidencing such coverage, (iii) immediately, and in any event within one (1) Business Day after receipt thereof by any Credit Party, an original of any endorsement, amendment or, modification to any Trade Credit Insurance policy, or any replacement thereof and (iv) promptly following the receipt thereof, an original of each renewal Trade Credit Insurance policy;

(k)         as soon as practicable, but in any event no later than ten (10) days following the end of each Fiscal Quarter (or more frequently at the election of the Credit Parties), (i) an updated Perfection Certificate as to each Credit Party in substantially the same form as the Perfection Certificate most recently delivered to the Administrative Agent (with such scope and detail as the Administrative Agent’s may reasonably require) or a certificate confirming that there has been no change in such information since the Perfection Certificate delivered on the Closing Date (or the Amendment No. 2 Effective Date in the case of the AA UK Subsidiaries) or the most recent Perfection Certificate delivered pursuant to this Section 6.04)(l) and (ii) updated Schedules 5.07, 5.08, 5.17, 5.18, 5.19, 5.20 and 7.08 in substantially the same form as the most recent schedule of the same delivered to the Administrative Agent to the Administrative Agent’s reasonable satisfaction; and

(l)          promptly following a request therefor, from time to time such other financial data and information as the Administrative Agent or any Lender may reasonably request with respect to the Credit Parties.

Documents required to be delivered pursuant to Section 6.04(a), (b), (d), (e), (f) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Credit Party posts such documents, or provides a link thereto on such Credit Party’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the applicable Credit Party’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon the reasonable request of the Administrative Agent, the applicable Credit Party shall deliver paper copies of such documents to the Administrative Agent until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower Representative shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent and each Lender by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.05      Notices.

(a)         Defaults.  The Credit Parties will promptly (but in any event within two (2) Business Days) notify the Administrative Agent and each Lender in writing of the occurrence of (i) any Default or Event of Default, (ii) any “Default” or “Event of Default” under any Second Lien Document or (iii) any “default”, “event of default” or material breach under any Subordinated Debt Document or any Material Agreement. The Credit Parties shall cause each of the AA Canadian Subsidiaries to promptly notify the Administrative Agent and each Lender in writing of the occurrence of any “Default” or “Event of Default” under any Canadian Document.

(b)         Material Adverse Effect.  The Credit Parties shall promptly (but in any event within two (2) Business Days) disclose in writing to the Administrative Agent (for distribution to each Lender) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)         ERISA Events.  The Credit Parties shall promptly disclose in writing to the Administrative Agent the occurrence of any ERISA Event;

(d)         Change in Accounting Policies or Financial Reporting.  The Credit Parties shall promptly disclose in writing to the Administrative Agent notice of (i) any material change in accounting policies or financial reporting practices by Holdings or any Subsidiary or (ii) discharge by any Credit Party of its independent accountants or any withdrawal or resignation by such independent accountants.

(e)         Notice of Tax Claims, Litigation and Judgments.  The Credit Parties will give notice to the Administrative Agent, and each Lender in writing within three (3) Business Days’ of any written notice of proposed assessment or written notice of the commencement of any material audit by any Governmental Authority for unpaid Taxes of any Credit Party or any Subsidiary that are due and payable, any commencement of any litigation or proceedings affecting any Credit Party, any Subsidiary or any member of the Senior Management of any Credit Party or any of its Subsidiaries or to which any Credit Party, any Subsidiary or any member of the Senior Management of any Credit Party or any of its Subsidiaries is or becomes a party involving any claim against any Credit Party that has  resulted in or would reasonably be expected to result in (i) liabilities of more than $350,000 that are not covered by insurance policies maintained in accordance with Section 6.07 against any Credit Party or any Subsidiary, (ii) a Material Adverse Effect or (iii) a criminal investigation or a criminal penalty for any felony.  The Credit Parties will give notice to the Administrative Agent and each Lender, in writing, in form and detail reasonably satisfactory to the Administrative Agent, within five (5) Business Days’ of any judgment not covered by insurance, final or otherwise, against any Credit Party in an amount in excess of $350,000 or of the entry of any non-monetary judgment that would reasonably be expected to have a Material Adverse Effect.

(f)          Notification of Claim against Collateral.  The Credit Parties will, promptly notify the Administrative Agent and each Lender in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses in amounts greater than $350,000 to the extent not covered by insurance policies maintained in accordance with Section 6.07, or defenses to the Administrative Agent’s rights with respect to the Collateral.

(g)         Notices Concerning Inventory Collateral.  The Borrowers shall provide to the Administrative Agent prompt notice of (a) any physical count of any Borrower’s Inventory, together with a copy of the results thereof certified by the Domestic Borrowers, (b) any determination by the Borrowers that the aggregate Inventory levels of the Borrowers are not adequate to meet the sales projections of the Borrowers, and (c) any failure of any Credit Party to pay rent at any leased location where Inventory is located, which failure continues for more than ten (10) days following the day on which such payment rent is due and payable.  Promptly following the occurrence thereof, the Credit Parties shall deliver to the Administrative Agent, in form and scope acceptable to the Administrative Agent and with such supporting detail, documentation and information as the Administrative Agent shall  reasonably request regarding  (i) any changes to standard cost of any Eligible Wholesale Finished Goods Inventory, Eligible Wholesale RSA Finished Goods Inventory or Eligible Raw Materials Inventory, including without limitation, changes to better reflect the actual cost of such Inventory, (ii) any changes in the methodology for valuing Eligible Retail Inventory in the stock ledger.  For the avoidance of doubt, any changes to the calculations of such standard cost and/or methodology for valuing any such Eligible Inventory shall not take effect for the purposes of calculating the Cost of such Inventory until the Administrative Agent shall have received a “desktop” appraisal report from an Appraiser with respect to such Inventory in accordance with Section 6.16(c).

(h)         Notification of Additional Intellectual Property Rights.  Concurrently with the delivery of financial statements with respect to any Fiscal Quarter, the Credit Parties will notify the Administrative Agent in writing of any patents, patent applications, patent application disclosures filed with any patent office during such Fiscal Quarter, registered copyrights or mask works registered during such Fiscal Quarter, applications for registration of copyrights or mask works filed during such Fiscal Quarter and trademark and service mark registrations during such Fiscal Quarter, and trademark and service mark registration applications filed during such Fiscal Quarter, all of the foregoing whether a foreign or United States right, to the extent not listed on the Perfection Certificate most recently delivered to the Administrative Agent in accordance with this Agreement; provided that so long as the Brand Value shall be greater than $0 in accordance with the terms hereof, each reference to Fiscal Quarter in this clause (h) shall be deemed to refer to Fiscal Month.

(i)           Environmental Events.  The Credit Parties will promptly give notice to the Administrative Agent and each Lender (a) of any violation of any Environmental Law that any Credit Party reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon any member of Senior Management of any Credit Party becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential Environmental Liability, of any Governmental Authority that, in the case of clauses (a) or (b) above, would reasonably be expected to result in a Material Adverse Effect.

(j)          Prepayment Events.  Promptly following the occurrence of any event for which the Borrowers are required to make a prepayment under Sections 2.04(c) through (f), together with all supporting information reasonably requested by the Administrative Agent.

(k)         Change in CEO or CFO.  The Credit Parties shall provide to the Administrative Agent prompt written notice of any change in any Credit Party’s chief executive officer or chief financial officer.

(l)          Labor Relations.  The Credit Parties shall provide to the Administrative Agent prompt written notice of any collective bargaining agreement or other labor contract to which a Credit Party becomes a party, or the application for the certification of a collective bargaining agent.

(m)         Fundamental Changes.  The Credit Parties shall provide to the Administrative Agent promptly written notice of the occurrence of any event described in Section 7.05(a) and Section 7.05(b)(vii).

Delivery by the Credit Parties to the Administrative Agent of any and all notices required to be delivered to the Lenders as herein required shall be deemed made upon receipt of such notices by the Administrative Agent.

6.06      Legal Existence; Maintenance of Properties.

(a)         Except as permitted by Section 7.05, each Credit Party will do all things necessary to (i) maintain in full force and effect its legal existence and good standing under the laws of its jurisdiction of organization or incorporation, (ii) maintain its qualification to do business in each state or other jurisdiction in which the failure to do so would result in a Material Adverse Effect, and (iii) maintain all of its rights and franchises, except where the failure to maintain such right or franchise would not result in a Material Adverse Effect.

(b)         Each Credit Party (i) will cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, subject to ordinary wear and tear and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. (ii) will cause to be made all necessary repairs, renewals and replacement thereof, all as in the judgment of the Credit Parties may be necessary so that the business carried on in connection therewith may be properly conducted at all times, and (iii) will continue to engage in the material lines of businesses conducted by them on the Closing Date; provided that nothing in this Section 6.06(b) shall prevent any Credit Party from discontinuing the operation and maintenance of any of its properties if such discontinuance is permitted by Section 7.05(b).

6.07      Insurance.  Each Credit Party will maintain with financially sound and reputable insurers (i) insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Documents and (ii) Trade Credit Insurance with respect to its Eligible Wholesale Foreign Receivables; provided that clause (ii) of the foregoing shall only be applicable to the extent Eligible Wholesale Foreign Receivables or Eligible Wholesale Receivables of the type described in clause (d) of the definition thereof are then included in the calculation of the Borrowing Base.  Such policies of insurance referred to in clause (i) of the foregoing shall name the Administrative Agent as an additional insured or lender’s loss payee, as applicable and provide for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance (and in the case of non-payment of premium, 10 days’ prior notice) to the extent commercially available.

6.08      Taxes.  Each Credit Party will (a) duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all federal, material state and other material Taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all materials claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such Taxes, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall be contested in good faith by appropriate proceedings and such Credit Party shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto; and provided further that the Credit Parties will pay all such Taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose or otherwise enforce any Lien that may have attached as security therefor, (b) will withhold from each payment to be made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is a resident, the amount of all material taxes and all other deductions or witholdings required to be withheld therefrom and pay the same to the proper taxing authority within the time required under any applicable law and (c) collect from all Persons the amount of all material taxes required by applicable Law to be collected from them and remit the same to the proper taxing authority within the time required under any applicable law.  Each Credit Party shall file or cause to be filed all federal, material state and all material provincial, local and foreign income tax incomes, and all other material tax returns, reports, and declarations required by any jurisdiction to which it is subject as required by applicable Law.

6.09      Compliance with Laws, Contracts, Licenses, Permits; Leaseholds and Payment of Obligations Generally.

(a)         Compliance with Laws, Contracts, Licenses and Permits.  Each of the Credit Parties will comply with (i) the applicable Laws wherever its business is conducted, including, without limitation all Environmental Laws, (ii) the provisions of its Governing Documents, (iii) all agreements and instruments by which it or any of its properties may be bound, and (iv) all applicable decrees, orders, and judgments, provided, that in each case, such compliance shall be required by this Agreement only where noncompliance with this Section 6.09(a)(i)-(iv) would result in a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any Governmental Authority or any central bank or other fiscal or monetary authority shall become necessary or required in order that any Credit Party may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Credit Party is a party, each Credit Party will promptly take or cause to be taken all reasonable steps within the power of such Credit Party to obtain such authorization, consent, approval, permit or license, and upon request of the Administrative Agent, to furnish the Administrative Agent and the Lenders with evidence thereof.

(b)         Compliance with Terms of Leaseholds.  Each Credit Party will make all payments and otherwise perform all material obligations in respect of all leases and licenses of real property (including, without limitation, with respect to any concession units) to which such Credit Party is a party within any grace period provided therefor under such lease, notify the Administrative Agent of any default by any party with respect to such leases or licenses and cooperate with the Administrative Agent in all respects to cure any such default by a Credit Party, and cause each of its Subsidiaries to do so, except, (a) to the extent such obligations shall be contested in good faith by appropriate proceedings and for which the Credit Parties have set aside on their books reasonably adequate provisions therefor in accordance with GAAP and (b) the failure to make payments in respect of leases for no more than five (5) retail stores of the Credit Parties at any time.

(c)         Payment of Obligations Generally.  Pay and discharge as the same shall become due and payable, all its other obligations and liabilities (except to the extent prohibited by Article VII), including all lawful claims which, if unpaid, would by law become a Lien that is not a Permitted Lien upon its property or otherwise would reasonably be expected to result in a Material Adverse Effect.

6.10      Physical Inventories.  The Credit Parties, at their own expense, shall cause not less than (a) one (1) physical inventory for each warehouse location of the Credit Parties to be conducted in connection with each Fiscal Year-end of the Credit Parties, (b) one other (1) physical inventory for each warehouse location of the Credit Parties to be conducted at another time during each such Fiscal Year of the Credit Parties, and (c) one (1) physical inventory for each retail store location of the Credit Parties to be conducted in connection with each Fiscal Year-end of the Credit Parties, in each case, conducted by the Credit Parties and in the case of such Fiscal-Year-end physical inventories of warehouse locations and retail stores, accompanied by their independent certified public accountants reasonably satisfactory to the Administrative Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Administrative Agent. The Administrative Agent and the Lenders and/or their agents or representatives, at the expense of the Credit Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Credit Party.  The Credit Parties, within ten (10) Business Days following the completion of such inventory, shall provide the Administrative Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Credit Party) and shall post such results to the Credit Parties’ stock ledgers and general ledgers, as applicable.  The Administrative Agent, in its Permitted Discretion, if any Event of Default exists and is continuing, may cause such inventories to be taken as the Administrative Agent determines (each, at the expense of the Credit Parties).

6.11      Use of Proceeds.  The proceeds of the Loans and Letters of Credit shall be used solely for (i) the issuance of standby and commercial letters of credit, (ii) for working capital and general corporate purposes subject to the restrictions set forth in this Agreement, (iii) the payment of fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents and (iv) to refinance the loans under the Prior Credit Agreement on the Closing Date.

6.12      Covenant to Guarantee Obligations and Give Security.

(a)         Upon the formation or acquisition of any new direct or indirect Subsidiary after the Closing Date (other than any Foreign Subsidiaries (other than the AA UK Subsidiaries or any of their respective Subsidiaries)) by any Credit Party, then the Credit Parties shall, at the Credit Parties’ expense:

(i)         within ten (10) days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so and is not an Excluded Subsidiary), to duly execute and deliver to the Administrative Agent a Guarantee guaranteeing the other Credit Parties’ obligations under the Loan Documents,

(ii)        within ten (10) days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent,

(iii)       within fifteen (15) days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent Security Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all certificates representing the Capital Stock in and of such Subsidiary), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv)      within fifteen (15) days (or forty-five (45) days with respect to fee owned real property required to be subject to a Mortgage unless substantially all of such property is subject to a Lien permitted by Section 7.03(a)(viii)) after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents or such other actions as are necessary or desirable under any applicable Law) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Security Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v)       within fifteen (15) days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi)      as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of fee owned real property having a fair market value greater than $1,000,000 (unless substantially all of such property is subject to a Lien permitted by Section 7.03(a)(viii)) owned or held by the entity that is the subject of such formation or acquisition and that is to be subject to a Mortgage as provided in this Section 6.12, title reports, surveys and to the extent in the Credit Party’s possession or to the extent required by applicable Law, engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b)         Upon the acquisition of any property by any Credit Party following the Closing Date, if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest (subject in priority only to Permitted Senior Liens) in favor of the Administrative Agent for the benefit of the Secured Parties (unless such property is specifically excluded as Collateral by the terms of the Security Documents or is subject to a Lien permitted by Section 7.03(a)(viii)), then the Credit Parties shall, at the Credit Parties’ expense:

(i)         within ten (10) days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,

(ii)        within fifteen (15) days after such acquisition, cause the applicable Credit Party to duly execute and deliver to the Administrative Agent Security Documents (to the extent not already delivered), as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Credit Party under the Loan Documents and constituting Liens on all such properties,

(iii)       within fifteen (15) days (or forty-five (45) days with respect to fee owned real property required to be subject to a Mortgage) after such acquisition, cause the applicable Credit Party to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents or such action necessary or desirable under applicable Law) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iv)      within fifteen (15) days (or forty-five (45) days with respect to fee owned real property required to be subject to a Mortgage unless substantially all of such property is subject to a Lien permitted by Section 7.03(a)(viii)) after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v)         as promptly as practicable after any acquisition of fee owned real property having a fair market value greater than $1,000,000 (unless substantially all of such property is subject to a Lien permitted by Section 7.03(a)(viii), deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property that is to be subject to a Mortgage as provided in this Section 6.12, flood zone determination forms, flood insurance certificates, to the extent applicable, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

; provided that notwithstanding anything contained in this Section 6.12(b), no more than 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of any Excluded Subsidiary formed or acquired by any Credit Party shall be required to be subject to the security interest of the Administrative Agent.

(c)         At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such Security Documents.

6.13      Intentionally Omitted.

6.14      Intentionally Omitted.

6.15      Further Assurances.  Each Credit Party will cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

6.16      Inspections; Collateral Reports; Appraisals, etc.

(a)         General.  Each Credit Party shall permit the Lenders and the Administrative Agent, at the Credit Parties’ expense, to visit and inspect any of the properties of any Credit Party accompanied by a representative of the Credit Party to the extent such representative does not interfere with such inspection, to examine the books of account of such Credit Party (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of such Credit Party with, and to be advised as to the same by, its and their officers, in each case, except when an Event of Default shall have occurred and be continuing, at such reasonable times and intervals and with reasonable prior notice as the Administrative Agent or any Lender may reasonably request; provided that, excluding any such visits and inspections during the continuation of an Event of Default, no Lender shall be able to exercise rights under this Section 6.16(a) unless accompanied by the Administrative Agent.

(b)         Collateral Reports.  From time to time upon the request of the Administrative Agent or the Required Lenders, at the Credit Parties’ expense, the Credit Parties will obtain and deliver to the Administrative Agent and Lenders, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, a report of an independent collateral auditor reasonably satisfactory to the Administrative Agent and the Lenders (which may be affiliated with one of the Lenders) with respect to the Collateral, which report shall indicate whether or not the information set forth in the Borrowing Base Certificates delivered to the Administrative Agent and Lenders are accurate and complete in all material respects based upon a review by such auditors of the Receivables (including verification with respect to the ownership of such Receivables, amount, aging, identity and credit of the respective account debtors and the billing practices of the applicable Credit Parties) and Inventory (including verification as to the value, location and respective types) and other Collateral; provided that the Credit Parties shall be required to incur the costs and expenses of no more than four (4) such collateral value reports in any Fiscal Year, unless an Event of Default has occurred and is continuing, then there shall be no limit on the number of collateral value reports made at the expense of the Credit Parties. It is understood and agreed that the Administrative Agent shall request at least four (4) such collateral value reports in each Fiscal Year.

(c)         Appraisals.  From time to time upon the request of the Administrative Agent or the Required Lenders, at the Credit Parties’ expense, the Credit Parties shall permit and shall enable the Administrative Agent to obtain appraisal reports for delivery to the Administrative Agent and the Lenders (including (i) field appraisal reports and (ii) updated so called “desktop” appraisal reports), in each case, in its Permitted Discretion from Appraisers, including, without limitation of scope, among other things, the then current fair market, Net Orderly Liquidation Value and forced liquidation values of all or any portion of the Inventory or other Collateral owned by the Credit Parties and describing changes to cost calculation methodology; provided that (x) the Credit Parties shall not be required to incur the costs and expenses of more than four (4) appraisals  of any type (field, “desktop” or otherwise) plus four (4) “desktop” appraisals in any Fiscal Year, unless an Event of Default has occurred and is continuing, in which case, there shall be no limit on the number of appraisals of any type made at the expense of the Credit Parties.  It is understood and agreed that the Administrative Agent shall request at least four (4) field appraisal reports in each Fiscal Year.  Each Credit Party acknowledges and agrees that any Appraiser may be an Affiliate of a (i) the Administrative Agent, (ii) any Lender, (iii) any Participant or (iv) any SPC, assignee or other participant permitted under Section 10.06.

(d)         Communications with Accountants.  Each Credit Party authorizes the Administrative Agent and the Lenders to communicate directly with such Credit Party’s independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of such Credit Party (provided that the Credit Parties shall have the opportunity to participate in any such communication).  At the request of the Administrative Agent or any Lender, each Credit Party shall deliver a letter addressed to such accountants authorizing them to communicate directly with the Administrative Agent and the Lenders in accordance with the foregoing.

6.17      Bank Accounts.

(a)         General.  The Credit Parties (other than the AA UK Subsidiaries) shall (i)  (a) instruct all commercial account debtors (other than account debtors with respect to Credit Card Receivables and Eligible Wholesale Receivables) of the Credit Parties (other than the AA UK Subsidiaries), pursuant to notices of assignment and instruction letters, in each case, in form and substance reasonably satisfactory to the Administrative Agent to remit all cash proceeds of Receivables, checks and other items of payment directly to, and (b) cause, on each Business Day, all cash and checks collected from the Credit Parties’ (other than the AA UK Subsidiaries) retail store locations to be deposited directly to, (x) local depository accounts (“Local Accounts”), (y) concentration depository accounts and/or lockbox accounts (collectively, “Concentration Accounts”) with financial institutions which have entered into Agency Account Agreements in form and substance reasonably satisfactory to the Administrative Agent, or (z) an account designated by, in the name of and in the control of, the Administrative Agent (the “Collection Account”) which proceeds therein shall be applied to the payment of the Obligations in accordance with Sections 2.07(c) and (ii) at all times ensure that all other cash, cash proceeds, checks and other items of payment of the Credit Parties (other than the AA UK Subsidiaries) not contained in Excluded Accounts of the types described in clauses (a), (b) and (d) of the definition thereof (including (A) proceeds of any Collateral or any Net Cash Proceeds in connection with events or transactions described in Sections 2.05(b) through (f), (B) all collections of the Credit Parties (other than the AA UK Subsidiaries) received from credit card issuers or credit card processors (pursuant to Credit Card Agreements) and (C) all collections from account debtors in respect of Eligible Wholesale Receivables) be immediately deposited directly into a Concentration Account or the Collection Account.  Each depository institution with a Local Account (other than Local Accounts that are Excluded Accounts of the type described in clause (d) thereof) shall be required to cause all funds held in each such Local Account to be transferred no less frequently than once each Business Day to, and only to, an Concentration Account or the Collection Account.  Each depository institution with a Concentration Account subject to an Agency Account Agreement shall be required to cause all funds held in each such Concentration Account to be transferred no less frequently than once each day to, and only to, the Collection Account.

(b)         Other Accounts.  The Credit Parties shall cause all deposit accounts, all securities accounts and all commodities accounts (other than Excluded Accounts) of the Credit Parties (other than the AA UK Subsidiaries) to be subject to Agency Account Agreements.

6.18      Lien Waivers.  Each Credit Party shall use commercially reasonable efforts to obtain a Lien Waiver from each (a) mortgagee or beneficiary under a mortgage or deed of trust with respect to all real property owned by such Credit Party, (b) each lessor of leased property leased by such Credit Party with respect to each retail store location located in Delaware, the District of Columbia, Iowa, Pennsylvania, Washington West Virginia, or Virginia or such other jurisdictions as Agent may determine in its Permitted Discretion, and (c) each warehouseman, processor, shipper, repairman mechanic, bailee or other similar Person in possession of any other Collateral, which agreement shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that in the event a Credit Party is unsuccessful in obtaining such Lien Waivers, the Administrative Agent may, without limiting the generality of its discretionary rights with respect to Reserves, impose Reserves with respect to such location or with respect to any Collateral held by any such Person.  To the extent any Credit Party (other than any AA UK Subsidiary) enters into a lease following the Closing Date for a location that is a chief executive office, distribution center, warehouse, shipping center, plant, factory or similar location, such Credit Party shall, prior to the entry into such lease, obtain a Lien Waiver from each lessor of leased property with respect thereto.

6.19      Advisors.  The Borrowers shall continue to retain FTI Consulting, Inc. as a financial advisor or such other financial advisor acceptable to the Required Lenders until the later of (a) six (6) full Fiscal Months following the Closing Date and (b) such time as the Fixed Charge Coverage Ratio, determined as of the end of each Fiscal Month for six (6) consecutive Fiscal Months, is greater than or equal to 2.00 to 1.00. Such financial advisor shall advise the Borrowers and shall be responsible for such matters are reasonably requested by the Administrative Agent, including, without limitation, preparation of the Borrowing Base Certificates from time to time delivered to the Administrative Agent and other reporting matters described in Section 6.04.

6.20      Post Closing Obligations.  Each Credit Party agrees to comply with each of the covenants contained in Schedule 6.20 on or before the time periods prescribed therein.

ARTICLE VII
NEGATIVE COVENANTS

Each Credit Party signatory hereto covenants and agrees for itself and on behalf of its Subsidiaries that, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation remains outstanding or the Administrative Agent has any obligation to cause the L/C Issuer to issue, extend or renew any Letter of Credit:

7.01      Investments.  None of the Credit Parties nor any of its Subsidiaries will make any Investment in any Person, except for Investments which consist of:

(a)         Investments comprised of notes payable, or stock or other securities issued by account debtors to such Domestic Credit Parties (or their Subsidiaries) pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business or following delinquency or financial distress of such account debtor;

(b)         Capital Stock (i) issued and outstanding on the Closing Date in its Subsidiaries in existence on the Closing Date, (ii) issued following the Closing Date by a Domestic Credit Party to another Domestic Credit Party, (iii) issued following the Closing Date by a Subsidiary that is not a Credit Party in favor of a Domestic Credit Party, (iv) issued following the Closing Date by a Subsidiary that is not (and that is not required to be) a Credit Party in favor of another Subsidiary that is not (and this is not required to be) a Credit Party or (v) issued to a Domestic Credit Party following the Closing Date by another Person that will become a Domestic Credit Party promptly following such issuance or capital contribution between such Persons;

(c)         Investments consisting of capital contributions by (i) a Domestic Credit Party to another Domestic Credit Party or (ii) a Subsidiary that is not a Credit Party in favor of another Subsidiary that is not a Credit Party;

(d)         Investments consisting of (i) intercompany loans by and among the Domestic Credit Parties so long as the Administrative Agent has a first priority, perfected Lien in such intercompany loans and has received the Intercompany Note evidencing such intercompany loans, together with transfer powers executed in blank in connection therewith and (ii) intercompany loans made by any Subsidiary to any Credit Party on terms and conditions acceptable to the Administrative Agent, including the Administrative Agent’s receipt of a Subordination Agreement;

(e)         Investments by a Subsidiary that is not a Credit Party in another Subsidiary that is  also not a Credit Party;

(f)          Investments consisting of any Credit Party or any Subsidiary Guaranteeing (i) the Obligations of the Credit Parties and (ii) any obligations or other Indebtedness if such Credit Party or such Subsidiary would be permitted to directly incur such Indebtedness under Section 7.02 or if such obligations would be permitted to be incurred under this Agreement;

(g)         Investments in cash or Cash Equivalents;

(h)         Investments consisting of loans to its respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes up to a maximum of $50,000 per employee at any one time outstanding and $500,000 in the aggregate at any one time outstanding;

(i)          Investments existing as of the Closing Date and set forth on Schedule 7.01;

(j)          Investments in Foreign Subsidiaries (other than the AA Canadian Subsidiaries) after the Closing Date in an aggregate amount outstanding at any time not to exceed $5,000,000;

(k)         Investments by the Credit Parties in their Foreign Subsidiaries consisting of extensions of credit in the nature of intercompany accounts receivables; provided that the aggregate book value of all outstanding accounts receivable of all Subsidiaries that are not Domestic Credit Parties owing to any Credit Party, whether or not arising out of the sale of Inventory, shall not exceed $45,000,000 at any time.

(l)          advances of payroll payments to employees in the ordinary course of business consistent with past practices in an amount not to exceed payments for one (1) payroll period for any employee;

(m)         Investments held solely by Foreign Subsidiaries denominated in any foreign currency that is the local foreign currency of such Foreign Subsidiary customarily used by similar foreign companies for cash management purposes in any jurisdiction outside the United States to the extent reasonably required or desirable in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction;

(n)         other Investments in an aggregate outstanding amount not exceeding $500,000; and

(o)         Investments consisting of any Credit Party Guaranteeing, pursuant to the Second Lien Documents, Second Lien Debt incurred by another Credit Party to the extent such incurrence is permitted by Section 7.02(c).

7.02      Restrictions on Indebtedness.  None of the Credit Parties nor any of its Subsidiaries will incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)         Indebtedness secured by purchase money security interests and Capitalized Leases permitted by Section 7.03(a)(viii) and any refinancing thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof (except by an amount not in excess of accrued and unpaid interest and premiums owing thereon and fees and expenses incurred in connection with such refinancing), changing the amortization thereof (other than to extend the same), accelerating the maturity date thereof or decreasing the weighted average life thereof;

(b)         Indebtedness of the Credit Parties consisting of the Obligations under the Loan Documents;

(c)         Second Lien Debt in an aggregate principal amount not to exceed the aggregate principal amount outstanding on the Closing Date (plus interest paid in kind or capitalized, Warrant PIK Fees following the Closing Date in accordance with the terms of the Second Lien Documents and capitalized fees in an aggregate amount not to exceed the sum of (i) $150,000 on the Amendment No. 2 Effective Date in accordance with the terms of that certain [~~eighth amendment to the Second Lien~~] Eighth Amendment to Credit Agreement dated the Amendment No. 2 Effective Date among the Credit Parties party thereto, the Second Lien Lenders and the Second Lien Agent and (ii) $150,000 on the Amendment No. 5 Effective Date in accordance with the terms of that certain Eleventh Amendment to Credit Agreement dated the Amendment No. 5 Effective Date among the Credit Parties party thereto, the Second Lien Lenders and the Second Lien Agent) and in the case of and to the extent not duplicative of the foregoing, Second Lien Debt incurred pursuant to a Permitted Refinancing, such additional amounts as may be permitted pursuant to the definition of Permitted Refinancing;

(d)         Indebtedness of the AA Canadian Subsidiaries under the Canadian Documents in an aggregate principal amount not to exceed Cdn. $11,000,000; provided that such Indebtedness is not secured by Liens except for Liens permitted by Section 7.03(vi);

(e)         Indebtedness of any Credit Party outstanding as of the Closing Date and reflected on Schedule 7.02 hereto and any refinancing thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof, changing the amortization thereof (other than to extend the same), decreasing the weighted average life thereof, accelerating the maturity date thereof or increasing the cash pay interest thereof;

(f)          Indebtedness in respect of Swap Contracts entered into not for speculative purposes specifically permitted under Section 7.09;

(g)         unsecured Subordinated Debt on terms and conditions acceptable to the Required Lenders in their sole discretion, provided that the maturity date of such Subordinated Debt shall be at least one hundred and eighty (180) days following the Maturity Date (after taking in account any extension thereof);

(h)         Indebtedness consisting of intercompany loans and advances permitted by Section 7.01;

(i)           Guarantees by (i) any Credit Party of Indebtedness of any Domestic Credit Party permitted by this Section 7.02, (ii) any Subsidiary that is not a Credit Party of any Indebtedness of any Credit Party permitted by this Section 7.02 and (iii) any Subsidiary that is not a Credit Party of any Indebtedness of any other Subsidiary that is also not a Credit Party permitted by this Section 7.02;

(j)           Indebtedness consisting of contingent liabilities under surety bonds and similar instruments incurred in the ordinary course of business;

(k)          Indebtedness in respect of netting services, automatic clearing house arrangements and similar arrangement in the ordinary course of business in each case in connection with deposit and securities account;

(l)          to the extent constituting Indebtedness, obligations in respect of agreements for the deferred payment of premiums or to finance the deferred payment of premiums owing by any Domestic Credit Party under any insurance policies entered into in the ordinary course of business that are either (i) unsecured or (ii) secured by a Lien permitted under Section 7.03(xv);

(m)         Guarantees by Holdings consisting of Liens permitted by Section 7.03(vi)(a)(y) and Section 7.03(vi)(b);

(n)         Attributable Indebtedness incurred following the Closing Date pursuant to sale-leaseback transactions permitted by Section 7.06.

(o)         other unsecured Indebtedness in an aggregate principal amount not to exceed $~~[250,000]~~ 3,000,000 at any time outstanding.

7.03      Restrictions on Liens.

(a)         Permitted Liens.  None of the Credit Parties nor any of its Subsidiaries will create or incur or suffer to be created or incurred or to exist any Lien upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom other than:

(i)         Liens of landlords, carriers, warehousemen, mechanics and materialmen and other like Liens created in the ordinary course of business, for amounts not yet due or which are being contested in good faith by appropriate proceedings and as to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(ii)        pledges or deposits made in connection with worker’s compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits, and good faith deposits in connection with tenders, contracts, bids, statutory obligations or leases to which it is a party or deposits to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds, letters of credit and other similar obligations or arising as a result of progress payments under government contracts or contracts with public utilities, in each case, in the ordinary course of business;

(iii)       such minor defects, irregularities, encumbrances, easements, rights of way, and clouds on title as normally exist with respect to similar properties which do not materially interfere with the present or proposed use of the applicable real property;

(iv)      Liens in favor of the Administrative Agent and the other Secured Parties securing the Obligations, including Liens on Cash Collateral;

(v)       Liens granted to the Second Lien Agent under the Second Lien Documents to secure the obligations arising under the Second Lien Documents and subject to the Second Lien Intercreditor Agreement;

(vi)      (a) Liens granted by (x) the AA Canadian Subsidiaries solely on the assets of the AA Canadian Subsidiaries in favor of the secured party under the Canadian Documents securing the Indebtedness under the Canadian Documents and (y) Holdings solely on the Capital Stock of the AA Canadian Subsidiaries to secure the Indebtedness under the Canadian Documents, in each case, subject to the Canadian Intercreditor Agreement and (b) to the extent constituting Liens, those royalty-free non-exclusive licenses of certain trademarks of AA USA in favor of the lender under the Canadian Documents as evidenced under the Canadian Documents solely for the purposes of permitting such lender to exercise remedies with respect to the collateral of the AA Canadian Subsidiaries under the Canadian Documents;

(vii)     Liens in existence on the Closing Date and listed on Schedule 7.03; provided that (i) the Lien does not extend to any additional property (other than accessions to equipment and proceeds thereof) and (ii) to the extent such amount secured constitutes Indebtedness, such Indebtedness is permitted by Section 7.02(e);

(viii)    Liens created after the date hereof by conditional sale or other title retention agreements (including Capitalized Leases and pursuant to sale-leaseback transactions permitted by this Agreement) or in connection with purchase money Indebtedness with respect to equipment and fixed assets acquired by any Domestic Credit Party, involving the incurrence of an aggregate amount of purchase money Indebtedness and obligations with respect to conditional sale or title retention agreements of not more than $7,500,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within one hundred twenty (120) days following such purchase and does not exceed 100% of the purchase price of the subject assets);

(ix)       Liens securing judgments for the payment of money not constituting an Event of Default so long as the enforcement of such Lien has been effectively stayed and so long as such Lien is junior to the Lien in favor of the Administrative Agent granted under the Security Documents;

(x)        Liens in favor of a banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry to secure usual and customary fees, returned items and other like exposure with respect to such account relating to deposit or securities accounts maintained by Holdings or any of its Subsidiaries with such banking institution;

(xi)       Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods so long as such goods are not included in the calculation of the Borrowing Base;

(xii)      Liens for Taxes not yet due and payable or which are being contested in accordance with Section 6.08;

(xiii)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such goods are not included in the calculation of the Borrowing Base;

(xiv)     the Permitted Cash Collateral; and

(xv)         Liens on unearned insurance premiums securing the payment of financed insurance premiums so long as such financed amounts are promptly paid; provided that such Liens extend only to such insurance premiums or loss payment or similar payment from any insurance provider in an amount not in excess of any unpaid financed premiums.

(b)         Restrictions on Negative Pledges and Upstream Limitations.  No Credit Party shall nor shall any Subsidiary  (a) enter into or permit to exist any arrangement or agreement which directly or indirectly prohibits any Credit Party from creating, assuming or incurring any Lien upon its properties, revenues or assets whether now owned or hereafter acquired, as security for the Obligations, or from making Guarantees of the Obligations, or (b) enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents and the Second Lien Documents) restricting the ability of any Subsidiary of any Credit Party to pay or make dividends or distributions in cash or kind to any Credit Party, to make loans, advances or other payments of whatsoever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party in each case other than customary anti-assignment provisions contained in leases, licensing agreement and other agreements restricting the assignment thereof  entered into by any Credit Party or any Subsidiary in the ordinary course of its business; provided that Section 7.03(b) shall not apply with respect to (i) prohibitions and restrictions contained in this Agreement, the other Loan Documents and the Second Lien Documents, (ii) prohibitions and restrictions solely binding on the AA Canadian Subsidiaries pursuant to the Canadian Documents, (iii) the negative pledge prohibition under the Canadian Documents that restricts Holdings from granting a lien on the stock of the Canadian Subsidiaries (other than Liens in favor of the Administrative Agent and the Second Lien Agent in accordance with the Canadian Intercreditor Agreement) and (iv) Indebtedness permitted under Section 7.02(a) solely to the extent related to the property financed thereby or the property subject thereto.

7.04      Restricted Payments; Prepayments.

(a)         Restricted Payments.  No Credit Party nor any Subsidiary shall make any Restricted Payment, except (a) Restricted Payments to a Domestic Credit Party; (b) Restricted Payments solely in shares of common stock or warrants to purchase common stock so long as no Change of Control would result therefrom, (c) Restricted Payments in the form of splits of Capital Stock or reclassifications of Capital stock into additional shares of common stock, (d) Restricted Payments by a Subsidiary of a Credit Party that is not a Credit Party made ratably to the holders of its Capital Stock, (e) repurchases of Capital Stock in any Credit Party or any Subsidiary deemed to occur upon “cashless” exercise of stock options or warrants and (f) Restricted Payments made by Holdings to Lion Capital, LLP and its Affiliates as a result of the failure of Holdings to reduce the exercise price of warrants issued to such Persons as required pursuant to the Second Lien Credit Agreement or warrant agreements with such Persons to the extent that such Restricted Payments to such Persons are less than the amount concurrently or previously paid (and in any event, no more than three (3) Business Days as to any previous payment) or deemed paid by the holder of such warrants upon the exercise thereof whether such restricted payment is deemed paid in cash or in shares in the event of a cashless exercise of such warrant.

(b)         Payments.  No Credit Party nor any Subsidiary shall pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner any Indebtedness under any of the Second Lien Documents, the Canadian Documents or the Subordinated Debt Documents other than:

(i)         With respect to the Indebtedness under the Second Lien Documents, regularly scheduled payments of (x) principal on the scheduled maturity date thereof and (y) interest and fees when due; provided that Holdings shall not make any cash payments of interest prior to September 1, 2012 (other than in the case of a Permitted Refinancing that occurs prior to September 1, 2012, the payment in cash of accrued interest on the Second Lien Debt being Refinanced but excluding cash payments of interest prior to September 1, 2012 on any new Indebtedness constituting the Permitted Refinancing) and following September 1, 2012, the only mandatory cash payment of interest Holdings shall make shall consist of the Required Interest Payments (as defined in and pursuant to the Second Lien Intercreditor Agreement);

(ii)        With respect to any Subordinated Debt, those payments expressly permitted to be made under the Subordination Agreement applicable thereto; and

(iii)       With respect to the Indebtedness under the Canadian Documents, payments thereunder only to the extent made by the AA Canadian Subsidiaries and so long as no Loan proceeds or Collateral are used, directly or indirectly to make such payments.

7.05      Merger, Consolidation and Disposition of Assets.

(a)         Mergers and Acquisitions.  None of the Credit Parties nor any Subsidiary will become a party to any merger, dissolution, liquidation or consolidation, except for, so long as no Default or Event of Default is continuing or would result therefrom:

(i)         the merger or consolidation of one or more of the Domestic Subsidiaries of AA USA with and into a Domestic Credit Party (other than Holdings); provided that such Domestic Credit Party shall be the surviving entity);

(ii)        the merger or consolidation of any Subsidiary that is not a Credit Party with any other Subsidiary that is not a Credit Party; and

(iii)       subject to the UK Security Documents, following the transfer of all assets of an AA UK Subsidiary to another AA UK Subsidiary (to the extent permitted by Section 7.05(b)) in accordance with applicable law, the dissolution of the AA UK Subsidiary transferring such assets in accordance with applicable law.

(b)         Disposition of Assets.  No Credit Party nor any Subsidiary shall dissolve, liquidate or sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including any Capital Stock of any of its Subsidiary (whether in a public or a private offering or otherwise), any of its Receivables or any of its other Investments, other than:

(i)         the sale of Inventory in the ordinary course of business;

(ii)        dispositions of assets (a) among Domestic Credit Parties, (b) by Subsidiaries that are not Credit Parties to (x) Credit Parties and (y) other Subsidiaries that are not Credit Parties, (c) among Foreign Credit Parties or (d) by Foreign Credit Parties to Domestic Credit Parties;

(iii)       dispositions of obsolete or worn out equipment or fixtures no longer useful in the business, whether now owned or hereafter acquired, in the ordinary course of business;

(iv)      so long as no Default or Event of Default is continuing or would result therefrom, sales of equipment now owned or hereafter acquired by any Domestic Credit Party in an aggregate amount not to exceed $1,000,000;

(v)       sales of tangible assets pursuant to sale-leaseback transactions permitted under Section 7.06;

(vi)      non-exclusive licenses of intellectual property in the ordinary course of business (other than to the extent such licenses would restrict the ability of the Credit Party or the Administrative Agent to sell or license the subject intellectual property or impair the security interests granted to the Administrative Agent); provided that to the extent approved by the Administrative Agent in its Permitted Discretion (such approval not to be unreasonably withheld), such licenses are permitted to be exclusive to the extent such licenses relate to specific lines or products or specific geographic locations;

(vii)     (a) Permitted Specified Sales and the termination or assignments of leases or subleases for retail stores closed as a result of a Permitted Specified Sale and (b) the termination or assignments of leases or subleases for retail stores not in connection with a Permitted Specified Sale not to exceed ten (10) leases during the term of this Agreement so long as the disposal of Inventory at such retail stores is permitted by this Section 7.05(b);

(viii)     the abandonment or termination of intellectual property rights in the ordinary course of business which are not material to the operation of the business of the Credit Parties so long as the Brand Value has been reduced to $0 in accordance with the terms hereof at such time; and

(ix)       dispositions of cash and Cash Equivalents except with respect to transactions prohibited hereunder so long as such dispositions are not in violation of Section 6.17 or the Agency Account Agreements to which they are subject.

Notwithstanding anything to the contrary contained in this Section 7.05, (i) any disposition of Capital Stock or (ii) any merger, dissolution, liquidation or consolidation, in each case, among the Credit Parties and/or their Subsidiaries that would otherwise be permitted by this Section 7.05 shall be subject to the requirement that (a) the Credit Parties provide the Administrative Agent no less than thirty (30) days’ notice (or such earlier time acceptable to the Administrative Agent) prior to the consummation of any such disposition, merger, dissolution, liquidation or consolidation and (b) the Credit Parties shall have complied with Section 6.12 prior to the consummation thereof; provided further that the deadlines for the execution and delivery of Loan Documents, descriptions, legal opinions, resolutions, and all other instruments, certificates, documents,  agreements and deliverables referred to in Section 6.12 shall be deemed to refer to the date of such disposition, merger, dissolution, liquidation or consolidation, and all action required to be taken by the Credit Parties under Section 6.12 shall be required to be taken on or before the date of such disposition, merger, dissolution, liquidation or consolidation.

7.06      Sale and Leaseback.  No Credit Party nor any Subsidiary shall engage in any sale-leaseback or similar transaction or incur any Synthetic Lease Obligations involving any of its assets, except (i) sale-leaseback transactions consummated prior to the Closing Date and described on Schedule 7.06 or (ii) other sale-leaseback transactions consummated after the Closing Date with respect to property having a fair market value in the aggregate not to exceed $7,500,000 so long as, after giving effect to such transactions, such assets sold are not included in the calculation of the Borrowing Base and Overall Excess Availability is greater than $0 after giving effect thereto.

7.07      Accounting Changes; Change of Fiscal Year.  No Credit Party nor any Subsidiary will not make any change in (i) accounting policies or reporting practices, except as permitted by GAAP or (ii) their Fiscal Year (except to make the Fiscal Year of a Subsidiary end on December 31).

7.08      Transactions with Affiliates.  No Credit Party nor any Subsidiary will engage in any transaction with any Affiliate or its or any of its Affiliate’s employees, officers or directors, whether or not in the ordinary course of business, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business, provided that the foregoing restriction shall not apply to (i) transactions solely among the Domestic Credit Parties otherwise permitted hereunder and transactions solely among Foreign Credit Parties, (ii) transactions solely among Subsidiaries that are not Credit Parties otherwise permitted hereunder, (iii) any Restricted Payment permitted under Section 7.04, (iv) Investments permitted by Sections 7.01(b), (c), (d), (e), (f), (h), (i), (j) and (l), (v) Indebtedness permitted under Section 7.02(h), (i) and (m), (vi) employment, benefit, indemnification and severance arrangements between the Domestic Credit Parties, their Subsidiaries and their respective officers, directors and employees in the ordinary course of business and consistent with past practices, (vii) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto that is not materially adverse to any Lender or any Credit Party, (viii) any Domestic Credit Party’s transfer of Inventory that will not be included in the calculation of the Borrowing Base upon the transfer thereof to a Subsidiary of a Domestic Credit Party for a cash purchase price not less than such Domestic Credit Party’s cost of such Inventory; provided that if such purchase price is not paid at the time of such transfer, the aggregate book value of all outstanding accounts receivable of all Subsidiaries that are not Domestic Credit Parties owing to any Credit Party, whether or not arising out of the sale of Inventory, shall not exceed $45,000,000 at any time and (ix) transfers of Receivables from Foreign Credit Parties to Domestic Credit Parties.

7.09      No Speculative Transactions.  No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except in connection with Swap Contracts entered into solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars; provided that, such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

7.10      Change in Terms of Governing Documents; Material Agreements.  No Credit Party nor any Subsidiary shall change or amend, modify, supplement or waive the terms of any (a) of its Governing Documents, except amendments, modifications, supplements or waivers that do not adversely affect the rights or interests of the Administrative Agent or the Lenders, (b) Second Lien Documents, only to the extent permitted by the Second Lien Intercreditor Agreement or (c) any Subordinated Debt Document, only to the extent permitted by the Subordination Agreement applicable thereto.

7.11      Change in Nature of Business.  No Credit Party nor any Subsidiary shall engage in any line of business substantially different from those lines of business conducted by such Credit Party on the Closing Date other than lines of business reasonably related or ancillary to such lines of business conducted on the Closing Date.

7.12      Margin Regulations.  No Credit Party shall use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.13      Fixed Charge Coverage Ratio.  The Credit Parties shall not permit the Fixed Charge Coverage Ratio, determined as of the end of each Fiscal Month, to be less than 1.00 to 1.00 if a Covenant Applicability Period then exists; provided that any Event of Default occurring as a result of the failure to comply with the covenant contained in this Section 7.13 shall not be cured or waived as a result of the termination of any Covenant Applicability Period.

7.14      Maximum Capital Expenditures.  Holdings and its Subsidiaries shall not make (or become legally obligated to make during the term of this Agreement) any Capital Expenditures (excluding normal replacements and maintenance which are properly charged to current operations), except for Capital Expenditures in the ordinary course of business for Holdings and its Subsidiaries not exceeding (i) $[~~17,000,000~~] 18,000,000 in the aggregate during the Fiscal Year ending December 31, 2012 and (ii) $25,000,000 in the aggregate during any Fiscal Year thereafter.

7.15      Minimum Consolidated EBITDA.  The Credit Parties shall not permit the Consolidated EBITDA for any of the Reference Periods set forth below to be less than the amount set forth below opposite such period:

Reference Period Ending (inclusive of end dates)	Minimum Consolidated EBITDA
July 31, 2012	$24,769,000
August 30, 2012	$26,317,000
September 30, 2012	$30,219,000
October 31, 2012	$31,616,000
November 30, 2012	$34,762,000
December 31, 2012	$34,489,000
January 31, 2013	$32,000,000
February 28, 2013	$32,000,000
March 31, 2013	$32,500,000
April 30, 2013	$32,500,000
May 31, 2013	$32,500,000
June 30, 2013	$32,000,000
July 31, 2013	$32,000,000
August 31, 2013	$32,000,000
September 30, 2013	$35,000,000
October 31, 2013	$35,000,000
November 30, 2013	$35,000,000
December 31, 2013	$37,500,000

7.16      Sanctions.  Permit any Loan or the proceeds of any Loan, directly or indirectly, (i) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (iii) in any other manner that will result in any violation by any Person (including any Lender, Arranger, Administrative Agent, L/C Issuer or Swing Line Lender) of any Sanctions.

7.17      Minimum Overall Excess Availability.  Permit Overall Excess Availability to be less than (a) $5,000,000 at any time during the period from December 17, 2012 through and including January 7, [~~2013 and~~] 2013 , (b) $3,000,000 at any time during the period from January 8, 2013 through and including February 1, [~~2013.~~] 2013 and (c) $5,000,000 at any time during the period from December 16, 2013 through and including February 1, 2014.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01      Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)         Non-Payment.  Any Credit Party shall fail to pay (i) any principal of the Loans or any L/C Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or (ii) any interest on the Loans, the fees or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or

(b)         Specific Covenants.

(i)         Any Credit Party shall fail to comply with any of its covenants contained in Section 6.04(d) and (h), Sections 6.04(j)(iii) and (j)(iv), Section 6.05(a) through (g), (j), (k) and (m), Section 6.06(a), Section 6.07, Section 6.09(b), Section 6.10 (as such covenant applies to retail store locations of the Credit Parties), Section 6.11, Section 6.16, Section 6.17, Section 6.19 or Article 7; or

(ii)        Any Credit Party shall fail to comply with any of its covenants contained in Section 6.04(a), (b), (c), (e), (f), (g), (i), (j) (other than clauses (iii) and (iv) thereof), (k) and (l) and Section 6.05(h), (i) and (l) and such failure continues for two (2) Business Days;

(c)         Other Defaults.  Any Credit Party shall fail (or, to the extent applicable, fail to cause its Subsidiaries) to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 8.01) and such failure continues for thirty (30) days; or

(d)         Representations and Warranties.

(i)         Generally.  Any representation or warranty of any Credit Party in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect (but without any duplication of any materiality qualifications) upon the date when made or deemed to have been made or repeated; or

(ii)         Borrowing Base Certificates.  Without limiting the generality of the foregoing contained in clause (i) above, any information contained in any Borrowing Base Certificate is untrue, incorrect or misleading (other than (i) inadvertent errors not exceeding $100,000 in the aggregate so long as the Administrative Agent receives a corrected Borrowing Base Certificate no later than one (1) Business Day after the receipt of such Borrowing Base Certificates containing such errors or (ii) errors understating the Borrowing Base); or

(e)         Inability to Pay Debt; Insolvency Proceedings; Etc.  Any Credit Party or any of its Subsidiaries shall make a composition, compromise, arrangement or assignment for the benefit of creditors, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, receiver administrative receiver, compulsory manager or other similar officer of such Credit Party or such Subsidiary or of any substantial part of the assets of any Credit Party or such Subsidiary or shall commence any case or other proceeding relating to any Credit Party or such Subsidiary under any Debtor Relief Law, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application (including a bankruptcy application) shall be filed or any such case or other proceeding shall be commenced against any Credit Party or such Subsidiary and such Credit Party or such Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed or stayed within sixty (60) days following the filing thereof; a decree or order (including a bankruptcy order) is entered appointing any such trustee, custodian, liquidator, receiver, compulsory or other similar officer or adjudicating any Credit Party or any Subsidiary bankrupt or insolvent, or approving a petition or a bankruptcy application in any such case or other proceeding, or a decree or order (including a bankruptcy order) for relief is entered in respect of any Credit Party or any Subsidiary in an involuntary case under federal bankruptcy laws or applicable bankruptcy laws in any jurisdiction as now or hereafter constituted; a moratorium is declared in respect of any indebtedness of any Credit Party or any of its Subsidiaries (and if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium); or

(f)         Judgments.  There shall remain in force for more than thirty (30) days, whether or not consecutive, any final judgment against any Credit Party (considered collectively) that exceeds in the aggregate $1,000,000 which are not covered by insurance policies unless such judgment has been discharged, satisfied, bonded or stayed pending appeal; or

(g)         ERISA Event.  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Credit Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the $1,000,000, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the $1,000,000; or

(h)         Indebtedness.  Any Credit Party shall fail to pay at maturity, or within any applicable period of grace, any obligation for Indebtedness in excess of $1,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness in excess of $1,000,000 for such period of time as would permit (assuming the lapse of time and/or giving of appropriate notice if required and assuming such breach has not been cured within the applicable grace period thereunder) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; or

(i)           Invalidity of Loan Documents; Etc.  If any of the Loan Documents shall be cancelled, terminated, revoked, rescinded or otherwise ceases to be in full force and effect other than in accordance with their terms; or the Administrative Agent’s security interests, mortgages or Liens in all or a material portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, the Second Lien Intercreditor Agreement and the Canadian Intercreditor Agreement, in each case otherwise than in accordance with the terms thereof or with a consent or approval obtained in accordance with Section 10.01; or any action at law, suit or in equity or other legal proceeding to cancel, revoke, rescind or declare void any of the Loan Documents shall be commenced by or on behalf of any Credit Party, any Subsidiary or any of their respective equity holders; or any court or any other Governmental Authority shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(j)           Change of Control.  A Change of Control shall occur; or

(k)          Loss of Collateral; Labor Matters; Force Majeure; Etc.  There shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, expropriation, act of God or public enemy, or other casualty, which in any such case causes the cessation or substantial curtailment of revenue producing activities at any facility of any Credit Party if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or

(l)           Conduct of Business.  Any Credit Party shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any part of their business unless such order would not have a Material Adverse Effect; or there shall otherwise be, except to the extent permitted by Section 7.05(b), a suspension of the conduct of any material portion of the Credit Parties business, taken as a whole in the ordinary course, a liquidation of any material portion of the Credit Parties’ assets or store locations, a retention of an agent or other third party to conduct any store closings, store liquidations or “Going-Out-Of Business” sales with respect to any material portion of the Credit Parties’ assets or store locations (or any Credit Party shall take any action in furtherance of the foregoing, whether by vote of its board of directors (or equivalent governing body) or otherwise); or

(m)         Licenses, Permits, Etc.  There shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Credit Party if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or

(n)         Subordinated Debt.  (i) Any “event of default” under any Subordinated Debt Document shall occur, or (ii) the holders of all or any part of the Subordinated Debt shall accelerate the maturity of all or any part of the Subordinated Debt, or (iii) other than in accordance with the express terms of Section 7.04, the Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part or an offer to prepay, redeem or repurchase the Subordinated Debt in whole or in part shall be required to be made, or (iv) the Obligations shall cease for any reason to rank senior in right of payment to any Subordinated Debt; or

(o)         Second Lien Documents.  (i) Any “Event of Default” under any Second Lien Document shall occur or (ii) the holders of the Second Lien Debt shall accelerate the maturity of all or any part of the obligations under the Second Lien Documents or (iii) other than in accordance with the express terms of Section 7.04, an offer to prepay, redeem or repurchase all or any portion of the Second Lien Debt shall be required; or

(p)         Canadian Documents.  (i) Any “event of default” under any Canadian Document shall occur or (ii) the holders of the Indebtedness under the Canadian Documents shall accelerate the maturity of all or any part of the obligations under the Canadian Documents; or

(q)         Second Lien Intercreditor Agreement; Canadian Intercreditor Agreement Subordination Agreements.  The provisions in the Second Lien Intercreditor Agreement shall cease, in whole or in part, to be effective or cease to be legally valid, binding and enforceable against the Second Lien Agent, any Person party to any Second Lien Document or the Credit Parties identified therein.  The provisions in the Canadian Intercreditor Agreement shall cease, in whole or in part, to be effective or cease to be legally valid, binding and enforceable against any lender under the Canadian Documents, any Person party to any Canadian Document or the Credit Parties identified therein.  The provisions in any Subordination Agreement shall cease (except in accordance with the terms thereof), in whole or in part, to be effective or cease to be legally valid, binding and enforceable against the applicable subordinated parties or the Credit Parties identified therein; or

(r)          Indictment.  Any Credit Party, any of its Subsidiaries or any member of the Senior Management of any Credit Party or any of its Subsidiaries shall be indicted or convicted for a state or federal crime or any other criminal action having the force of law for a felony; or

(s)          Chief Financial Officer. The chief financial officer of the Credit Parties in existence on the Closing Date shall resign, be terminated or otherwise cease to be the chief financial officer of the Borrowers and a successor chief financial officer satisfactory to the Administrative Agent is not appointed within a reasonable period of time required by the Administrative Agent.

8.02      Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may, or at the request of the Required Lenders, shall take any or all of the following actions:

(a)         declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties;

(c)         require that the Credit Parties Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)         exercise on behalf of itself and the other Secured Parties all rights and remedies available to it and the other Secured Parties under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 8.01(e), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.  No termination of the commitments hereunder shall relieve any Credit Party of any of the Obligations.  No termination of the commitments hereunder shall relieve the Lenders of their obligation to fund their participations in the Letters of Credit as otherwise set out in this Agreement.

                 Without limiting the foregoing, with respect to the Minimum EBITDA Covenant Block, for the avoidance of doubt, the inclusion of the Minimum EBITDA Covenant Block in the calculation of the Borrowing Base upon a breach of Section 7.15 shall in no way be construed to limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document, including, without limitation, (a) with respect to any breach under Section 7.15, (b) with respect to the imposition of the Minimum EBITDA Covenant Block at a future date or (c) with respect to any other Default or Event of Default.

8.03      Application of Funds.  In the event that, following the occurrence and during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral, the Administrative Agent may apply (and shall apply at (a) the request of the Required Lenders or (b) following the exercise of remedies pursuant to Section 8.02, including without limitation, pursuant to the proviso thereof) such monies as follows (and each Lender shall comply with the instructions of the Administrative Agent in the case of any such monies received by any Lender):

(i)         First, to payment of outstanding Protective Advances funded by the Administrative Agent;

(ii)        Second, to payment of that portion of Obligations (excluding Bank Product Obligations) owing to the Administrative Agent constituting (a) indemnities and expenses due and payable under this Agreement and the other Loan Documents (including fees, charges and disbursements of counsel to the Administrative Agent) and (b) the fees due and payable under the Administrative Agent’s Fee Letter;

(iii)       Third, to payment of that portion of the Obligations (excluding Bank Product Obligations) constituting indemnities and expenses (including fees, charges and disbursements of counsel to the L/C Issuer and the Swing Line Lender and amounts payable under Article III) due and payable to the L/C Issuer and the Swing Line Lender in their respective capacities as such under this Agreement and the other Loan Documents, ratably among such Persons in proportion to the respective amounts described in this clause Third payable to them;

(iv)       Fourth, to payment of that portion of the Obligations (excluding Bank Product Obligations) constituting indemnities and expenses (including fees, charges and disbursements of counsel to Revolving Credit Lenders and Term Loan Lenders and amounts payable under Article III) due and payable to the Revolving Credit Lenders and Term Loan Lenders such under this Agreement and the other Loan Documents, ratably among such Persons in proportion to the respective amounts described in this clause Fourth payable to them;

(v)        Fifth, to payment of that portion of the Obligations (excluding Bank Product Obligations) constituting accrued and unpaid interest and fees due and payable to the L/C Issuer and the Swing Line Lender in their respective capacities as such under this Agreement and the other Loan Documents, ratably among such Persons in proportion to the respective amounts described in this clause Fifth payable to them;

(vi)       Sixth, to payment of that portion of the Obligations (other than Bank Product Obligations) constituting accrued and unpaid interest and fees (including Letter of Credit Fees and Unused Facility Fees but excluding the Early Termination Fee) due and payable to the Revolving Credit Lenders and the Term Loan Lenders under this Agreement and the other Loan Documents ratably among such Persons in proportion to the respective amounts described in this clause Sixth payable to them;

(vii)      Seventh, to payment of that portion of the Obligations constituting unpaid principal on the Swing Line Loan and unpaid L/C Borrowings, ratably among the holders thereof in proportion to the respective amounts described in this clause Seventh held by them;

(viii)     Eighth, to (i) the payment of that portion of the Obligations constituting unpaid principal of the Revolving  Credit Loans and the Term Loans ratably among the holders thereof in proportion to the respective amounts described in clause (i) of this clause Eighth, (ii) Cash Collateralize the L/C Obligations in an amount equal to 105% of the Outstanding Amount of the L/C Obligations, which monies at the Administrative Agent’s election, shall either (a) be applied to clause (ii) hereof prior to clause (i) hereof or (b) be applied ratably among the holders referred to in clauses (i) and clause (ii);

(ix)       Ninth, to the payment of all other Obligations (including, without limitation, the Early Termination Fee but excluding Bank Product Obligations) ratably among the holders thereof in proportion to the respective amounts described in this clause Ninth;

(x)        Tenth,  the payment of Bank Product Obligations offered to the Credit Parties due and payable to any Hedge Bank or any Cash Management Bank, ratably among such Persons in proportion to the respective amounts described in this clause Tenth held by them;

(xi)       Eleventh, the balance, if any, after all of the Obligations have been indefeasible paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  All payments applied to the Loans pursuant to this Section 8.03 shall be applied to the Loans owing to the Lenders in accordance with their respective Applicable Percentages.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01      Appointment and Authority.

(a)         Each of the Lenders and the L/C Issuer hereby irrevocably appoints Crystal to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions other than as provided in Section 9.10.

(b)         The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential holder of Bank Product Obligations) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03      Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law; and

(c)         shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith, or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable order.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by a Credit Party, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06      Resignation of Administrative Agent.

(a)         The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor as provided for above in this Section.  Upon the acceptance of a successor’s appointment hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent its sub agents and its respective Related Parties in respect of any actions taken or omitted to be taken by any of them prior to such resignation.

(b)         Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder,

(a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section), and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07      Non-Reliance.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08      No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Sole Lead Arranger, Sole Bookrunner or the Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09      Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10      Collateral and Guarantee Matters.  Each of the Lenders (including in its capacities as a potential holder of Bank Product Obligations) and the L/C Issuer irrevocably authorize the Administrative Agent to and upon the commercially reasonable request of the Borrower Representative (and at its sole cost and expense) with reasonable advance notice, the Administrative Agent hereby agrees,

(a)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim has then been asserted), and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder (other than sales among Credit Parties), or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)         to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(a) or on assets permitted to be sold pursuant to Section 7.05(b)(v);

(c)         to release any Guarantor from its obligations under the Security Documents and release any related Collateral if such Person ceases to be a Subsidiary as a result of a transaction permitted by Section 7.05; and

(d)         in connection with any replacement or refinancing of the Second Lien Debt pursuant to a Permitted Refinancing, enter into a Second Lien Intercreditor Agreement referred to in clause (ii) of the definition thereof;

(e)         in connection with any replacement or refinancing of the credit agreement referred to in clause (i) of the definition of Canadian Documents that is permitted by Section 7.02, enter into a Canadian Intercreditor Agreement referred to in clause (ii) of the definition thereof.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantees pursuant to this Section 9.10.

9.11      Bank Product Obligations.  No Lender nor any Affiliate of any Lender which holds any Bank Product Obligation that obtains the benefits of Section 8.03, the Guarantees or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Product Obligations and, in respect of Bank Product Obligations arising from Swap Contracts permitted under this Agreement, the Administrative Agent shall be entitled to assume no amounts are due or owing to any Lender or its Affiliates in respect of any Swap Contract permitted hereunder unless such Lender or Affiliate has provided written certification (setting forth a reasonably detailed calculation) to the Administrative Agent as to amounts that are due and owing to it and such written certification is received by the Administrative Agent a reasonable period of time prior to the making of any distribution in respect thereof.  The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any such Bank Product Obligations arising from any Swap Contract permitted hereunder, but may rely upon the written certification of the amount due and payable from the relevant Lender or Affiliate of a Lender.  In the absence of an updated certification, the Administrative Agent shall be entitled to assume that the amount due and payable to a Lender or its Affiliate on account of a Swap Contract is the amount last certified to the Administrative Agent by such Lender or its Affiliate as being due and payable (less any distributions made to such Lender or its Affiliate on account thereof).

9.12      Second Lien Intercreditor Agreement; Canadian Intercreditor Agreement.  Each Lender hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Second Intercreditor Agreement and the Canadian Intercreditor Agreement (b) authorizes and instructs the Administrative Agent to enter into the Second Lien Intercreditor Agreement as the “First Lien Administrative Agent” and the Canadian Intercreditor Agreement as the “ABL Administrative Agent” (in each case, as defined therein) and on behalf of such Lender.  The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Second Lien Intercreditor Agreement and the Canadian Intercreditor Agreement.

9.13      Parallel Debt.

(a)         For the purpose of taking and ensuring the continuing validity of certain of the security under the Security Documents, each of the Credit Parties hereby irrevocably and unconditionally agrees and covenants with the Administrative Agent by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) that each of them shall pay to the Administrative Agent an amount equal to, and in the currency of, any Obligations owing by such Credit Party to a Secured Party (any such Obligation a "Corresponding Obligation") when these amounts are due and payable (such abstract acknowledgement of debt, the "Parallel Debt").

(b)         Notwithstanding anything to the contrary in this Credit Agreement, the Administrative Agent shall have its own independent right to demand payment of the Parallel Debt from the Credit Parties.  Each Parallel Debt owed by a Credit Party shall be separate and independent. For the purpose of this Section 9.13, the Administrative Agent acts in its own name. The security granted under the Security Documents to the Administrative Agent to secure the Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of each Parallel Debt. The rights of the Secured Parties to receive payment of the Corresponding Obligations are several from the rights of the Administrative Agent to receive payment under the Parallel Debt provided that the payment by any Credit Party of its Corresponding Obligations to the Administrative Agent in accordance with this Section 9.13 shall be a good discharge of the relevant Parallel Debt. In the event of a good discharge of the Corresponding Obligations, the Administrative Agent shall no longer be entitled to demand payment under the Parallel Debt and such Parallel Debt shall cease to exist. Despite the foregoing, any payment under the Loan Documents shall be made to the Administrative Agent, unless expressly stated otherwise in the Security Documents or unless otherwise directed by the Administrative Agent. The Parallel Debt shall be due when the relevant Corresponding Obligation becomes due.

ARTICLE X
MISCELLANEOUS

10.01    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Credit Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)         extend, increase or decrease the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)         postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that for the avoidance of doubt, mandatory prepayments pursuant to Section 2.05 may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders;

(c)         reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d)         (i) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or the order of the application of payments thereunder, in each case, without the written consent of each Lender or (ii) change Section 2.05 in a manner that would alter the pro rata sharing of Revolving Credit Commitments reductions required thereby without the written consent of each Lender affected thereby;

(e)         change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f)         (i) release all or substantially all of the Collateral in any transaction or series of related transactions, (ii) release all or substantially all of the Guarantors party to the Guarantees, (iii) subordinate the Obligations hereunder to any other Indebtedness, (iii) except as provided by operation of applicable law, subordinate the Liens on all or substantially all of the Collateral granted in favor of the Administrative Agent for itself and the other Secured Parties under the Security Documents to any other Lien, in each case, without the written consent of each Lender; or

(g)         (i) increase the advance rates set forth in or otherwise amend the definition of “Borrowing Base” without the written consent of each Lender or (ii) make less restrictive the eligibility criteria contained in the definitions of “Eligible Credit Card Receivables”, “Eligible Inventory”, “Eligible Raw Materials Inventory”, “Eligible Retail Inventory”, “Eligible Wholesale Finished Goods Inventory”, “Eligible Wholesale RSA Finished Goods Inventory”, “Eligible Wholesale Receivables”, “Eligible Wholesale Foreign Receivables”, “Overadvance” or “Protective Advance” without the written consent of each Lender; (iii) amend the definition of “Availability Block” without the consent of each Lender; or (iv) amend Section 2.17 without the consent of each Lender in each case, in a manner which would result in a greater amount of credit being made available to the Borrowers (it being understood and agreed that the foregoing shall not limit, restrict or impair the rights of the Administrative Agent to impose or establish any and all Reserves, and thereafter to reduce or eliminate such Reserves or to determine the eligibility of Collateral for inclusion in the calculation of the Borrowing Base);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement;

(iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Administrative Agent’s Fee Letter and the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Lender that is a Credit Party, any Affiliate of any Credit Party or any Defaulting Lender (collectively, the “Disqualified Lenders”) shall have any right to exercise any voting, consent, elective or request right as a Lender, approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Disqualified Lenders), except that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Disqualified Lender and (y) any waiver, amendment or the modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Disqualified Lender more adversely than other affected Lenders shall require the consent of such Disqualified Lender.

10.02    Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to any Borrower, any other Credit Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)        if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications sent delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including through any Electronic Medium) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities Laws.

(d)           Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Request Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.

  (a)         Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger, the Documentation Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for such Persons, including, without limitation, local counsel to such Persons in any relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),

(ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger, the Documentation Agent, the Lenders and the L/C Issuer (including the fees, charges and disbursements of (x) one (1) special counsel of the Administrative Agent and the L/C Issuer taken as a whole plus one (1) local counsel in any relevant jurisdiction, (y) one (1) special counsel of the Documentation Agent plus one (1) local counsel in any relevant jurisdiction and (z) one (1) special counsel of the Lenders taken as a whole plus one (1) local counsel in any relevant jurisdiction) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

 (b)         Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, the Documentation Agent, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any other Credit Party, or any Environmental Liability related in any way to the Borrowers or any other Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Credit Parties against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such other Credit Parties has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)         Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (and any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (and any sub-agent thereof), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share of the Aggregate Commitments (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (and any sub-agent thereof) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (and any sub-agent thereof) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)         Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and the Borrowers hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, willful misconduct or material breach as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)         Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)         Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside.  To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a)         Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party (except to the extent permitted by Section 7.05(a) to the extent a transaction permitted thereby would constitute an assignment) may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)         Except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)        Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)       No consent shall be required for any assignment except to the extent required by subsection (b)(i) of this Section and, in addition:

(A)         the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)         the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)         the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed).

(iv)       The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 payable to the Administrative Agent; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        Except as agreed by the Required Lenders, no such assignment shall be made (a) to any Credit Party or any Affiliate or Subsidiary of any Credit Party, (b) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b), or (c) to a natural person; provided that (x) any assignments made to any Person described in clause (a) (which shall require the consent of the Required Lenders) shall be subject to the restrictions contained in the proviso to Section 10.01(g), (y) no such Person described in clause (a) shall have any right to attend (via teleconference or otherwise) any meeting or discussion (or any portion thereof) among the Administrative Agent or any Lender to which the Credit Parties are not entitled to be present and (z) no such Person described in clause (a) shall have any right to receive any information or material prepared by or for the Administrative Agent or any Lender which is not distributed by or to the Credit Parties.

(vi)       In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)      Notwithstanding anything to the contrary contained in this Section 10.06(b), each Term Lender shall at all times hold a portion of the Revolving Credit Facility with the same Applicable Percentage as it holds the Term Loan Facility and each Revolving Credit Lender shall at all times hold a portion of the Term Loan Facility with the same Applicable Percentage as it holds the Revolving  Credit Facility and, accordingly, no assignment shall be permitted under this Agreement that would permit an assignment inconsistent therewith.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)         Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrowers, any Lender and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or any Credit Party or any Affiliate or Subsidiary of any Credit Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)         Special Purpose Funding Vehicles.  Notwithstanding any provision to the contrary, any Lender (a “Granting Lender”) may assign to one or more special purpose funding vehicles (each, an “SPC”) all or any portion of its funded Loans (without, in the case of Revolving Credit Loans, the corresponding Revolving Credit Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Granting Lender and such SPC, and may grant any such SPC the option, in such SPC’s sole discretion, to provide the Borrowers all or any part of any Loans that such Lender would otherwise be obligated to make pursuant to this Agreement. Such SPCs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. The Granting Lender making such assignment shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPC). Notwithstanding such assignment, the Administrative Agent and Borrowers may deliver notices to the Granting Lender making such assignment (as agent for the SPC) and not separately to the SPC unless the Administrative Agent and Borrowers are requested in writing by the SPC (or its agent) to deliver such notices separately to it. The Borrowers shall, at the request of any such Granting Lender, execute and deliver to such Person as such Lender may designate, a Note in the amount of such Granting Lender's original Note to evidence the Loans of such Granting Lender and related SPC.

(h)         Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, (a) if at any time the Crystal assigns all of its Commitment and Loans pursuant to subsection (b) above, Crystal may, upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and (b) if at any time Crystal assigns all of its Commitment and Loans pursuant to subsection (b) above, upon thirty (30) days’ notice to the Borrowers, resign as Swing Line Lender.

In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder (with such Lender’s consent); provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Crystal as L/C Issuer or Crystal as Swing Line Lender, as the case may be.  If Crystal resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Crystal resigns as Swing Line Lender, it shall retain all rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Crystal to effectively assume the obligations of Crystal with respect to such Letters of Credit.

(i)          Assignment by Crystal Entities.  Notwithstanding anything in this Agreement or the other Loan Documents, (x) no Crystal Entity shall be required to comply with Section 10.06(b) in connection with any transaction involving any other Crystal Entity or any of its or their lenders or funding or financing sources, none of the foregoing shall be considered an assignee hereunder and Crystal shall have no obligation to disclose any such transaction to any Person, and (y) there shall be no limitation or restriction on (I) the ability of any Crystal Entity to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, or any Obligation to any other Crystal Entity or any lender or financing or funding source of a Crystal Entity or (II) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, or any Obligation; provided, however, that Crystal shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender.”

10.07    Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or

(ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any Credit Party relating to the Borrowers or any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Credit Party, provided that, in the case of information received from the Borrowers or any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Credit Party, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Notwithstanding anything to the contrary contained in this Section 10.07, each Credit Party consents to the publication by the Administrative Agent or the Documentation Agent of any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Medium) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark.  No party hereto shall or shall permit any of its Affiliates to, issue any press release or other public disclosure relating to the closing of the credit facilities provided for herein (other than any document required to be filed by the Credit Party with the SEC) using the name, logo or otherwise referring to Crystal, Salus Capital Partners, LLC or of any of their Affiliates or the Loan Documents to which Crystal, Salus Capital Partners, LLC or any of their affiliates are a party to without the prior written consent (including via e-mail) of such Person (not to be unreasonably withheld) except to the extent required to do so under applicable Requirements of Law and then, only after consulting with such Persons.

10.08    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of any Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower Representative and the Administrative Agent, promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13    Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then (x) the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent and (y) the Administrative Agent may upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)        the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)         in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)         such assignment does not conflict with applicable Laws; and

(e)         in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the Administrative Agent shall have consented to such assignment and the applicable assignee shall have consented to the applicable amendment, waiver or consent;

provided that the failure by any Lender to execute and deliver an Assignment and Assumption in connection with any of the foregoing assignments shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 10.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling any Borrower to require such assignment and delegation cease to apply.

10.14    Governing Law; Jurisdiction; Etc.

(a)         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401)).

(b)         SUBMISSION TO JURISDICTION.  EACH PARTY HERETO EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, THE OTHER CREDIT PARTIES SIGNATORY HERETO OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

        (c)        WAIVER OF VENUE. EACH PARTY HERETO EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)         Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. IN THE EVENT THAT NOTWITHSTANDING CLAUSES (B) AND (C) OF THIS SECTION 10.14, ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (E) HEREIN IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)         WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)         THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING:  (A) FORECLOSURE OR ANY SIMILAR REMEDY OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY,

(B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)       UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(b).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)         THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)        THE REFEREE SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH NEW YORK SUBSTANTIVE LAW.

THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)       THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

10.15    USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined), the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties and their Subsidiaries, which information includes the name and address of the Credit Parties and their Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties and their Subsidiaries in accordance with the Act.  The Credit Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

10.16    ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.17    No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand,

(B) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any Arranger or any Lender has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Credit Parties and their Affiliates, and none of the Administrative Agent, the Arranger nor any Lender have any obligation to disclose any of such interests to the Credit Parties or any of their Affiliates.  To the fullest extent permitted by law, the Credit Parties hereby waive and release any claims that they may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18    Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal lending procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

The Borrowers:

AMERICAN APPAREL (USA) LLC

By:
Name:
Title:

AMERICAN APPAREL RETAIL, INC.

By:
Name:
Title:

AMERICAN APPAREL DYEING & FINISHING, INC.

By:
Name:
Title:

KCL KNITTING, LLC

By:
Name:
Title:

AMERICAN APPAREL (CARNABY) LIMITED

By:
Name:
Title:

AMERICAN APPAREL (UK) LIMITED

By:
Name:
Title:

The Guarantors:

AMERICAN APPAREL, INC.

By:
Name:
Title:

FRESH AIR FREIGHT, INC.

By:
Name:
Title:

The Administrative Agent:

CRYSTAL FINANCIAL LLC, as Administrative Agent

By:
Name:
Title:

The L/C Issuer:

CRYSTAL FINANCIAL LLC, as L/C Issuer

By:
Name:
Title:

The Lenders:

CRYSTAL FINANCIAL LLC, as a Revolving Credit Lender, Swing Line Lender and a Term Loan Lender

By:
Name:
Title:

SALUS CAPITAL PARTNERS, LLC, as a Revolving Credit Lender and a Term Loan Lender

By:
Name:
Title:

Exhibit B